Exhibit 10.1

$300,000,000
FIVE-YEAR REVOLVING CREDIT AGREEMENT
among
RAYONIER INC.,
RAYONIER TRS HOLDINGS INC.,
RAYONIER OPERATING COMPANY LLC
and
RAYONIER FOREST RESOURCES, L.P.,
as Borrowers,
The Lenders from Time to Time Parties Hereto,
The Issuing Banks from Time to Time Parties Hereto,
CREDIT SUISSE AG,
as Administrative Agent,
CREDIT SUISSE SECURITIES (USA) LLC,
as Sole Bookrunner,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
and
J.P. MORGAN SECURITIES LLC,
as Co-Syndication Agents,

SUNTRUST ROBINSON HUMPHREY, INC.
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents,
and
CREDIT SUISSE SECURITIES (USA) LLC
and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Joint Lead Arrangers
Dated as of April 21, 2011

i

Article V COVENANTS OF THE BORROWERS		63

SECTION 5.01.	Affirmative Covenants	63
SECTION 5.02.	Rayonier's Additional Affirmative Covenants	69
SECTION 5.03.	Negative Covenants	69
SECTION 5.04.	Additional RFR's Negative Covenants	72
SECTION 5.05.	Financial Covenants	76

Article VI EVENTS OF DEFAULT		77

SECTION 6.01.	Events of Default	77

Article VII THE ADMINISTRATIVE AGENT		80

SECTION 7.01.	Appointment and Authority	80
SECTION 7.02.	Rights as a Lender	80
SECTION 7.03.	Exculpatory Provisions	80
SECTION 7.04.	Reliance by Administrative Agent	81
SECTION 7.05.	Delegation of Duties	85
SECTION 7.06.	Resignation of Administrative Agent	85
SECTION 7.07.	Non-Reliance on Administrative Agent and Other Lenders	83
SECTION 7.08.	No Other Duties, Etc.	83
SECTION 7.09.	Administrative Agent May File Proofs of Claim	83
SECTION 7.10.	Guarantee Matters	84

Article VIII MISCELLANEOUS		84

SECTION 8.01.	Amendments, Etc.	84
SECTION 8.02.	Notices; Effectiveness; Electronic Communication	85
SECTION 8.03.	No Waiver; Remedies	87
SECTION 8.04.	Costs and Expenses	87
SECTION 8.05.	Right of Set-Off	89
SECTION 8.06.	Binding Effect	90
SECTION 8.07.	Successors and Assigns	90
SECTION 8.08.	Rayonier as Agent	94
SECTION 8.09.	Treatment of Certain Information; Confidentiality	94
SECTION 8.10.	Governing Law; Jurisdiction; Etc.	95
SECTION 8.11.	Headings	96
SECTION 8.12.	Severability	96
SECTION 8.13.	Counterparts; Integration; Effectiveness; Electronic Execution	96
SECTION 8.14.	USA PATRIOT Act Notice	97
SECTION 8.15.	Waiver of Jury Trial	97

ii

Schedules

Schedule I	-	Commitment Amounts and Applicable Lending Offices

Schedule 2.03	-	Existing Letters of Credit

Schedule 4.01(g)	-	Disclosed Litigation

Schedule 4.01(l)	-	Environmental Matters

Schedule 4.01(m)	-	NPl Properties

Schedule 4.01(n)	-	Transport of Hazardous Materials

Schedule 4.01(o)	-	Post Retirement Benefit Obligations

Schedule 5.03(b)	-	Existing Liens

Schedule 5.04(b)	-	Existing Investments

Schedule 5.04(e)	-	Existing Subsidiary Payment Restrictions

Schedule 8.07(f)	-	Designated Farm Credit Lenders

Exhibits

Exhibit A	-	Form of Revolving Credit Promissory Note

Exhibit B	-	Form of Notice of Revolving Credit Borrowing

Exhibit C-1	-	Form of Guarantee Agreement

Exhibit C-2	-	Form of RFR Subsidiary Guarantee Agreement

Exhibit C-3	-	Form of TRS Subsidiary Guarantee Agreement

Exhibit C-4	-	Form of Additional Subsidiary Guarantor Guarantee Agreement

Exhibit D	-	Form of Closing Certificate

Exhibit E	-	Form of Assignment and Assumption

Exhibit F	-	Form of Additional Subsidiary Guarantor Designation

iii

FIVE-YEAR REVOLVING CREDIT AGREEMENT, dated as of April 21, 2011 (as supplemented, modified and amended from time to time, this “Agreement”), made by and among RAYONIER INC., a North Carolina corporation (“Rayonier”), RAYONIER TRS HOLDINGS INC., a Delaware corporation (“TRS”), RAYONIER FOREST RESOURCES, L.P., a Delaware limited partnership (“RFR”) and RAYONIER OPERATING COMPANY LLC, a Delaware limited liability company (“ROC”; each of Rayonier, TRS, RFR and ROC being referred to herein individually as a “Borrower”, and collectively as the “Borrowers”), the several banks, financial institutions and other institutional lenders from time to time party hereto (the “Lenders”), the letter of credit issuing banks from time to time party hereto (the “Issuing Banks”), CREDIT SUISSE AG, acting through one or more of its affiliates or branches (“Credit Suisse”), as administrative agent on behalf of the Lenders (in such capacity, the “Administrative Agent”), CREDIT SUISSE SECURITIES (USA) LLC (“Credit Suisse Securities”), as Sole Bookrunner, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and J.P. MORGAN SECURITIES LLC, as Co-Syndication Agents, SUNTRUST ROBINSON HUMPHREY, INC. and Wells Fargo Bank, National Association, as Co-Documentation Agents, and CREDIT SUISSE SECURITIES and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Joint Lead Arrangers.

PRELIMINARY STATEMENTS

1.The Borrowers have requested that the Lenders extend credit to the Borrowers in an aggregate principal amount of up to $300,000,000 in the form of revolving credit advances and letters of credit.

2.In consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Acquired Debt” means, with respect to any specified Person (a) Debt of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such specified Person, including Debt incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person and (b) Debt encumbering any asset acquired by such specified Person.
“Additional Subsidiary Guarantor” means a domestic Subsidiary of Rayonier that has been designated by Rayonier as a Subsidiary Guarantor hereunder (such designation to be in the form of Exhibit F hereto); provided that (a) such Subsidiary shall be a direct or indirect Subsidiary of Rayonier, the accounts and financial reports of which shall be consolidated with Rayonier in accordance with GAAP, (b) each Subsidiary of Rayonier that directly or indirectly holds any interest in the Capital Stock of such Subsidiary shall also be an Additional Subsidiary Guarantor,

Raynoier - 2011 Credit Agreement

and (c) the conditions set forth in Section 3.03 with respect to such Subsidiary shall have been satisfied or waived by the Required Lenders.
“Additional Subsidiary Guarantor Guarantee Agreement” means a guarantee agreement among one or more Additional Subsidiary Guarantors and Credit Suisse, as Administrative Agent, pursuant to which each such Additional Subsidiary Guarantor guarantees all obligations of Rayonier, TRS, RFR and ROC under this Agreement, such agreement to be substantially in the form of Exhibit C-4 hereto.
“Adjusted RFR Asset Sales Amount” means $100,000,000 as increased by 10% of the purchase price of RFR Asset Acquisitions (other than like-kind exchanges) subsequent to the Closing Date.
“Administrative Agent's Account” means the account of the Administrative Agent maintained by the Administrative Agent at The Bank of New York, ABA No. 02100018, Account No. 8900492627, Attn: Agency Cayman, Reference: Rayonier or such other account as the Administrative Agent may designate from time to time by notice to Rayonier and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent Parties” has the meaning specified in Section 8.02(d)(ii).
“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the greatest of:
(a)the Prime Rate in effect on such day;
(b)the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00%; and
(c)the Eurodollar Rate on such day (or if such day is not a Business Day, on the immediately preceding Business Day) for a Eurodollar Rate Advance with a one-month Interest Period plus 1.00%; provided that, for the avoidance of doubt, for purposes of this definition, the Eurodollar Base Rate for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time) by reference to the British Bankers' Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers' Association as an authorized vendor for the purpose of displaying such rates).
If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate

Raynoier - 2011 Credit Agreement

Base Rate shall be determined without regard to clause (b) above until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Base Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Base Rate, as the case may be.
“Alternate Base Rate Advance” means a Revolving Credit Advance that bears interest as provided in Section 2.07(a)(i).
“Applicable Lending Office” means, with respect to each Lender, such Lender's Domestic Lending Office in the case of an Alternate Base Rate Advance and such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.
“Applicable Margin” means, for any day (a) with respect to any Alternate Base Rate Advance, the applicable percentage set forth below in the column entitled “Alternate Base Rate Advances”, determined by reference to the Corporate Credit Rating in effect on such date as set forth below, and (b) with respect to any Eurodollar Rate Advance, the applicable percentage set forth below in the column entitled “Eurodollar Rate Advances”, determined by reference to the Corporate Credit Rating in effect on such date as set forth below:

Corporate Credit Rating S&P/Moody's	Eurodollar Rate Advances	Alternate Base Rate Advances
Level 1 A- or A3 or above	0.85%	0.00%
Level 2 Lower than Level 1 but at least BBB+ or Baa1	1.05%	0.05%
Level 3 Lower than Level 2 but at least BBB or Baa2	1.25%	0.25%
Level 4 Lower than Level 3 but at least BBB- and Baa3	1.75%	0.75%
Level 5 Lower than Level 4 but at least BB+ and Ba1	2.00%	1.00%
Level 6 Lower than Level 5 (or Levels 1-5 otherwise not applicable)	2.75%	1.75%

“Applicable Percentage” means with respect to any Lender, the percentage of the total Commitments represented by such Lender's Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments in effect immediately prior to such termination or expiration, giving effect to any assignments.

Raynoier - 2011 Credit Agreement

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Asset Sale ” has the meaning specified in Section 5.03(d).
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 8.07), and accepted by the Administrative Agent, in substantially the form of Exhibit E, or any other form approved by the Administrative Agent.
“Assuming Lender” has the meaning specified in Section 2.19(d).
“Assumption Agreement” has the meaning specified in Section 2.19(d)(ii).
“Attributable Debt” means, with respect to any Sale and Leaseback Transaction not involving a Capital Lease, as of any date of determination, the total obligation (discounted to present value at the rate of interest implicit in the lease included in such transaction) of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights) during the remaining portion of the term (including extensions which are at the sole option of the lessor) of the lease included in such transaction (in the case of any lease which is terminable by the lessee upon a payment of a penalty, such rental obligation shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated).
“Available Cash” means, with respect to any Fiscal Quarter,
(a)the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such Fiscal Quarter, and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Fiscal Quarter resulting from the Working Capital Borrowings made subsequent to the end of such Fiscal Quarter, less
(b)the amount of any cash reserves that is necessary or appropriate in the reasonable discretion of the Managing General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Fiscal Quarter, or (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject.
For purposes of the definition of “Available Cash”, the following terms shall have the following meanings:
“Group Member” means a member of the Partnership Group.
“Partnership Group” means RFR and all its Subsidiaries, treated as a single

Raynoier - 2011 Credit Agreement

Consolidated entity.
“Working Capital Borrowings” means borrowings by the Partnership Group under any Working Capital Facility giving rise to Debt incurred for working capital purposes and for the purpose of making distributions to RFR and its Subsidiaries.
“Breakage Event” has the meaning specified in Section 2.23.
“Business Day” means any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Rate Advance, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.
“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by such Person (as lessee or guarantor or other surety) which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on a balance sheet of such Person.
“Capital Stock” means, with respect to any Person, any and all shares, units representing interests, participations, rights in or other equivalents (however designated) of such Person's capital stock, including (x) with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers upon a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, (y) with respect to limited liability companies, member interests, and (z) with respect to any Person, any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock.
“Cash Collateralize” means, to deposit in a Controlled Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Banks and/or Lenders, as collateral for LC Obligations or obligations of Lenders to fund participations in respect of LC Obligations, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
“CERCLIS” has the meaning specified in Section 4.01(m).
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives

Raynoier - 2011 Credit Agreement

thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Closing Date” means the date on which the conditions precedent set forth in Section 3.01 shall be satisfied or waived by the Required Lenders.
“Code” means the Internal Revenue Code of 1986.
“Commitment” means, with respect to any Lender at any time (a) the amount set forth opposite such Lender's name as its “Commitment Amount” on Schedule I hereto, (b) if such Lender has entered into any Assignment and Assumption, the amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(c), or (c) if such Lender has entered into an Assumption Agreement, the amount set forth for such Lender therein, in each case, as such amount may be reduced pursuant to Section 2.05 or increased pursuant to Section 2.19.
“Commitment Date” has the meaning specified in Section 2.19(b).
“Commitment Increase” has the meaning specified in Section 2.19(a).
“Consolidated” refers to the consolidation of accounts in accordance with GAAP.
“Consolidated Assets” means on any date of determination, all amounts that are or should, in accordance with GAAP be included under assets on a Consolidated balance sheet of any Person and its Subsidiaries determined in accordance with GAAP as at such date.
“Consolidated Cash Flow Available for Fixed Charges” means, with respect to RFR and its Restricted Subsidiaries for any period, the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (a) RFR Consolidated Net Income, (b) Consolidated Non-Cash Charges, (c) Consolidated Interest Expense, and (d) Consolidated Income Tax Expense.
“Consolidated EBITDA” means, for any Person and its Consolidated Subsidiaries for any period, Consolidated Net Income From Continuing Operations adjusted for interest expense, income taxes, depreciation, depletion and amortization and the non-cash cost of timberland and real estate sales, any provision for dispositions, and any non‑cash adjustments for increases or decreases to the fair value of long-term assets or liabilities (in each case, (x) on a Consolidated basis, (y) without duplication, and (z) only to the extent that such amounts reduced Consolidated Net Income From Continuing Operations for the applicable period); provided that, for purposes of calculating compliance with Section 5.05, (A) the Consolidated EBITDA attributable to any Person or business unit acquired by Rayonier or any of its Subsidiaries during any period of four full Fiscal Quarters shall be included on a pro forma basis for such period of four full Fiscal Quarters (assuming the consummation of each such acquisition occurred on the first day of such period of four full Fiscal Quarters), and (B) the Consolidated EBITDA attributable to any Asset Sale by any Borrower or any Subsidiary made pursuant to Section 5.03(d)(v) during any period

Raynoier - 2011 Credit Agreement

of four full Fiscal Quarters shall be excluded on a pro forma basis for such period of four full Fiscal Quarters (assuming the consummation of each such sale or other disposition occurred on the first day of such period of four full Fiscal Quarters).
“Consolidated Fixed Charges” means, with respect to RFR and its Restricted Subsidiaries for any period, the sum of, without duplication, (a) the amount for such period of Consolidated Interest Expense and (b) the product of (i) the aggregate amount of dividends and other distributions paid or accrued during such period in respect of Preferred Stock and Redeemable Capital Stock of Restricted Subsidiaries on a Consolidated basis and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then applicable current combined federal, state and local statutory tax rate, expressed as a percentage.
“Consolidated Income Tax Expense” means, with respect to any period, all provisions for federal, state, local and foreign income taxes of RFR and its Restricted Subsidiaries for such period as determined on a Consolidated basis in accordance with GAAP.
“Consolidated Interest Expense” means, with respect to RFR and its Restricted Subsidiaries for any period, without duplication, the sum of (a) the interest expense (not including any amounts paid or accrued in respect of any Preferred Stock or Redeemable Capital Stock) of RFR and its Restricted Subsidiaries for such period as determined on a Consolidated basis in accordance with GAAP, including, without limitation, (i) any amortization of debt discount, (ii) the net cost under Interest Rate Agreements, (iii) the interest portion of any deferred payment obligation, (iv) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financings that constitute Debt, and (v) all accrued interest and (b) the interest component of Capital Leases paid, accrued or scheduled to be paid or accrued by RFR and its Restricted Subsidiaries during such period as determined on a Consolidated basis in accordance with GAAP.
“Consolidated Net Income” means, with respect to any specified Person for any period, Consolidated net income (or loss) of such Person and its Subsidiaries for such period determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any other Person accrued prior to the date it becomes a Subsidiary of such specified Person or is merged into or Consolidated with such specified Person or any of its Subsidiaries and (b) the undistributed earnings of any Subsidiary of such specified Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary.
“Consolidated Net Income From Continuing Operations” means, with respect to any Person for any period, the “Consolidated Net Income From Continuing Operations”, as determined on a Consolidated basis in accordance with GAAP; provided, however, that if the financial statements of such Person for any period do not include an amount of “Consolidated Net Income From Continuing Operations” specifically set forth therein, then the Consolidated Net Income From Continuing Operations of such Person for such period shall be deemed to be such Person's “Consolidated Net Income” (as defined in this Agreement) for such period.
“Consolidated Non-Cash Charges” means, with respect to RFR and its Restricted

Raynoier - 2011 Credit Agreement

Subsidiaries for any period, the aggregate depreciation, depletion, amortization and any other non-cash charges (including, without limitation, the non-cash cost basis of land sold), in each case reducing RFR Consolidated Net Income for such period, determined on a Consolidated basis in accordance with GAAP.
“Consolidated Tangible Net Worth” means, with respect to any Person as of any date of determination, the excess of Consolidated total assets over Consolidated total liabilities, with Consolidated total assets and Consolidated total liabilities each to be determined in accordance with GAAP, excluding, however, from the determination of total assets, (a) goodwill, experimental or organizational expenses, research and development expenses, franchises, trademarks, service marks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other similar intangibles, (b) all unamortized debt discount and expense, and (c) any items not included in clauses (a) and (b) above which are treated as intangibles in conformity with GAAP, in each case, determined on a Consolidated basis and in accordance with GAAP.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Account” means each deposit account that is subject to an account control agreement in form and substance satisfactory to the Administrative Agent and each applicable Issuing Bank.
“Convert”, “Conversion” and “Converted” each refers to a conversion of Revolving Credit Advances of one Type into Revolving Credit Advances of the other Type pursuant to Section 2.09 or 2.10.
“Corporate Credit Rating” means, as of any date, the rating that has been most recently announced by either S&P or Moody's, as the case may be, as the “corporate rating” or “corporate family rating” of Rayonier. For purposes of the foregoing, (i) if neither S&P nor Moody's shall have in effect a Corporate Credit Rating, the Applicable Margin and the Facility Fee will be set in accordance with Level 6 under the definitions of such terms; (ii) if any rating established by S&P or Moody's shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (iii) if S&P or Moody's shall change the basis on which ratings are established, each reference to the Corporate Credit Rating announced by S&P or Moody's, as the case may be, shall refer to the then equivalent rating by S&P or Moody's, as the case may be.
“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person's business and that are not overdue for a period that is not consistent with the Ordinary Course of Business of such Person), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such

Raynoier - 2011 Credit Agreement

Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptance, letter of credit or similar facilities (other than obligations under (i) Trade Letters of Credit, (ii) performance bonds or letters of credit issued in connection with the purchase of inventory, including prepaid timber stumpage, by Rayonier or any of its Subsidiaries in the Ordinary Course of Business, (iii) performance bonds or letters of credit to secure obligations under workers' compensation laws or similar legislation, (iv) performance bonds or letters of credit issued for the account of Rayonier or any of its Subsidiaries to secure obligations under self-insurance programs to the extent permitted by the terms of this Agreement and in an aggregate maximum available amount with respect to all such performance bonds and letters of credit not to exceed at any one time $20,000,000 and (v) performance bonds or letters of credit issued for the account of Rayonier or any of its Subsidiaries not otherwise excluded from this definition in an aggregate maximum available amount with respect to all such performance bonds and letters of credit not to exceed at any one time $2,000,000; provided that in each case such performance bond or letter of credit (including, without limitation, any Trade Letters of Credit but excluding performance bonds or letters of credit described in clause (f)(v) above) does not secure Debt), (g) all Guarantees issued by such Person and (h) all Debt referred to in clauses (a) through (g) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt; provided that the amount of Debt of such person under this clause (h) shall be deemed to be the lesser of (A) the Fair Market Value of the property subject to such Lien and (B) the total Debt of such other Person secured thereby. The Debt of any Person shall include the Debt of any partnership in which such Person is a general partner, but shall not include obligations under a financial assurance statement that a Person is required to provide under Environmental Law in support of the closure and post-closure obligations of one or more of its Subsidiaries.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
“Default Interest” has the meaning specified in Section 2.07(b).
“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed to (i) fund all or any portion of its Revolving Credit Advances within two (2) Business Days of the date such Revolving Credit Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and Rayonier in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in

Raynoier - 2011 Credit Agreement

such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified Rayonier, the Administrative Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender's obligation to fund a Revolving Credit Advance hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or Rayonier, to confirm in writing to the Administrative Agent and Rayonier that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and Rayonier), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to 2.22(b)) upon delivery of written notice of such determination to Rayonier, each Issuing Bank and each Lender.
“Disclosed Litigation” has the meaning specified in Section 4.01(g).
“Dollars” or “$”means the lawful money of the United States of America.
“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to Rayonier and the Administrative Agent.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 8.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 8.07(b)(iii)).
“Environmental Action” means any (a) administrative, regulatory or judicial action, suit, written demand, demand letter, written claim, notice of noncompliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials

Raynoier - 2011 Credit Agreement

or arising from alleged injury or threat of injury to health, safety or the environment including, without limitation, (i) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (ii) by any Governmental Authority for damages, contribution, indemnification, cost recovery, compensatory or injunctive relief; and (b) any administrative, regulatory or judicial action, suit or proceeding brought by any Person before a forum of competent jurisdiction relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.
“Environmental Law” means any federal, state, local or foreign statute, law (including common law), ordinance, rule, regulation, code, order, judgment or decree or any judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of, or exposure to, Hazardous Materials all as amended or hereafter amended.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of any Borrower's controlled group, or under common control with any Borrower, within the meaning of Section 414 of the Code.
“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Borrower or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal from a Multiple Employer Plan subject to Section 4063 of ERISA during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 303(k) of ERISA or Section 430(k) of the Code shall have been met with respect to any Plan; (g) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA); or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that could constitute grounds for the termination of, or the appointment of a trustee to administer, a Plan.

Raynoier - 2011 Credit Agreement

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the FRB, as in effect from time to time.
“Eurodollar Base Rate” means, with respect to any Eurodollar Rate Advance for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date which is two (2) Business Days prior to the beginning of such Interest Period by reference to the British Bankers' Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers' Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurodollar Base Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date which is two (2) Business Days prior to the beginning of such Interest Period.
“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to Rayonier and the Administrative Agent.
“Eurodollar Rate” means with respect to each day during each Interest Period pertaining to a Eurodollar Rate Advance, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 — Eurodollar Reserve Percentage
“Eurodollar Rate Advance” means a Revolving Credit Advance that bears interest as provided in Section 2.07(a)(ii).
“Eurodollar Reserve Percentage” for any Interest Period for each Eurodollar Rate Advance means the reserve percentage applicable two (2) Business Days before the first day of such Interest Period under regulations issued from time to time by the FRB (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.
“Events of Default” has the meaning specified in Section 6.01.
“Excess Harvest” means a harvest of Timber (including timber deed, bulk, pay‑as-cut and stumpage sales), to the extent in excess in the aggregate of the following limitations: (a) 140%

Raynoier - 2011 Credit Agreement

of the Planned Volume during any fiscal year of RFR, (b) 135% of the Planned Volume during any period of two consecutive fiscal years of RFR, (c) 130% of the Planned Volume during any period of three consecutive fiscal years of RFR, (d) 125% of the Planned Volume during any period of four consecutive fiscal years of RFR, and (e) 120% of the Planned Volume during any period of five consecutive fiscal years of RFR. In the event that RFR or any of its Restricted Subsidiaries sells Timber pursuant to a timber deed, bulk, pay-as-cut or stumpage contract, the Timber shall be deemed harvested in equal monthly amounts over the life of the contract, regardless of when the purchaser actually severs the Timber.
“Excess Harvest Offer” has the meaning specified in Section 5.04(d).
“Excess Harvest Proceeds” has the meaning specified in Section 5.04(d).
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 2.20), any U.S. federal withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender's failure or inability (other than as a result of a Change in Law) to comply with Section 2.15(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Borrowers with respect to such withholding tax pursuant to Section 2.15(a), and (d) any U.S. federal withholding taxes imposed by Sections 1471 through 1474 of the Code in effect as of the date hereof (including any official interpretations thereof, collectively, “FATCA”) as a result of the failure of such recipient to satisfy the applicable requirements of FATCA.
“Existing Credit Agreement” means the Five-Year Credit Agreement, dated as of August 4, 2006, made by and among Rayonier, TRS, ROC and RFR as borrowers, the lenders from time to time party thereto, Credit Suisse, as administrative agent, and the other agents party thereto.
“Existing Letters of Credit” means the Letters of Credit described on Schedule 2.03 under the heading “Existing Letters of Credit”.
“Facility” means, at any time, the revolving credit facility provided under Article II of this Agreement, subject to the terms and conditions of this Agreement, in an amount equal to the aggregate Commitments of the Lenders at such time.
“Facility Fee” means, as of any date, a percentage per annum determined by reference to the Corporate Credit Rating in effect on such date as set forth below:

Raynoier - 2011 Credit Agreement

Corporate Credit Rating S&P/Moody's	Facility Fee
Level 1 A- or A3 or above	0.15%
Level 2 Lower than Level 1 but at least BBB+ or Baa1	0.20%
Level 3 Lower than Level 2 but at least BBB or Baa2	0.25%
Level 4 Lower than Level 3 but at least BBB- and Baa3	0.25%
Level 5 Lower than Level 4 but at least BB+ and Ba1	0.25%
Level 6 Lower than Level 5 (or Levels 1-5 otherwise not applicable)	0.50%
“Fair Market Value” means, at any time and with respect to any property, the sale value of such property that would be realized in an arm's-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).
“Farm Credit Lender” means a lending institution organized and existing pursuant to the provisions of the Farm Credit Act of 1971 and under the regulation of the Farm Credit Administration.
“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Fiscal Quarter” means each consecutive three calendar month period ending March 31, June 30, September 30 or December 31 of any fiscal year.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrowers are resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender, such Defaulting Lender's Applicable Percentage of the outstanding LC Obligations with respect to Letters of Credit issued by such Issuing Bank other than LC Obligations as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders or Cash Collateralized

Raynoier - 2011 Credit Agreement

in accordance with the terms hereof.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” has the meaning specified in Section 1.04.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” by any Person, means any obligation, contingent or otherwise, of such Person guaranteeing directly or indirectly in any manner the Debt of any other Person, or in effect guaranteeing directly or indirectly the Debt of any other Person through an agreement (i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss.
“Guarantee Agreement” means the guarantee agreement, initially made among Rayonier, TRS, and ROC, as guarantors, and Credit Suisse, as Administrative Agent, pursuant to which (a) Rayonier guarantees all obligations of TRS, RFR and ROC under this Agreement and any other Loan Document, (b) TRS guarantees all obligations of Rayonier, RFR and ROC under this Agreement and any other Loan Document, and (c) ROC guarantees all obligations of Rayonier, TRS and RFR under this Agreement and any other Loan Document, such agreement to be substantially in the form of Exhibit C-1 hereto.
“Hazardous Materials” means petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and any other chemicals, materials or substances designated, classified or regulated as being “hazardous” or “toxic” or as a “contaminant” or words of similar import, under any applicable Environmental Law.
“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.
“Increase Date” has the meaning specified in Section 2.19(a).
“Increasing Lender” has the meaning specified in Section 2.19(b).
“Indemnified Party” has the meaning specified in Section 8.04(b).
“Indemnified Taxes” means Taxes other than Excluded Taxes.

Raynoier - 2011 Credit Agreement

“Installment Notes” means (a) $112,500,000 aggregate original principal amount of RFR's Series C Senior Notes due December 31, 2011 and (b) $112,500,000 aggregate original principal amount of RFR's Series D Senior Notes due December 31, 2014, all issued pursuant to the Installment Note Agreement.
“Installment Note Agreement” means the Note Purchase Agreement dated as of October 25, 1999, between RFR and Timber Capital Holdings LLC, as amended from time to time.
“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.
“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Revolving Credit Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Alternate Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by a Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below, provided, however, that if the applicable Borrower shall fail to select the duration of such subsequent period pursuant to the provisions below, such Eurodollar Rate Advance shall be automatically converted to an Alternate Base Rate Advance on the last day of such then expiring Interest Period. The duration of each Interest Period shall be one, two, three or six months, as the applicable Borrower may, upon notice received by the Administrative Agent not later than 12:00 Noon (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
(i)a Borrower may not select any Interest Period that ends after the Termination Date;
(ii)Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Revolving Credit Borrowing shall be of the same duration;
(iii)whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
(iv)whenever an Interest Period begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) such Interest Period shall end on the last Business Day of the appropriate subsequent calendar month.
“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designated to protect RFR or any Restricted Subsidiary from fluctuations in interest rates.

Raynoier - 2011 Credit Agreement

“Investment” means as applied to any Person, any direct or indirect purchase or other acquisition by such Person of stock or other securities of any other Person, or any direct or indirect loan, advance or capital contribution by such Person to any other Person, and any other item which would be classified as an “investment” on a balance sheet of such Person prepared in accordance with GAAP, including, without limitation, any direct or indirect contribution by such Person of property or assets to a joint venture, partnership or other business entity in which such Person retains an interest (it being understood that a direct or indirect purchase or other acquisition by such Person of assets of any other Person (other than stock or other securities) shall not constitute an Investment). The amount involved in Investments made during any period shall be the aggregate cost to RFR and its Restricted Subsidiaries of all such Investments made during such period, determined in accordance with GAAP, but without regard to unrealized increases or decreases in value, or write-ups, write-downs or write-offs, of such Investments and without regard to the existence of any undistributed earnings or accrued interest with respect thereto accrued after the respective dates on which such Investments were made, less any net return of capital realized during such period upon the sale, repayment or other liquidation of such Investments (determined in accordance with GAAP, but without regard to any amounts received during such period as earnings (in the form of dividends not constituting a return of capital, interest or otherwise) on such Investments or as loans from any Person in whom such Investments have been made). Notwithstanding the foregoing, if RFR shall at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary, the amount of the Investment in such newly designated Unrestricted Subsidiary arising at such time by reason of such designation shall be the portion of the Fair Market Value of the net assets of such Subsidiary allocable to RFR's equity interest in such Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary.
“Issuing Bank” means each Lender selected by Rayonier which agrees to act (pursuant to a written agreement among (and in form and substance acceptable to) such Lender, Rayonier and the Administrative Agent) as an Issuing Bank, in its capacity as issuer of Letters of Credit hereunder and which by execution of an agreement referred to above shall become a party hereto, and each of their successors in such capacity as provided in Section 2.03(h). For purposes of any Letter of Credit referred to in the second sentence of the definition of “Letter of Credit” and existing on the Closing Date, the term “Issuing Bank” shall mean the issuer of such Letters of Credit.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
“LC Commitment” of an Issuing Bank means, as of any date, the amount mutually agreed between such Issuing Bank and Rayonier, not to exceed $100,000,000.
“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the applicable Borrower at such time. The

Raynoier - 2011 Credit Agreement

LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
“LC Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the applicable Borrower at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Lenders” means the Persons listed on Schedule I and any other Person that shall have become party hereto pursuant to an Assumption Agreement or an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Letters of Credit” means the letters of credit issued pursuant to Section 2.03(a). For all purposes of this Agreement, any and all Existing Letters of Credit outstanding on the Closing Date shall be deemed to be Letters of Credit issued hereunder on the Closing Date.
“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.
“Loan Documents” means collectively, this Agreement, the Guarantee Agreement, the RFR Subsidiary Guarantee Agreement, the TRS Subsidiary Guarantee Agreement, any Additional Subsidiary Guarantor Guarantee Agreement, the Notes (if any) and each other agreement, instrument or certificate (other than an Assignment and Assumption, pursuant to which the assignor therein sells and/or assigns an interest under this Agreement) issued, executed and delivered to the Administrative Agent, any Issuing Bank, or the Lenders hereunder or thereunder or pursuant hereto or thereto (in each case as the same may be amended, restated, supplemented, extended, renewed or replaced from time to time), and “Loan Document” means any one of them.
“Loan Event” has the meaning specified in Section 3.02.
“Loan Parties” means, collectively, (i) each Borrower (whether in its capacity as a borrower hereunder or as a guarantor under the Guarantee Agreement or otherwise) and (ii) each Subsidiary Guarantor.
“Managing General Partner” means the managing general partner of RFR, which on the date hereof is Rayonier Timberlands Management, LLC, and any successor thereto.
“Material Adverse Change” means any material adverse change in the business, financial condition, operations, performance or properties of Rayonier and its Subsidiaries taken as a whole.
“Material Adverse Effect” means a material adverse effect on (a) the business, financial

Raynoier - 2011 Credit Agreement

condition, operations, performance or properties of Rayonier and its Subsidiaries taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender or Issuing Bank under this Agreement, any Note or any other Loan Document or (c) the ability of any Borrower to perform its obligations under this Agreement, any Note or any other Loan Document to which it is a party.
“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 102% of the Fronting Exposure of all Issuing Banks with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the Issuing Banks in their sole discretion.
“Moody's” means Moody's Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Borrower or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Borrower or any ERISA Affiliate and at least one Person other than such Borrower and its ERISA Affiliates or (b) was so maintained and in respect of which any Borrower or any of its ERISA Affiliates could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
“Net Consideration” means, with respect to any Asset Sale, an amount equal to all cash and cash equivalents, together with the Fair Market Value of any other consideration, received with respect thereto, including payments in respect of deferred payment obligations when received in the form of cash or cash equivalents (except to the extent that such deferred payment obligations are financed or sold with recourse to the any Borrower or any Subsidiary of Rayonier), reduced by (a) brokerage commissions and other fees and expenses (including, without limitation, fees and expenses of legal counsel, accountants and other advisors and fees, expenses, discounts or commissions of underwriters, placement agents and investment bankers) related to such Asset Sale, (b) provisions for all taxes and transfer-related fees payable as a result of such Asset Sale, (c) amounts required to be paid to any Person (other than any Borrower or Subsidiary of Rayonier) owning a beneficial interest in the assets subject to such Asset Sale, (d) appropriate amounts to be provided by any Borrower or any Subsidiary of Rayonier, as the case may be, as a reserve required in accordance with GAAP against liabilities associated with such Asset Sale and retained by such Borrower or Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, and (e) amounts required to be applied to the repayment of Debt secured by a Lien on the asset or assets sold in such Asset Sale; provided, however, that if (x) no Default or Event of Default shall have occurred and shall be continuing at such time, and (y) Rayonier shall deliver a certificate of a Responsible Officer of the applicable Seller to the Administrative Agent within sixty (60) days following the receipt thereof, setting forth the applicable Seller's intent to reinvest all or any portion of such Net Consideration in long-term

Raynoier - 2011 Credit Agreement

assets, real estate, timberlands and other fixed or capital assets, in each case, useful for its business (or for the business of any other Borrower or Subsidiary (other than, prior to the Restriction Termination Date, RFR or any of its Subsidiaries unless the assets sold in such Asset Sale were assets of RFR or any of its Subsidiaries)) within three hundred and sixty-five (365) days following receipt of such Net Consideration, then such proceeds shall not constitute Net Consideration, except to the extent not so used at the end of such three hundred and sixty-five (365) day period, at which time such proceeds shall be deemed to be Net Consideration.
“Net RFR Proceeds” means, with respect to any RFR Asset Sale or Excess Harvest, the proceeds thereof in the form of cash or cash equivalents, including payments in respect of deferred payment obligations when received in the form of cash or cash equivalents (except to the extent that such deferred payment obligations are financed or sold with recourse to RFR or any Restricted Subsidiary), net of (a) brokerage commissions and other fees and expenses (including, without limitation, fees and expenses of legal counsel and accountants and fees, expenses, discounts or commissions of underwriters, placement agents and investment bankers) related to such RFR Asset Sale or Excess Harvest, (b) provisions for all taxes payable as a result of such RFR Asset Sale or Excess Harvest, (c) amounts required to be paid to any Person (other than RFR or any Restricted Subsidiary) owning a beneficial interest in the assets subject to such RFR Asset Sale or Excess Harvest, (d) appropriate amounts to be provided by RFR or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against liabilities associated with such RFR Asset Sale or Excess Harvest and retained by RFR or any Restricted Subsidiary, as the case may be, after such RFR Asset Sale or Excess Harvest, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such RFR Asset Sale or Excess Harvest, and (e) amounts required to be applied to the repayment of Debt secured by a Lien on the asset or assets sold in such RFR Asset Sale or Excess Harvest.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 8.01 and (ii) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Note” means a revolving credit promissory note of the applicable Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.17, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Revolving Credit Advances made by such Lender.
“Notice of Revolving Credit Borrowing” has the meaning specified in Section 2.02(a).
“NPL” has the meaning specified in Section 4.01(m).
“OFAC” has the meaning specified in Section 4.01(s).
“Ordinary Course of Business” means an action taken by Rayonier or any of its Subsidiaries if (a) such action is consistent with the past practices of such Person and is taken in the ordinary

Raynoier - 2011 Credit Agreement

course of the normal day-to-day operations of such Person; (b) such action is not required to be authorized by the board of directors of Rayonier (or by any Person or group of Persons exercising similar authority); and (c) such action is similar in nature, standard of quality, and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.
“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
“Participant” has the meaning assigned to such term in clause (d) of Section 8.07.
“Payment Restrictions” has the meaning specified in Section 5.04(e).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA (or any successor entity performing similar functions).
“Performance Fibers” means Rayonier Performance Fibers, LLC, a Delaware limited liability company.
“Permitted Liens” means any of the following:
(c)Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof;
(d)Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the Ordinary Course of Business securing obligations that are not overdue for a reasonable period or, if so overdue, are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(e)pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations;
(f)easements, rights of way, encumbrances and minor defects or irregularities in title to real property not interfering in any material respect with the ordinary conduct of the business of any Borrower or any of its Subsidiaries;
(g)Liens created pursuant to any Loan Document;
(h)Liens arising from judgments or orders for the payment of money not constituting an Event of Default under Section 6.01(f);
(i)Liens in favor of customs and revenue authorities arising as a matter of law in the Ordinary Course of Business to secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;

Raynoier - 2011 Credit Agreement

(j)Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person's obligations in respect of bankers' acceptances or letters of credit issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or such other goods in the Ordinary Course of Business, provided that such Liens shall not secure borrowed money or other similar Indebtedness;
(k)Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(l)customary provisions in ground leases to the extent constituting an encumbrance on title (but in no event constituting a security interest) in respect of real property on which facilities owned or leased by Rayonier or any of its Subsidiaries are located and which does not impair in any material respect the use of such real property by Rayonier or any of its Subsidiaries;
(m)Liens of a collecting bank arising under Section 4‑210 of the Uniform Commercial Code, as in effect in the State of New York, on the items which are subject to collection in the course of collection;
(n)Liens in favor of a bank or other financial as a matter of law in the Ordinary Course of Business, encumbering deposits or other funds maintained with a financial institution (including the right of set off); and
(o)deposits of cash with the owner or lessor of premises leased and operated by Rayonier or any of its Subsidiaries in the Ordinary Course of Business to secure the performance of obligations under the terms of the lease for such premises.
“Person” means any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means a Single Employer Plan or a Multiple Employer Plan.
“Planned Volume” means 6,700,000 tons for the calendar year 2000 and shall increase 2% per year thereafter. In the event of the acquisition of merchantable Timber or Timberlands (other than in a like-kind exchange of Timber or Timberlands for other Timber or Timberlands and other than Timber or Timberlands acquired with the Net RFR Proceeds of an Excess Harvest) constituting an RFR Asset Acquisition, Planned Volume will be increased for 10 years by 10% of the volume of merchantable Timber so acquired; provided that if such RFR Asset Acquisition is made under a cutting contract with a term of less than 10 years, Planned Volume will be increased for each year during the term of the cutting contract by a number of tons equal to the number of tons so acquired multiplied by the quotient of 100% divided by the number of years in the cutting contract. In the event of a disposition of merchantable Timber or Timberlands constituting an RFR Asset Sale, Planned Volume will be reduced by 10% of the volume of merchantable Timber sold in such RFR Asset Sale. In the event of an Excess Harvest, Planned Volume will be reduced by 10% of the amount of the Excess Harvest. For the purpose of this definition, all volumes of Timber harvested that are denominated in board feet shall be converted

Raynoier - 2011 Credit Agreement

to tons on the basis of 7.2 tons per thousand board feet.
“Platform” has the meaning specified in Section 8.02(d).
“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated), which is preferred as to the payment of distributions, dividends, or upon voluntary or involuntary liquidation or dissolution of such Person, over shares or units of Capital Stock of any other class of such Person.
“Prime Rate” means the rate of interest per annum announced from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City and notified to Rayonier. The prime rate is a rate set by Credit Suisse based upon various factors including Credit Suisse's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate.
“Qualified Transferee” means:
(p)as to any sale, lease, transfer or other disposition by TRS, (i) Rayonier, (ii) ROC, (iii) any Subsidiary of TRS, or (iv) any Additional Subsidiary Guarantor;
(q)as to any sale, lease, transfer or other disposition by RFR, (i) Rayonier, (ii) ROC, (iii) any Subsidiary of RFR, (iv) TRS, (v) any Subsidiary of TRS, or (vi) any Additional Subsidiary Guarantor;
(r)as to any sale, lease, transfer or other disposition by any Subsidiary of TRS, (i) Rayonier, (ii) ROC, (iii) TRS, (iv) any other Subsidiary of TRS, or (iv) any Additional Subsidiary Guarantor;
(s)as to any sale, lease, transfer or other disposition by any Subsidiary of RFR, (i) Rayonier, (ii) ROC, (iii) RFR, (iv) any other Subsidiary of RFR, (v) TRS, (vi) any Subsidiary of TRS, or (vii) any Additional Subsidiary Guarantor;
(t)as to any sale, lease, transfer or other disposition by ROC (i) Rayonier, (ii) TRS, (iii) any Subsidiary of TRS, or (iv) any Additional Subsidiary Guarantor; and
(u)as to any sale, lease, transfer or other disposition by any other Subsidiary of Rayonier not covered by any of the foregoing clauses (a) through (d), (i) Rayonier, (ii) ROC, (iii) TRS, (iv) any Subsidiary of TRS, or (v) any Additional Subsidiary Guarantor.
“Redeemable Capital Stock” means any shares of any class or series of Capital Stock, that, either by the terms thereof, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is or upon the happening of an event or passage of time would be, (i) required to be redeemed prior to the Termination Date, (ii) redeemable at the option of the holder thereof at any time prior to the Termination Date, or (iii) convertible into or exchangeable for debt securities at any time prior to the Termination Date.
“Register” has the meaning specified in Section 8.07(c).

Raynoier - 2011 Credit Agreement

“Regulation T” means Regulation T of the FRB as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the FRB as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the FRB as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“REIT” means a real estate investment trust.
“Related Parties” means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person's Affiliates.
“Release” means releasing, disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the environment.
“Removal Effective Date” has the meaning specified in Section 7.06(b).
“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50.0% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Resignation Effective Date” has the meaning specified in Section 7.06(a).
“Responsible Officer” means the chief executive officer, president, any senior vice president, the chief financial officer or the treasurer of a Borrower or any Subsidiary. Unless otherwise specified, all references herein to a “Responsible Officer” shall refer to a Responsible Officer of Rayonier.
“Restricted Payment” means, with respect to a Person: (a) the declaration or payment of any dividend or the making of any other distribution on the Capital Stock of such Person, whether in cash, securities or other property (other than dividends or distributions payable solely in Capital Stock of such Person), or (b) the purchase, redemption, defeasance or other acquisition or retirement for value (including any sinking fund or similar deposit) of any of the Capital Stock of such Person (other than a purchase, redemption, defeasance or other acquisition to the extent the consideration therefore is solely Capital Stock of such Persons).
“Restricted Subsidiary” means any Subsidiary of RFR which, as of the date of determination, is not an Unrestricted Subsidiary.
“Revolving Credit Advance” means an advance by a Lender to any Borrower as part of a Revolving Credit Borrowing and refers to an Alternate Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Revolving Credit Advance).
“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by each of the Lenders pursuant to Section 2.01.
“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal

Raynoier - 2011 Credit Agreement

amount at such time of its outstanding Revolving Credit Advances and such Lender's participation in LC Obligations at such time.
“RFR Asset Acquisition” means (a) an Investment by RFR or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged with or into RFR or any Restricted Subsidiary, (b) the acquisition by RFR or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person, (c) the acquisition by RFR or any Restricted Subsidiary of merchantable Timber or Timberlands outside the Ordinary Course of Business, or (d) the acquisition by RFR or any Restricted Subsidiary of any division or line of business of any Person (other than a Restricted Subsidiary).
“RFR Asset Sale” means “Asset Sale” as such term is defined in the Installment Note Agreement as in existence as of the date hereof.
“RFR Consolidated Fixed Charge Coverage Ratio” means, with respect to RFR and its Restricted Subsidiaries, the ratio of the aggregate amount of Consolidated Cash Flow Available for Fixed Charges for the most recent four full Fiscal Quarters for which financial information in respect thereof is available immediately preceding the date of the transaction (the “Transaction Date”) giving rise to the need to calculate the RFR Consolidated Fixed Charge Coverage Ratio (such most recent four full Fiscal Quarter period being referred to herein as the “Four Quarter Period”) to the aggregate amount of Consolidated Fixed Charges for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated Cash Flow Available for Fixed Charges” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to, without duplication (a) the incurrence or repayment of any Debt of RFR or any of its Restricted Subsidiaries (and, in the case of any incurrence, the application of the net proceeds thereof) during the period commencing on the first day of the Four Quarter Period to and including the Transaction Date (the “Reference Period”), including, without limitation, the incurrence of the Debt giving rise to the need to make such calculation (and the application of the net proceeds thereof), as if such incurrence (and application) occurred on the first day of the Reference Period (including any actual interest payments made with respect to Debt under any Working Capital Facility), and (b) any RFR Asset Sales or RFR Asset Acquisitions (including, without limitation, any RFR Asset Acquisition giving rise to the need to make such calculation as a result of RFR or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the RFR Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Debt) occurring during the Reference Period, as if such RFR Asset Sale or RFR Asset Acquisition occurred on the first day of the Reference Period; provided, however, that (i) Consolidated Fixed Charges shall be reduced by amounts attributable to businesses or assets that are so disposed of or discontinued only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to the Consolidated Fixed Charges subsequent to the date of determination of the Consolidated Fixed Charge Coverage Ratio and (ii) Consolidated Cash Flow Available for Fixed Charges generated by an acquired business or asset shall be determined (x) in the case of an RFR Asset Acquisition of Timber or Timberlands by RFR or a Restricted Subsidiary during such period, by using the projected net cash flow of the Timber or Timberlands so acquired, based on the harvest plan

Raynoier - 2011 Credit Agreement

prepared in the Ordinary Course of Business and in good faith by the Managing General Partner, for the first 12 full months of operations of the acquired Timber or Timberlands following the date of the RFR Asset Acquisition; provided that such harvest plan shall not assume the harvesting or sale of more than 10% (or, in the case of an acquisition under a cutting contract with a term of less than 10 years, such higher percentage as shall be equal to the quotient of 100% divided by the term of such cutting contract (expressed in years)) of the total merchantable Timber so acquired in the first 12 full months following the date of the RFR Asset Acquisition; and provided, further, in determining projected cash flow from acquired Timber or Timberlands, prices shall be assumed to equal the average prices realized by RFR for comparable Timber sold during such prior period, and (y) in the case of all other RFR Asset Acquisitions during such period, by using the actual gross profit (revenues minus cost of goods sold) of such acquired business or asset during the Four Quarter Period minus the pro forma expenses that would have been incurred by RFR and its Restricted Subsidiaries in the operation of such acquired business or asset during such period computed on the basis of personnel expenses for employees retained or to be retained by RFR and its Restricted Subsidiaries in the operation of the acquired business or asset and non-personnel costs and expenses incurred by RFR and its Restricted Subsidiaries in the operation of RFR's business at similarly situated facilities. If the applicable Reference Period for any calculation of the RFR Consolidated Fixed Charge Coverage Ratio shall include a portion prior to the Closing Date, then such RFR Consolidated Fixed Charge Coverage Ratio shall be calculated based upon the Consolidated Cash Flow Available for Fixed Charges and the Consolidated Fixed Charges of RFR on a pro forma basis for such portion of the Reference Period prior to the Closing Date, giving effect to the transactions occurring on the Closing Date, and the Consolidated Cash Flow Available for Fixed Charges and the Consolidated Fixed Charges for the remaining portion of the Reference Period on and after the Closing Date, giving pro forma effect, as described in the two foregoing sentences, to all applicable transactions occurring on the Closing Date or otherwise. Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the “RFR Consolidated Fixed Charge Coverage Ratio” (i) interest on outstanding Debt (other than Debt referred to in clause (ii) below) determined on a fluctuating basis as of the last day of the Four Quarter Period and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Debt in effect on such date; (ii) only actual interest payments associated with Debt incurred in accordance with clause (d) of the definition of RFR Permitted Debt and all RFR Permitted Refinancing Debt in respect thereof, during the Four Quarter Period shall be included in such calculation; and (iii) if interest of any Debt actually incurred on such date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the last day of the Four Quarter Period will be deemed to have been in effect during such period.
“RFR Consolidated Net Income” means the net income of RFR and its Restricted Subsidiaries, as determined on a consolidated basis in accordance with GAAP and as adjusted to exclude (a) net after-tax extraordinary gains or losses, and (b) net after-tax gains or losses attributable to RFR Asset Sales to the extent that Net RFR Proceeds therefrom result in the aggregate Net RFR Proceeds received by RFR or any Restricted Subsidiary from all RFR Asset Sales since the Closing Date exceeding the Adjusted RFR Asset Sales Amount, (c) the net income or loss of any Person which is not a Restricted Subsidiary and which is accounted for by the

Raynoier - 2011 Credit Agreement

equity method of accounting, provided that RFR Consolidated Net Income shall include the amount of dividends or distributions actually paid to RFR or any Restricted Subsidiary, (d) the net income or loss prior to the date of acquisition of any Person combined with RFR or any Restricted Subsidiary in a pooling of interest, (e) the net income of any Restricted Subsidiary to the extent that dividends or distributions of such net income are not at the date of determination permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or other regulation and (f) the cumulative effect of any changes in accounting principles.
“RFR Guarantee Restriction” means any restrictions on the ability of RFR or any Subsidiary of RFR to issue a Guarantee for the obligations of the Lenders other than RFR hereunder, pursuant to Section 6.01 of the Installment Note Agreement as in effect as of the date hereof.
“RFR Permitted Debt” means “Permitted Debt” as such term is defined in the Installment Note Agreement as in existence as of the date hereof.
“RFR Permitted Investments” means, at any time, all of the following:
(v)Investments made or owned by RFR or any Restricted Subsidiary in (i) any evidence of Debt with a maturity of 365 days or less issued by or directly, fully and unconditionally guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) deposits, certificates of deposit or acceptances with a maturity of 365 days or less of any institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000; (iii) commercial paper with a maturity of 365 days or less issued by a corporation (other than an Affiliate of RFR) incorporated or organized under the laws of the United States or any state thereof or the District of Columbia and rated at least A‑1 by S&P or P-1 by Moody's; (iv) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued by or directly, fully and unconditionally guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), in each case maturing within 365 days from the date of acquisition; (v) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and having as at such date the highest rating obtainable from either S&P or Moody's; or (vi) money market mutual or similar funds that invest in obligations referred to in clauses (i) through (v) of this definition, in each case having assets in excess of $100,000,000;
(w)the acquisition by RFR or any Restricted Subsidiary of Capital Stock or other ownership interests, whether in a single transaction or in a series of related transactions, of a Person engaged in substantially the same business as RFR such that upon the completion of such transaction or series of transactions, such Person becomes a Restricted Subsidiary;
(x)the making or ownership by RFR or any Restricted Subsidiary of

Raynoier - 2011 Credit Agreement

Investments (in addition to Investments permitted by subdivisions (a), (b), (d), (e), (f) and (g)) in any Person which is engaged in substantially the same business as RFR, provided that the aggregate amount of all such Investments made by RFR and its Restricted Subsidiaries following the Closing Date and outstanding pursuant to this subdivision (c) shall not at any date of determination exceed 10% of Consolidated total assets of RFR and its Restricted Subsidiaries (the “Investment Limit”), provided that, in addition to Investments that would be permitted under the Investment Limit, during any fiscal year RFR and its Restricted Subsidiaries may invest up to $100,000,000 (the “Annual Limit”) pursuant to the provisions of this subdivision (c), but the unused amount of the Annual Limit shall not be carried over to any future years;
(y)the making or ownership by RFR or any Restricted Subsidiary of Investments (i) arising out of loans and advances to employees incurred in the Ordinary Course of Business, (ii) arising out of extensions of trade credit or advances to third parties in the Ordinary Course of Business and (iii) acquired by reason of the exercise of customary creditors rights upon default or pursuant to the bankruptcy, insolvency or reorganization of a debtor;
(z)the creation or incurrence of liability by RFR or any Restricted Subsidiary with respect to any Guarantee constituting an obligation, warranty or indemnity, not guaranteeing Debt of any Person, which is undertaken or made in the Ordinary Course of Business;
(aa)the creation or incurrence of liability by RFR or any Restricted Subsidiary with respect to any Interest Rate Agreements;
(bb)the guarantees by RFR Subsidiary Guarantors of all obligations of RFR hereunder and the guarantees by applicable RFR's Subsidiaries of the Installment Notes (and, in each case, any assumption of the obligations guaranteed thereby), and the making by RFR or any Restricted Subsidiary of Investments in RFR or another Restricted Subsidiary; and
(cc)investments existing on the date hereof and set forth on Schedule 5.04(b).
“RFR Permitted Refinancing Debt” means “Permitted Refinancing Debt” as such term is defined in the Installment Note Agreement as in existence as of the date hereof.
“RFR Restricted Payments” has the meaning specified in Section 5.04(b).
“RFR Restriction Termination Date” means the first date on which all of the following shall have occurred: (a) the repayment in full of RFR's obligations in respect of the Installment Notes and the termination of the RFR Guarantee Restriction, and (b) the guarantee by RFR and its Subsidiaries of the obligations of the other Borrowers in respect of this Agreement and the Loan Documents pursuant to Section 1 of the RFR Subsidiary Guarantee Agreement and the execution and delivery by RFR of a joinder to the Guarantee Agreement (in the form attached as Annex I to the Guarantee Agreement) pursuant to Section 5.01(m) of this Agreement.

Raynoier - 2011 Credit Agreement

“RFR Subsidiary Guarantee Agreement” means a guarantee agreement among certain Subsidiaries of RFR as guarantors and Credit Suisse, as administrative agent, pursuant to which each such Subsidiary guarantees all obligations of RFR under this Agreement, such agreement to be substantially in the form of Exhibit C-2 hereto.
“RFR Subsidiary Guarantor” means each Subsidiary of RFR which is then a party to the RFR Subsidiary Guarantee Agreement as a guarantor.
“Sale and Leaseback Transaction” of any Person (a “Transferor”) means any arrangement (other than between RFR and a Restricted Subsidiary or between Restricted Subsidiaries) whereby (a) property (the “Subject Property”) has been or is to be disposed of by such Transferor to any other Person with the intention on the part of such Transferor of taking back a lease of such Subject Property pursuant to which the rental payments are calculated to amortize the purchase price of such Subject Property substantially over the useful life of such Subject Property, and (b) such Subject Property is in fact so leased by such Transferor or an Affiliate of such Transferor.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended from time to time.
“Senior Debt” means Debt of RFR or any of its Restricted Subsidiaries which is not Subordinated Debt.
“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Borrower or any of its ERISA Affiliates and no Person other than such Borrower and its ERISA Affiliates or (b) was so maintained and in respect of which any Borrower or any of its ERISA Affiliates could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
“S&P” means Standard & Poor's Financial Services LLC, a wholly-owned subsidiary of The McGraw-Hill Companies, Inc.
“Stated Maturity” means when used with respect to any Debt, the date or dates specified in the instrument governing such Debt as the fixed date or dates on which each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of such Debt, or any installment of interest thereon, is due and payable.
“Subordinated Debt” means Debt of RFR and any RFR Subsidiary Guarantor which is expressly subordinated in right of payment to its obligations hereunder and under the RFR Subsidiary Guarantee Agreement.
“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding Capital Stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or

Raynoier - 2011 Credit Agreement

limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries. Notwithstanding the foregoing, until the occurrence of the RFR Restriction Termination Date, the term “Subsidiary” with reference to RFR means (i) a corporation a majority of whose Voting Stock (or, in the case of a partnership, a majority of the partners' Capital Stock, considering all partners' Capital Stock as a single class) is at the time, directly or indirectly, owned by RFR, by one or more Subsidiaries of RFR or by RFR and one or more Subsidiaries thereof, and (ii) any other Person, including, without limitation, a joint venture, in which RFR, one or more Subsidiaries thereof or RFR and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers, general partners or trustees thereof (or other Person performing similar functions) or, if such Persons are not elected, to vote on any matter that is submitted to the vote of all Persons holding ownership interests in such entity, and (iii) a corporation or any other Person substantially all the equity interest in which (whether or not a voting interest) is at the time, directly or indirectly, owned by RFR, by one or more Subsidiaries of RFR or by RFR and one or more Subsidiaries thereof (for purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary).
“Subsidiary Guarantee Agreement” means, collectively, the RFR Subsidiary Guarantee Agreement, the TRS Subsidiary Guarantee Agreement and any Additional Subsidiary Guarantor Guarantee Agreement.
“Subsidiary Guarantors” means, collectively, the TRS Subsidiary Guarantors, the RFR Subsidiary Guarantors and each Additional Subsidiary Guarantor.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Date” means the earlier of (a) April 21, 2016 and (b) the date of termination in whole of the Commitments pursuant to Section 2.05 or 6.01.
“Timber” means all crops and all trees, timber, whether severed or unsevered and including standing and down timber, stumps and cut timber, logs, wood chips and other forest products, whether now located on or hereafter planted or growing in or on the Timberlands or otherwise or now or hereafter removed from the Timberlands or otherwise for sale or other disposition.
“Timberlands” means, at any date of determination, all real property owned by or leased to RFR that is suitable for Timber production.
“Total Credit Exposure” means, as to any Lender at any time, the unused Commitment and the outstanding Revolving Credit Advances of such Lender at such time.
“Trade Letter of Credit” means any letter of credit that is issued for the benefit of a supplier of inventory or provider of a service related to for the conduct of the business of any Borrower or any of its Subsidiaries (other than any financial services) to such Borrower or any of its

Raynoier - 2011 Credit Agreement

Subsidiaries to effect payment for such inventory or service.
“TRS Subsidiary Guarantee Agreement” means a guarantee agreement among certain Subsidiaries of TRS as guarantors and Credit Suisse, as administrative agent, pursuant to which each such Subsidiary of TRS guarantees all obligations of Rayonier, TRS, RFR and ROC under this Agreement and the Guarantee Agreement, such agreement to be substantially in the form of Exhibit C-3 hereto.
“TRS Subsidiary Guarantor” means each Subsidiary of TRS which is then a party to the TRS Subsidiary Guarantee Agreement as a guarantor.
“Unrestricted Subsidiary” means any Subsidiary of RFR (including any Restricted Subsidiary) that is designated as such by the Managing General Partner, provided that no portion of the Debt or any other obligation (contingent or otherwise) of such Subsidiary (a) is guaranteed by RFR or any Restricted Subsidiary, (b) is recourse to or obligates RFR or any Restricted Subsidiary in any way or (c) subjects any property or assets of RFR or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof. Notwithstanding the foregoing, RFR or a Restricted Subsidiary may Guarantee or agree to provide funds for the payment or maintenance of, or otherwise become liable with respect to Debt of an Unrestricted Subsidiary, but only to the extent that RFR or a Restricted Subsidiary would be permitted to (a) make an Investment in an amount equal to the Debt represented by such Guarantee or agreement in such Unrestricted Subsidiary pursuant to subdivision (c) of the definition of RFR Permitted Investments and (b) incur the Debt represented by such Guarantee or agreement pursuant to Section 5.04(a). The Managing General Partner may designate an Unrestricted Subsidiary to be a Restricted Subsidiary, provided that immediately after giving effect to such designation (a) there exists no Default or Event of Default, and (b) if such Unrestricted Subsidiary has, as of the date of such designation, outstanding Debt (other than RFR Permitted Debt), RFR could incur at least $1.00 of Debt (other than RFR Permitted Debt). Notwithstanding the foregoing, no Subsidiary may be designated an Unrestricted Subsidiary if such Subsidiary, directly or indirectly, holds Capital Stock of a Restricted Subsidiary.
“Voting Participant” has the meaning specified in Section 8.07(f).
“Voting Participant Notification” has the meaning specified in Section 8.07(f).
“Voting Stock” means with respect to any Person, Capital Stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency. Notwithstanding the foregoing, until the occurrence of the RFR Restriction Termination Date, the term “Voting Stock” with reference to RFR means (a) Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the directors (or Persons performing similar functions) or (b) in the case of a partnership, limited liability company or joint venture, interest in the profits or capital thereof entitling the holders of such interests to approve major business actions.
“Wholly-Owned Restricted Subsidiary” means any Subsidiary of RFR of which at least

Raynoier - 2011 Credit Agreement

99% of the outstanding Capital Stock is owned by RFR or by one or more Wholly‑Owned Restricted Subsidiaries of RFR or by RFR and one or more Wholly‑Owned Restricted Subsidiaries of RFR. For purposes of this definition, any directors qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.
“Withdrawal Liability” has the meaning specified in Part 1 of Subtitle E of Title IV of ERISA.
“Working Capital Facility” means any working capital facility or facilities of RFR (other than the working capital facility provided hereunder), including a commercial paper facility.
SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.
SECTION 1.04. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with United States generally accepted accounting principles as in effect from time to time (“GAAP”). If Rayonier notifies the Administrative Agent that any Borrower requests an amendment to any provision hereof to eliminate the effect of any change in GAAP occurring after the Closing Date (including if GAAP is replaced in its entirety by IFRS without any action by any Borrower) or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose) then, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof (including if GAAP is replaced in its entirety by IFRS without any action by any Borrower), such provision shall be interpreted on the basis of GAAP as in effect and applied immediately prior to the date that such change shall have become effective, until such notice shall have been withdrawn or such provision amended in

Raynoier - 2011 Credit Agreement

accordance with the terms of this Agreement.

ARTICLE II
AMOUNTS AND TERMS OF THE REVOLVING CREDIT ADVANCES
SECTION 2.01. The Revolving Credit Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances to any Borrower from time to time on any Business Day during the period from the Closing Date until the Termination Date up to the full amount of such Lender's Commitment hereunder; provided that (i) the aggregate amount of such Revolving Credit Advances made by such Lender at any time outstanding for all Borrowers plus such Lender's then outstanding LC Exposure shall not exceed such Lender's Commitment and (ii) the sum of the aggregate outstanding principal amount of the Revolving Credit Advances made by all Lenders plus the total LC Exposure shall not exceed at any time the aggregate amount of the Commitments of the Lenders. Each Revolving Credit Borrowing shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Revolving Credit Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. The Borrowers may borrow under this Section 2.01 subject to limitation set forth in this Section 2.01, prepay pursuant to Section 2.11 and reborrow under this Section 2.01.
SECTION 2.02. Making the Revolving Credit Advances (a) Each Revolving Credit Borrowing shall be made on notice, given not later than (x) 12:00 Noon (New York City time) on the third Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing to be comprised of Eurodollar Rate Advances or (y) 12:00 Noon (New York City time) on the Business Day of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing to be comprised of Alternate Base Rate Advances, by the applicable Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof. Each such notice of a Revolving Credit Borrowing (a “Notice of Revolving Credit Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier or telex in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Revolving Credit Borrowing, (ii) Type of Revolving Credit Advances comprising such Revolving Credit Borrowing, (iii) aggregate amount of such Revolving Credit Borrowing, (iv) remittance instructions and (v) in the case of a Revolving Credit Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Revolving Credit Advance. If no election as to Type of Revolving Credit Advances comprising such Revolving Credit Borrowing is specified in any such Notice of Revolving Credit Borrowing, then such Revolving Credit Advances shall be Alternate Base Rate Advances. If no Interest Period with respect to Eurodollar Rate Advances is specified in any such Notice of Revolving Credit Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month duration. Each Lender shall on the date of such Revolving Credit Borrowing, before 12:00 Noon (New York City time), in the case of a Revolving Credit Borrowing to be comprised of Eurodollar Rate Advances, and before 2:00 p.m. (New York City time), in the case of a Revolving Credit Borrowing to be comprised of Alternate Base Rate Advances, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent's Account, in same day funds, such Lender's ratable portion of such Revolving Credit Borrowing. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set

Raynoier - 2011 Credit Agreement

forth in Section 3.02, the Administrative Agent will make such funds available to the applicable Borrower in the manner specified by the applicable Borrower in the Notice of Revolving Credit Borrowing.
(a)Anything in subsection (a) above to the contrary notwithstanding, (i) no Borrower may select Eurodollar Rate Advances for any Revolving Credit Borrowing if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.09 or 2.13 and (ii) the Eurodollar Rate Advances may not be outstanding as part of more than eight separate Revolving Credit Borrowings.
(b)Each Notice of Revolving Credit Borrowing shall be irrevocable and binding on the applicable Borrower.
(c)The failure of any Lender to make the Revolving Credit Advance to be made by it as part of any Revolving Credit Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Credit Advance on the date of such Revolving Credit Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender on the date of any Revolving Credit Borrowing.
SECTION 2.03. Letters of Credit. (a) Subject to the terms and conditions set forth herein (including Section 2.21 and 2.22 of this Agreement), each Borrower may request the issuance of, and each Issuing Bank agrees to issue, one or more Letters of Credit for its own account, in a form and substance reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the period from the Closing Date until the thirtieth (30th) day prior to the Termination Date on a revolving basis, provided that no Trade Letters of Credit shall be issued and the minimum amount for any standby Letter of Credit shall be $100,000 (or such other amount that the Issuing Bank may determine at its own discretion). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the applicable Borrower to, or entered into by the applicable Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. At the request of the applicable Borrower, any Letter of Credit may be issued (i) designating a Subsidiary of such Borrower as a nominal account party in respect of such Letter of Credit, but no such designation shall in any manner limit or impair, or relieve such Borrower of, the obligations of such Borrower hereunder and in respect of such Letter of Credit, it being understood and agreed that, as among the several parties to this Agreement, such Borrower shall at all times have all of the rights and be subject to all of the obligations, duties and responsibilities of an account party in respect thereof or (ii) for the joint and several account of such Borrower and another Borrower. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.
(a)Notice of Issuance; Amendment; Renewal; Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent on the third Business Day (or such

Rayonier - 2011 Credit Agreement

other period of time acceptable to the applicable Issuing Bank) prior to requested date of issuance, amendment, renewal or extension a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with subsection (b) of this Section 2.03), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, such Borrower also shall submit a letter of credit application on such Issuing Bank's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the total LC Exposure shall not exceed $100,000,000, and (ii) the sum of the aggregate outstanding principal amount of the Revolving Credit Advances made by all Lenders plus the total LC Exposure shall not exceed at any time the aggregate amount of the Commitments of the Lenders.
(b)Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Termination Date; provided that any Letter of Credit may provide for the renewal thereof for additional periods not to exceed one year (which in no event extend beyond the date referred to in clause (ii) above). Notwithstanding the foregoing, the Issuing Bank, in its sole discretion, may issue one or more Letters of Credit, each with an expiration date extending beyond the Termination Date (each a “Designated Letter of Credit” and, collectively, the “Designated Letters of Credit”); provided that on or before the Termination Date, to the extent that any Designated Letter of Credit remains outstanding, the applicable Borrower shall Cash Collateralize the aggregate then undrawn and unexpired amount of all Designated Letters of Credit outstanding at such time. In the event that the applicable Borrower fails to Cash Collateralize the outstanding Designated Letters of Credit by the Termination Date, each such outstanding Designated Letter of Credit shall automatically be deemed drawn in full and such Borrower shall be deemed to have requested a Revolving Credit Advance to be funded by the Lenders on the Termination Date to reimburse such drawing (with the proceeds of such Revolving Credit Advance being used to Cash Collateralize outstanding Designated Letters of Credit as set forth above) in accordance with Section 2.03(d). The funding by a Lender of its pro rata share of such Revolving Credit Advance to Cash Collateralize the outstanding Designated Letters of Credit on the Termination Date shall be deemed payment by such Lender in respect of its participation in each such Designated Letter of Credit.
(c)Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Lenders, each Issuing Bank issuing one or more Letters of Credit hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in each such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender's Applicable Percentage of each LC Disbursement

Rayonier - 2011 Credit Agreement

made by such Issuing Bank and not reimbursed on or before the date due as provided in subsection (d) of this Section 2.03, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this subsection in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(d)Reimbursement. If the applicable Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to such Issuing Bank an amount equal to such LC Disbursement (i) not later than 2:00 p.m. (New York City time) on the date that such LC Disbursement is made, if such Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m. (New York City time) on such date, or (ii) if such notice has not been received by such Borrower prior to 10:00 a.m. (New York City time) on such LC Disbursement date, then not later than 2:00 p.m. (New York City time) on (x) the Business Day on which such Borrower receives such notice, if such notice is received prior to 10:00 a.m. (New York City time) on such day of receipt or (y) the Business Day immediately following the day on which such Borrower receives such notice, if such notice is not received prior to 10:00 a.m. (New York City time) on such day of receipt; provided that such Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 that such payment be financed with a Revolving Credit Advance in an equivalent amount and, to the extent so financed, such Borrower's obligation to make such payment shall be discharged and replaced by the resulting Revolving Credit Advance. If such Borrower fails to make such payment when due, the applicable Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Lender's Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from such Borrower, in the same manner as provided in Section 2.02 with respect to Revolving Credit Advances made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders; provided that such Borrower shall remain obligated to pay interest on such LC Disbursement until the applicable Issuing Bank is reimbursed for such LC Disbursement in accordance with clause (h) of this Section 2.03. Promptly following receipt by the Administrative Agent of any payment from such Borrower pursuant to this subsection, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this subsection to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this subsection to reimburse the applicable Issuing Bank for any LC Disbursement (including the funding of Revolving Credit Advances as contemplated above) shall constitute a Revolving Credit Advance and the applicable Borrower shall be deemed to have reimbursed the applicable Issuing Bank as of date of such payment and the Lenders shall be deemed to have extended, and such Borrower shall be deemed to have accepted, a Revolving Credit Advance in the aggregate principal amount of such payment without any further action on the part of any party, provided that if any such payment is not deemed to be the funding of a Revolving

Rayonier - 2011 Credit Agreement

Credit Advance for any reason, such payment shall constitute the funding of such Lender's participation in the applicable LC Disbursement.
(e)Obligations Absolute. Each applicable Borrower's obligation to reimburse LC Disbursements as provided in subsection (e) of this Section 2.03 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of:
(i)any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein;
(ii)any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or this Agreement;
(iii)the existence of any claim, set-off, defense or other right that any Borrower, any other party guaranteeing, or otherwise obligated with, any Borrower, any Subsidiary or other Affiliate thereof or any other Person, other than payment in full of all amounts due and payable, may at any time have against the beneficiary under any Letter of Credit, the applicable Issuing Bank, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement or any other related or unrelated agreement or transaction;
(iv)any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;
(v)payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and
(vi)any other act or omission to act or delay of any kind of the applicable Issuing Bank, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.03, constitute a legal or equitable discharge of such Borrower's obligations hereunder, other than payment in full of all amounts due and payable.
Neither the Administrative Agent, the Lenders nor the applicable Issuing Bank nor any of their Affiliates, directors, officers, employees and agents, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder, including any of the circumstances specified in clauses (i) through (vi) above, as well as any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing (including the circumstance specified in clause (v) above) shall not be construed to excuse such Issuing Bank from liability to such Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank's failure to exercise the agreed standard of care (as set forth below) with respect to any Letter of Credit. The parties hereto expressly agree that each Issuing Bank shall

Rayonier - 2011 Credit Agreement

have exercised the agreed standard of care in the absence of gross negligence or willful misconduct on the part of such Issuing Bank. Without limiting the generality of the foregoing, it is understood that any Issuing Bank may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit; provided that each Issuing Bank shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit.
(f)Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and such Borrower for whose account such Letter of Credit was issued by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.
(g)Interim Interest. If the applicable Issuing Bank shall make any LC Disbursement, unless the applicable Borrower shall reimburse (including with the proceeds of Revolving Credit Advances as provided in subsection (e) of this Section 2.03) or shall be deemed to have reimbursed such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimbursed such LC Disbursement at the rate per annum specified in Section 2.07(a)(i), provided that, if such Borrower fails to reimburse (including with the proceeds of Revolving Credit Advances as provided in subsection (e) of this Section 2.03) such LC Disbursement when due pursuant to subsection (e) of this Section 2.03, then Section 2.07(b)(ii) shall apply. Interest accrued pursuant to this subsection shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to subsection (e) of this Section 2.03 to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.
(h)Replacement of the LC Commitment of an Issuing Bank. Subject to the provisions of Section 2.22 of this Agreement, all or a portion of the LC Commitment of any Issuing Bank may be replaced with an LC Commitment from a new or another existing Issuing Bank at any time by written agreement among the Borrowers, such new or other existing Issuing Bank and the Administrative Agent (with notice to the Issuing Bank whose LC Commitment is being replaced); provided, however, that the Administrative Agent shall review any such proposed agreement for form only and not with respect to the identity of any successor Issuing Bank or the identity of the Issuing Bank to be replaced. The Administrative Agent shall notify the Lenders of any such replacement of the LC Commitment of an Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued and payable pursuant to Section 2.04(c) for the account of the Issuing Bank whose LC Commitment is being replaced, and shall return to such Issuing Bank any Letter of Credit issued by such Issuing Bank (to the extent the aggregate undrawn face amount of its then outstanding Letters of Credit would exceed its revised

Rayonier - 2011 Credit Agreement

LC Commitment). From and after the effective date of any such replacement, (i) the Issuing Bank succeeding to the LC Commitment being replaced shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to its LC Commitment (and its Letters of Credit to be issued by it on such effective date or thereafter) and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of the LC Commitment of an Issuing Bank hereunder, the Issuing Bank whose LC Commitment was replaced shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement that remain outstanding after the effective date of such replacement but shall not be required to issue additional Letters of Credit in excess of its remaining LC Commitment (if any).
SECTION 2.04. Fees. (a) Facility Fee. The Borrowers agree, jointly and severally, subject to Section 2.22(a)(iii) of this Agreement, to pay to the Administrative Agent for the ratable account of each Lender a Facility Fee on the aggregate amount of such Lender's Commitment (or, if terminated, its Revolving Credit Advances and LC Exposure) from the date hereof until the Termination Date at a rate per annum in effect from time to time as set forth in the definition of “Facility Fee” in Section 1.01, payable in arrears quarterly on the last Business Day of each March, June, September and December, commencing on June 30, 2011, and on the Termination Date. All Facility Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(a)Administrative Agent's Fees. The Borrowers agree, jointly and severally, to pay to the Administrative Agent for its own account such fees as may from time to time be agreed between Rayonier and the Administrative Agent.
(b)Participation and Fronting Fees. The applicable Borrower agrees, subject to Section 2.22(a)(iii) of this Agreement, to pay (i) to the Administrative Agent for the ratable account of each Lender, a participation fee with respect to its participations in Letters of Credit issued for the account of such Borrower, which shall accrue at a rate per annum equal to the Applicable Margin applicable to interest on Eurodollar Rate Advances on such Lender's Applicable Percentage of the average daily aggregate face amount of Letters of Credit outstanding hereunder for the account of such Borrower during the period from and including the Closing Date to but excluding the date on which such Lender ceases to have any LC Exposure, and (ii) to the Administrative Agent for the ratable account of each Issuing Bank, a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily aggregate face amount of the outstanding Letters of Credit of such Issuing Bank issued for the account of such Borrower, as well as such Issuing Bank's standard fees with respect to the issuance, amendment, renewal or extension of any such Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees shall be payable in arrears quarterly on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this subsection shall be payable promptly after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

Rayonier - 2011 Credit Agreement

(c)All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for the benefit of the parties entitled thereto. Fees paid shall not be refundable under any circumstances.
SECTION 2.05. Termination or Reduction of the Commitments. Rayonier shall have the right, upon at least three Business Days' notice to the Administrative Agent, to terminate in whole or permanently reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.
SECTION 2.06. Repayment of Revolving Credit Advances. The applicable Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Revolving Credit Advances made to such Borrower that are then outstanding.
SECTION 2.07. Interest on Revolving Credit Advances. (a) Scheduled Interest. The applicable Borrower shall pay interest on the unpaid principal amount of each Revolving Credit Advance owing to each Lender from the date of such Revolving Credit Advance until such principal amount shall be paid in full, at the following rates per annum:
(i)Alternate Base Rate Advances. During such periods as such Revolving Credit Advance is an Alternate Base Rate Advance, a rate per annum equal at all times to the sum of (y) the Alternate Base Rate in effect from time to time plus (z) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last Business Day of each March, June, September and December during such periods.
(ii)Eurodollar Rate Advances. During such periods as such Revolving Credit Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Revolving Credit Advance to the sum of (y) the Eurodollar Rate for such Interest Period for such Revolving Credit Advance plus (z) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.
(b)Default Interest. At any time during which any Borrower shall fail (i) to pay any principal of any Revolving Credit Advance, any interest on any Revolving Credit Advance or make any other payment in connection with this Agreement or any other Loan Document when the same becomes due and payable or (ii) to perform or observe any term, covenant or agreement contained in Section 5.05, the Administrative Agent may, and upon the request of the Required Lenders shall, require the Borrowers to pay interest (“Default Interest”) on (A) the unpaid principal amount of each Revolving Credit Advance owing to each Lender by such Borrower, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Revolving Credit Advance pursuant to clause (a)(i) or (a)(ii) above and (B) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall

Rayonier - 2011 Credit Agreement

be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Alternate Base Rate Advances pursuant to clause (a)(i) above, provided, however, that following acceleration of the Revolving Credit Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent.
SECTION 2.08 Computation of Interest. (a) The Alternate Base Rate interest, when calculated based upon the Prime Rate, shall be calculated on the basis of a 365/366 day year and all other interest shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify Rayonier and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Revolving Credit Advance resulting from a change in the Alternate Base Rate or the Eurodollar Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall, as soon as practicable, notify Rayonier and the Lenders of the effective date and the amount of each such change in interest rate.
(a)Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error.
SECTION 2.09. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
(a)the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or
(b)the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as certified by such Lenders) of making or maintaining its affected Revolving Credit Advances during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to Rayonier and the Lenders as soon as practicable thereafter (which notice shall include supporting calculations in reasonable detail). If such notice is given, (i) any Eurodollar Rate Advance requested to be made on the first day of such Interest Period shall be made as Alternate Base Rate Advances, (ii) any Revolving Credit Advances that were to have been Converted on the first day of such Interest Period to Eurodollar Rate Advances shall be continued as Alternate Base Rate Advances and (iii) any outstanding Eurodollar Rate Advances shall be Converted, on the first day of such Interest Period, to Alternate Base Rate Advances. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Rate Advances shall be made or continued as such, nor shall any Borrower have the right to Convert Alternate Base Rate Advances to Eurodollar Rate Advances.
SECTION 2.10. Conversion of Revolving Credit Advances. (a) Optional Conversion. Any Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the date of the proposed

Rayonier - 2011 Credit Agreement

Conversion and subject to the provisions of Sections 2.09 and 2.13, Convert all Revolving Credit Advances of one Type owed by such Borrower and comprising the same Borrowing into Revolving Credit Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Alternate Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Alternate Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified for Revolving Credit Borrowings in Section 2.01 and no Conversion of any Revolving Credit Advances shall result in more separate Revolving Credit Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Revolving Credit Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on such Borrower.
(a)Mandatory Conversion. (i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Revolving Credit Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically Convert into Alternate Base Rate Advances, and (ii) upon the occurrence and during the continuance of any Event of Default, (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Alternate Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.
SECTION 2.11. Prepayments of Revolving Credit Advances. Any Borrower may, upon notice to the Administrative Agent no later than 11:00 a.m. (New York City time) on the Business Day of the proposed date of the prepayment in the case of Alternate Base Rate Advances and on the third Business Day prior to the proposed date of the prepayment in the case of Eurodollar Rate Advances, in each case stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the Revolving Credit Advances owed by such Borrower comprising part of the same Revolving Credit Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance, such Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 2.23.
SECTION 2.12. Increased Costs. (a) Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or any Issuing Bank;
(ii)subject any Lender or any Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Advance made by it, or change the basis of taxation of payments to such Lender or any Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered

Rayonier - 2011 Credit Agreement

by Section 2.15 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such Issuing Bank); or
(iii)impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Revolving Credit Advances made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Eurodollar Rate Advance or of maintaining its obligation to make any such Revolving Credit Advance, or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, the Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
(b)Capital Requirements. If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or such Lender's or Issuing Bank's holding company, if any, regarding capital requirements, has or would have the effect of reducing the rate of return in any material respect on such Lender's or Issuing Bank's capital or on the capital of such Lender's or Issuing Bank's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Revolving Credit Advances made by, or participations in Letters of Credit, or the Letters of Credit issued by any Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender's or Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or Issuing Bank's policies and the policies of such Lender's or Issuing Bank's holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or Issuing Bank, jointly and severally, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender's or Issuing Bank's holding company for any such reduction suffered.
(c)Certificates for Reimbursement. A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 2.12 and delivered to Rayonier, shall be conclusive absent manifest error. The Borrowers shall pay such Lender or Issuing Bank, jointly and severally, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)Delay in Requests. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender's or Issuing Bank's right to demand such compensation; provided that no Borrower shall be required to compensate a Lender or Issuing Bank pursuant to this Section 2.12 for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or Issuing Bank, as the case may be, notifies Rayonier of the Change in Law giving rise to such increased costs or reductions, and of such Lender's or Issuing Bank's intention to claim compensation therefor (except

Rayonier - 2011 Credit Agreement

that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).
SECTION 2.13. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (i) the obligation of the Lenders to make, or to Convert Revolving Credit Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify Rayonier and the Lenders that the circumstances causing such suspension no longer exist and (ii) each Borrower shall forthwith prepay in full all Eurodollar Rate Advances of such Borrower then outstanding, together with interest accrued thereon, unless such Borrower, within five (5) Business Days of notice from the Administrative Agent, Converts all Eurodollar Rate Advances of such Borrower then outstanding into Alternate Base Rate Advances in accordance with Section 2.10.
SECTION 2.14. Payments. (a) The Borrowers shall make each payment hereunder, irrespective of any right of counterclaim or set-off, not later than 12:00 Noon (New York City time) on the day when due in Dollars to the Administrative Agent at the Administrative Agent's Account in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or Facility Fees or participation fees or fronting fees ratably (other than amounts payable pursuant to Section 2.12, 2.15, 2.20(b) and 2.23) to the Lenders for the account of their respective Applicable Lending Offices or the applicable Issuing Bank, and like funds relating to the payment of any other amount payable to any Lender or Issuing Bank to such Lender for the account of its Applicable Lending Office or the applicable Issuing Bank, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Assumption, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignor and the Lender assignee thereunder in accordance with such Assignment and Assumption, on a pro rata basis and subject to all appropriate adjustments in such payments for periods prior to such effective date.
(a)Except as otherwise provided herein, whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or Facility Fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
SECTION 2.15. Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any Borrower shall be required by applicable law to deduct any Indemnified

Rayonier - 2011 Credit Agreement

Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) the Administrative Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Borrower shall make such deductions and (iii) the applicable Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(a)Payment of Other Taxes by the Borrowers. Without limiting the provisions of paragraph (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(b)Indemnification by the Borrowers. The applicable Borrower shall indemnify the Administrative Agent, each Lender and any Issuing Bank, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Rayonier by a Lender or Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or Issuing Bank, shall be conclusive absent manifest error.
(c)Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to Rayonier (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by Rayonier, the applicable Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Rayonier, the applicable Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Rayonier, the applicable Borrower or the Administrative Agent as will enable Rayonier, the applicable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
Without limiting the generality of the foregoing, any Foreign Lender shall deliver to Rayonier and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement

Rayonier - 2011 Credit Agreement

(and from time to time thereafter upon the request of Rayonier, the applicable Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
(i)duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,
(ii)duly completed copies of Internal Revenue Service Form W-8ECI,
(iii)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the applicable Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
(iv)any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the applicable Borrower to determine the withholding or deduction required to be made.
(e)Treatment of Certain Refunds. If the Administrative Agent, a Lender or any Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which any Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.15 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrowers, upon the request of the Administrative Agent, such Lender or Issuing Bank, agree to repay the amount paid over to the applicable Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or Issuing Bank in the event the Administrative Agent, such Lender or Issuing Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or any Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.
SECTION 2.16. Sharing of Payments, Etc. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Credit Advances or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Revolving Credit Advances and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Revolving Credit Advances and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with

Rayonier - 2011 Credit Agreement

the aggregate amount of principal of and accrued interest on their respective Revolving Credit Advances and other amounts owing them; provided that:
(i)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)the provisions of this paragraph shall not be construed to apply to (x) any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Advances or participations in LC Disbursements to any assignee or participant, other than to a Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).
Each Borrower hereby consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Borrower in the amount of such participation
SECTION 2.17. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Revolving Credit Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Revolving Credit Advances. Each Borrower agrees that upon notice by any Lender to any Borrower (with a copy of such notice to the Administrative Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Revolving Credit Advances owing to, or to be made by, such Lender, such Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Commitment of such Lender.
(a)The Register maintained by the Administrative Agent pursuant to Section 8.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Revolving Credit Borrowing made hereunder, the applicable Borrower thereof, the Type of Advances comprising such Revolving Credit Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from each Borrower hereunder and each Lender's share thereof.
(b)Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from each Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided,

Rayonier - 2011 Credit Agreement

however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of any Borrower under this Agreement.
SECTION 2.18. Use of Proceeds. The proceeds of the Revolving Credit Advances shall be available (and each Borrower agrees that it shall use such proceeds) solely first, to refinance Debt outstanding under the Existing Credit Agreement and to pay fees and expenses incurred in connection with the transactions contemplated by this Agreement, and, thereafter, for ongoing working capital needs and general corporate purposes of the applicable Borrower and its Subsidiaries (including, without limitation, acquisitions, repayment of Debt and repurchase of Capital Stock). The Letters of Credit are to be used for the general corporate purposes of the applicable Borrower.
SECTION 2.19. Increase in the Aggregate Commitments. (a) Rayonier may, at any time prior to the Termination Date, by notice to the Administrative Agent, request that the aggregate amount of the Commitments be increased on one or more occasions by an amount in each case of not less than $25,000,000 and by an amount not more than $150,000,000 in the aggregate for all such increases (each a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the scheduled Termination Date then in effect (the “Increase Date”) as specified in the related notice to the Administrative Agent; provided, however, no Default or Event of Default shall have occurred and be continuing as of the date of such request or as of the Increase Date, or shall occur as a result thereof.
(a)The Administrative Agent shall promptly notify the Lenders of a request by Rayonier for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Commitments (the “Commitment Date”). Each Lender that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall give written notice to the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment. No Lender shall be obligated or entitled to participate in any Commitment Increase.
(b)Promptly following each Commitment Date, the Administrative Agent shall notify Rayonier as to the amount, if any, by which each Lender is willing to participate in the requested Commitment Increase, and Rayonier shall promptly notify the Administrative Agent in writing, which shall in turn notify the Lenders, of the amount of the Commitment Increase that is allocated to each such Lender. In addition to the existing Lenders, Rayonier may extend offers to one or more Eligible Assignees to participate in any portion of the requested Commitment Increase; provided, however, that the Commitment of each such Eligible Assignee shall be in an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof, and provided, further that any such Eligible Assignee shall be approved by the Administrative Agent and each Issuing Bank.
(c)On the Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.19(c) (each such Eligible Assignee, an “Assuming Lender”) shall become a Lender party to this Agreement as of such Increase Date and the Commitment of each Increasing Lender for such requested Commitment Increase shall be increased by the amount allocated to such Lender pursuant to Section 2.19(c)) as of such Increase

Rayonier - 2011 Credit Agreement

Date; provided, however, that the Administrative Agent shall have received on or before such Increase Date the following, each dated such date:
(i)(A) certified copies of resolutions of the Board of Directors of the Borrowers approving the Commitment Increase and the corresponding modifications to this Agreement and (B) an opinion of counsel for the Borrowers in form and substance reasonably satisfactory to the Administrative Agent;
(ii)an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Assuming Lender, the Borrowers and the Administrative Agent (each an “Assumption Agreement”), duly executed by such Assuming Lender, the Administrative Agent and the Borrowers; and
(iii)confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to Rayonier and the Administrative Agent.
(d)On each Increase Date, upon fulfillment of the conditions set forth in Section 2.19(d), the Administrative Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and Rayonier, on or before 1:00 p.m. (New York City time), by telecopier, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date.
SECTION 2.20. Mitigation Obligations; Replacement of Lenders.
(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, or requires any Borrower to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Revolving Credit Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The applicable Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(a)Replacement of Lenders. If any Lender requests compensation under Section 2.12, or if any Borrower is required to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.20(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the applicable Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

Rayonier - 2011 Credit Agreement

(i)the applicable Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 8.07;
(ii)such Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Credit Advances and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.23 from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts);
(iii)in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)such assignment does not conflict with applicable law; and
(v)in the case of any assignment resulting from a Lender becoming a Non‑Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the applicable Borrower to require such assignment and delegation cease to apply.
SECTION 2.21. Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent) the Borrowers shall, jointly and severally, Cash Collateralize the Issuing Banks' Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.22(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(a)Grant of Security Interest. Each Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders' obligation to fund participations in respect of LC Obligations, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided (other than Liens of the types described in clause (a) of the definition of “Permitted Liens”), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the applicable Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(b)Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.21 or Section 2.22 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender's obligation to fund participations in respect of LC Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest

Rayonier - 2011 Credit Agreement

accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(c)Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank's Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.21 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and each Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.22, the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.
SECTION 2.22. Defaulting Lenders. (a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)Waivers and Amendments. Such Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.
(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 8.05 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to Cash Collateralize the Issuing Banks' Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.21; fourth, as Rayonier may request (so long as no Default or Event of Default exists), to the funding of any Revolving Credit Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and Rayonier, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender's potential future funding obligations with respect to Revolving Credit Advances under this Agreement and (y) Cash Collateralize the Issuing Banks' future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.21; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that

Rayonier - 2011 Credit Agreement

if (x) such payment is a payment of the principal amount of any Revolving Credit Advances or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Revolving Credit Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Revolving Credit Advances of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Credit Advances of, or LC Disbursements owed to, such Defaulting Lender until such time as all Revolving Credit Advances and funded and unfunded participations in LC Obligations are held by the Lenders pro rata in accordance with the Commitments under the Facility without giving effect to Section 2.22(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)Certain Fees.
(A)Notwithstanding anything in Section 2.04(a) to the contrary, each Defaulting Lender shall be entitled to receive a Facility Fee for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding principal amount of the Revolving Credit Advances funded by it, and (2) its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.21.
(B)Notwithstanding anything in Section 2.04(c) to the contrary, each Defaulting Lender shall be entitled to receive participation fees and fronting fees with respect to Letters of Credit under Section 2.04(c) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.21.
(C)With respect to any Facility Fee, participation fees and fronting fees not required to be paid to any Defaulting Lender pursuant to clause (A) or clause (B) above, the Borrowers, jointly and severally, shall (x) pay to each Non‑Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender's participation in LC Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank's Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender's participation in LC Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender's Commitment) but only to the extent that (x) the conditions set forth in Section 3.02 are satisfied at the time of such reallocation (and, unless

Rayonier - 2011 Credit Agreement

any Borrower shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender's Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender's increased exposure following such reallocation.
(v)Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Banks' Fronting Exposure in accordance with the procedures set forth in Section 2.21.
(b)Defaulting Lender Cure. If the Borrowers, the Administrative Agent and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Credit Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Advances and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.22(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.
(c)Termination of Defaulting Lender. The Borrowers may terminate the unused amount of the Commitment of any Lender that is a Defaulting Lender upon not less than five (5) Business Days' prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.22(a)(ii) will apply to all amounts thereafter paid by the Borrowers for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim any Borrower, the Administrative Agent, any Issuing Bank, or any Lender may have against such Defaulting Lender.
SECTION 2.23. Breakage. The Borrowers shall, jointly and severally, indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of any event, other than a default by such Lender in the performance of its obligations hereunder (but including, for the avoidance of doubt, any loss or expense incurred as result of an assignment and delegation by a Lender under Section 2.20(b) of this Agreement), which results in (a) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar

Rayonier - 2011 Credit Agreement

Rate Advance prior to the end of the Interest Period in effect therefor, (b) the conversion of any Eurodollar Rate Advance to an Alternate Base Rate Advance, or the conversion of the Interest Period with respect to any Eurodollar Rate Advance, in each case other than on the last day of the Interest Period in effect therefor, or (c) any Eurodollar Rate Advance to be made by such Lender (including any Eurodollar Rate Advance to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Revolving Credit Advance shall have been given by any Borrower hereunder (which indemnified amount shall include, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Credit Advance to be made by such Lender as part of such Revolving Credit Borrowing when such Revolving Credit Advance, as a result of such failure, is not made on such date) (any of these events being called a “Breakage Event”). In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Rate Advance that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Revolving Credit Advance over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.23 shall be delivered to Rayonier and shall be conclusive absent manifest error.
SECTION 2.24. Administrative Agent's Clawback. (a) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender (x) in the case of ABR Revolving Credit Advances, one (1) hour prior to the proposed time of such Revolving Credit Borrowing and (y) otherwise, prior to the proposed date of any Revolving Credit Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Revolving Credit Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the applicable Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Revolving Credit Borrowing available to the Administrative Agent, then the Borrowers jointly and severally, and the applicable Lenders severally, agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by a Borrower, the interest rate at such time applicable to Revolving Credit Advances comprising such Revolving Credit Borrowing. If a Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, then the Administrative Agent shall promptly remit to the applicable Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Revolving Credit Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender's Revolving Credit Advance included in such Revolving Credit Borrowing. Any such payment by a Borrower shall be without prejudice to any claim any Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Rayonier - 2011 Credit Agreement

(a)Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from Rayonier prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the applicable Borrower will not make such payment, the Administrative Agent may assume that the applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
ARTICLE III
CONDITIONS PRECEDENT
SECTION 3.01. Conditions Precedent to Closing Date. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.01):
(a)Documents. The Administrative Agent shall have received each of the following documents, each of which shall be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance:
(i)Executed Counterparts. From each party hereto either (A) multiple counterparts of this Agreement, signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement;
(ii)Corporate Documents. (A) Such documents and certificates as the Administrative Agent or its counsel may reasonably request, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of each Borrower and Subsidiary Guarantor or, in the case of RFR, by the Secretary or an Assistant Secretary of the Managing General Partner, relating to (1) the organization, existence and good standing of such Borrower or Subsidiary Guarantor, as the case may be, and, in the case of RFR, the existence of any amendments to the Installment Note Agreement, (2) the authorization of the execution, delivery and performance by such Borrower or Subsidiary Guarantor, as the case may be, of the applicable Loan Documents and of the borrowings hereunder by each Borrower, and (3) certificates as to the incumbency and signature of each individual signing this Agreement and/or any other Loan Document or other agreement or document contemplated hereby on behalf of the applicable Borrower or Subsidiary Guarantor; and (B) in the case of RFR, a certificate of another officer of the Managing General Partner as to the incumbency and specimen signature of the Secretary or an Assistant Secretary executing the certificate pursuant to clause (A) above;

Rayonier - 2011 Credit Agreement

(iii)Financial Statements. Copies of the audited Consolidated balance sheets of Rayonier and its Subsidiaries as of December 31, 2010 and the related Consolidated statements of income and cash flows for the period ending as of such date;
(iv)Guarantee. The Administrative Agent shall have received the Guarantee Agreement substantially in the form of Exhibit C-1 hereto and executed by duly authorized officers of Rayonier, ROC and TRS respectively;
(v)Subsidiary Guarantees. The Administrative Agent shall have received the Subsidiary Guarantee Agreements substantially in the form of Exhibits C-2 and C-3 hereto, in each case executed by duly authorized officers of the parties thereto;
(vi)Certificate as to Absence of Material Adverse Effect. A certificate signed by the chief executive officer, chief financial officer or a senior vice president of each Borrower certifying that there has been no event or circumstance since December 31, 2010 that, individually or in the aggregate, has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and
(vii)Other Documents. Such other documents as the Administrative Agent or any Lender (acting through the Administrative Agent) may reasonably request.
(b)Repayments. The Administrative Agent shall have received documentation satisfactory to the Administrative Agent evidencing that the Existing Credit Agreement shall have been terminated and all respective amounts outstanding thereunder shall have been repaid in full.
(c)Representations and Warranties. Each of the representations and warranties made by each Borrower in or pursuant to the Loan Documents (except to the extent applicable to an earlier date) shall be true and correct in all material respects on and as of such date as if made on and as of such date.
(d)No Default. No Default or Event of Default shall have occurred and be continuing on such date.
(e)Legal Opinions. The Administrative Agent shall have received the executed legal opinions of (i) Rayonier's Vice President and General Counsel, and (ii) Alston & Bird LLP, special counsel for the Borrowers and the Subsidiary Guarantors, in each case (A) dated the Closing Date, (B) addressed to the Issuing Banks, the Administrative Agent and the Lenders, (C) covering such matters relating to this Agreement and the other Loan Documents, and the transactions contemplated herein and therein, as the Administrative Agent shall reasonably require, and (D) in form and substance, reasonably satisfactory to the Administrative Agent.
(f)Closing Certificate. The Administrative Agent shall have received, with a counterpart for each Lender, a closing certificate of each Borrower substantially in the form of Exhibit D hereto, dated as of the Closing Date.
(g)“Know Your Customer” Information. At least five (5) Business Days prior to the Closing Date, the Administrative Agent shall have received documentation and other information requested in writing by the Administrative Agent at least five (5) Business Days

Rayonier - 2011 Credit Agreement

prior to the Closing Date that is required by bank regulatory authorities under applicable “know your customer” and Anti-Money Laundering rules and regulations, including, without limitation, the USA PATRIOT Act. Such documentation shall include, without limitation, evidence satisfactory to the Administrative Agent of (y) the listing of Capital Stock of Rayonier on the New York Stock Exchange and (z) Rayonier's direct or indirect ownership of all of the outstanding Capital Stock of ROC, TRS, RFR and any Subsidiary Guarantors hereunder;
(h)Closing Fees and Expenses. The Administrative Agent shall have received the fees to be received on the Closing Date separately agreed to between the Administrative Agent and Rayonier and shall have received reimbursement of all reasonable costs and expenses (including reasonable fees and expenses of counsel to the Administrative Agent) for which reasonably detailed invoices have been provided to Rayonier at least one (1) Business Day prior to the Closing Date.
(i)Insurance. The Administrative Agent shall have received a certificate signed by the chief executive officer or the chief financial officer of Rayonier certifying that the policies of insurance described on the list attached thereto provide the insurance required to be maintained by Rayonier and its Subsidiaries pursuant to Section 5.01(e) of this Agreement.
(j)Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents, instruments and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.
SECTION 3.02. Conditions Precedent to Each Loan Event. The agreement of each Lender to make any Revolving Credit Advance, including the initial Revolving Credit Advance, on the occasion of each Revolving Credit Borrowing and the agreement of the Issuing Bank to issue, amend, renew or extend (and of each Lender to participate in) any Letter of Credit (the making of any such Revolving Credit Advance or the issuance, amendment, renewal or extension of (and the participation in) any such Letter of Credit, a “Loan Event”) is subject to the satisfaction of the following conditions precedent:
(a)Closing Date. The Closing Date shall have occurred;
(b)Notice of Revolving Credit Borrowing. In the case of Revolving Credit Advances made pursuant to Section 2.01, the Administrative Agent shall have received a Notice of Revolving Credit Borrowing in compliance with the terms hereof.
(c)Representations and Warranties. Each of the representations and warranties made by each Borrower in or pursuant to the Loan Documents (except for the representations and warranties specified in Section 4.01(e), (f) and (g)(i)) shall be true and correct in all material respects on and as of such date as if made on and as of such date (both before and after giving effect to such Loan Event).
(d)No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to such Loan Event requested to be made on such date.

Rayonier - 2011 Credit Agreement

Each Loan Event shall constitute a representation and warranty by each Borrower as of the date of such Loan Event that the conditions contained in this Section 3.02 have been satisfied.
SECTION 3.03. Conditions Precedent to Additional Subsidiary Guarantor. The effectiveness of the designation of any Subsidiary of Rayonier as an Additional Subsidiary Guarantor shall be subject to the satisfaction of the following conditions precedent:
(a)Corporate Documents. The Administrative Agent shall have received the Additional Subsidiary Guarantor Guarantee Agreement substantially in the form of Exhibit C-4 hereto and executed by a duly authorized officer of such Additional Subsidiary Guarantor, and each of the following, in form and substance satisfactory to the Administrative Agent, (i) copies of the articles of incorporation (or the equivalent thereof) of such Additional Subsidiary Guarantor, together with all amendments thereto, and a certificate of good standing (or the equivalent thereof), each certified by the appropriate governmental officer in its jurisdiction of organization, as well as any other information required by the USA PATRIOT ACT, as determined by the Administrative Agent, (ii) copies, certified by the secretary or assistant secretary (or equivalent thereof) of the Additional Subsidiary Guarantor, of its by-laws (or the equivalent thereof) and of its board of directors' (or the equivalent thereof) resolutions and resolutions or actions of any other body authorizing the execution of the Additional Subsidiary Guarantor Guarantee Agreement, and (iii) such other documents and certificates as the Administrative Agent or its counsel may reasonably request, each of which shall be certified as of the date of the effective date of such designation as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Additional Subsidiary Guarantor relating to (A) the organization, existence and good standing of such Additional Subsidiary Guarantor, (B) the authorization of the execution, delivery and performance by such Additional Subsidiary Guarantor or the Additional Subsidiary Guarantor Guarantee Agreement, and (C) certificates as to the incumbency and signature of each individual signing Additional Subsidiary Guarantor Guarantee Agreement on behalf of such Additional Subsidiary Guarantor;
(b)Representations and Warranties. The representations and warranties contained in the Additional Subsidiary Guarantor Guarantee Agreement shall be true and correct in all material respects as to such Additional Subsidiary Guarantor and its Subsidiaries on and as of such date as if made on and as of such date;
(c)No Event of Default. No Event of Default shall have occurred and be continuing as of such date, or would immediately occur as a result of the effectiveness of such designation; and
(d)Legal Opinions. The Administrative Agent shall have received, with a counterpart for each Lender, the executed legal opinions, each of which shall be, in form and substance, satisfactory to the Administrative Agent, of (i) Rayonier's Vice President and General Counsel, and (ii) special counsel for the Additional Subsidiary Guarantor acceptable to the Administrative Agent, as to due authorization, execution and enforceability of the Additional Subsidiary Guarantor Guarantee Agreement and as to such other matters as any Lender through the Administrative Agent may reasonably request.

Rayonier - 2011 Credit Agreement

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
SECTION 4.01 Representations and Warranties of the Borrowers. Each Borrower represents and warrants as follows:
(a)Organization. Each Loan Party (i) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, (ii) has all requisite power and authority, and the legal right to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged except to the extent that the failure to have such power and authority and the legal right could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (iii) is duly qualified to conduct business, and is in good standing, under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)Power and Authority. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party's requisite powers, have been duly authorized by all requisite action, including member or partnership action and do not contravene (i) such Loan Party's certificate or articles of incorporation, formation or organization, the operating agreement, the partnership agreement, the by-laws or other similar organizational agreement, as applicable or (ii) law or any material contractual restriction binding on or affecting such Loan Party or, to the actual knowledge of a Responsible Officer of such Loan Party, any other contractual restriction binding on or affecting such Loan Party.
(c)Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority, regulatory body or any other third party is required for the due execution, delivery and performance by any Loan Party of the Loan Documents to which it is a party.
(d)Enforceability. This Agreement and any other Loan Document have been, and each of the Notes and other Loan Documents to be delivered by any Loan Party when delivered hereunder will have been, duly executed and delivered by the applicable Loan Party. This Agreement and any other Loan Document are, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of the applicable Loan Party enforceable against such Loan Party in accordance with their respective terms; provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally.
(e)Financial Statements. The Consolidated balance sheet of Rayonier and its Subsidiaries as at December 31, 2010, and the related Consolidated statements of income and cash flows of Rayonier and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Deloitte & Touche LLP, independent public accountants, and duly certified by a Responsible Officer of Rayonier, fairly present, in all material respects, the Consolidated financial condition of Rayonier and its Subsidiaries as at such dates and the Consolidated results

Rayonier - 2011 Credit Agreement

of the operations of Rayonier and its Subsidiaries for the fiscal year then ended, all in accordance with GAAP consistently applied.
(f)No Material Adverse Change. Since December 31, 2010, there has been no Material Adverse Change.
(g)Litigation. There is no pending or, to the knowledge of any Responsible Officer threatened in writing, action or proceeding, including, without limitation, any Environmental Action, affecting such Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect (other than as set forth in Schedule 4.01(g) (the “Disclosed Litigation”)), and since the date of Schedule 4.01(g) was prepared there has been no material adverse change in the status, or financial effect on such Borrower or any of its Subsidiaries, of the Disclosed Litigation from that described in Schedule 4.01(g) or (ii) purports to affect the legality, validity or enforceability of this Agreement, any Note or the other Loan Documents.
(h)No Violation; Compliance with Laws. No Loan Party or Subsidiary of any Loan Party is in violation of any law, rule or regulation (including any zoning, building, Environmental Laws, ordinance, code or approval or any building permit) or any restrictions of record or agreements affecting such material properties or assets, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where any such violation or default could reasonably be expected to result in a Material Adverse Effect.
(i)Accuracy of Information. No written information, report, financial statement, exhibit or schedule furnished by or on behalf of any Borrower or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or included herein or delivered pursuant hereto, when taken as a whole, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading. For purposes of this subsection, such information, report, financial statement, exhibit or schedule shall not include projections and information of a general economic or general industry nature.
(j)Federal Reserve Regulations.
(i)No Borrower nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
(ii)No part of the proceeds of any Revolving Credit Advance or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.
(k)Taxes. Each Borrower and each of its Subsidiaries has timely filed or caused to be filed all federal and, to the extent the failure to timely file such return could reasonably be expected to result in a Material Adverse Effect, other tax returns which are required to be filed and has paid or caused to be paid all taxes (including interest and penalties) shown to be due

Rayonier - 2011 Credit Agreement

and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any tax, fee or other charge the failure to pay which could not reasonably be expected to have a Material Adverse Effect or the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the applicable Borrower or such Subsidiary, as the case may be); and no tax Lien has been filed, and, to the knowledge of each Borrower, no claim is being asserted, with respect to any such tax, fee or other charge, other than any such Lien or claim which could not reasonably be expected to have a Material Adverse Effect.
(l)Environmental Matters.
(i)Except as set forth in Schedule 4.01(l)(i), the operations and properties of each Borrower and each of its Subsidiaries comply with all Environmental Laws, all Environmental Permits have been obtained and are in effect for the operations and properties of such Borrower and each of its Subsidiaries, and such Borrower and each of its Subsidiaries are in compliance with all such Environmental Permits except where the failure to comply with any such Environmental Laws or the failure to obtain or maintain in effect any such Environmental Permits, in either case, would not reasonably be expected to have a Material Adverse Effect.
(ii)Except as set forth in Rayonier's Form 10-K for 2010 and on Schedule 4.01(l)(ii), to the knowledge of the applicable Borrower, there are no circumstances that are reasonably likely to form the basis of an Environmental Action against such Borrower or any of its Subsidiaries that has, or could be reasonably likely to have, a Material Adverse Effect.
(iii)Except as set forth in Rayonier's Form 10-K for 2010 and on Schedule 4.01(l)(iii), there has been no Release of Hazardous Materials at any real property currently owned or operated by the Borrower or any of its Subsidiaries, or, during the period of its ownership or operation thereof, on any real property formerly owned or operated by Borrower or any of its Subsidiaries that has, or could reasonably be likely to have, a Material Adverse Effect; and neither the Borrower nor any of its Subsidiaries is conducting or funding any investigation, remediation, cleanup, or corrective or remedial action relating to any Release of Hazardous Materials that has had, or could reasonably be likely to have, a Material Adverse Effect.
(m)CERCLA. Except as set forth in Schedule 4.01(m), none of the properties currently or formerly owned or operated by any Borrower or any of its Subsidiaries is listed or, to the knowledge of any Borrower, proposed for listing on the National Properties List under CERCLA (the “NPL”) or on the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency (“CERCLIS”) or any analogous state list where such listing or proposed listing has had, or could reasonably be likely to have, a Material Adverse Effect.
(n)Transportation of Hazardous Materials. Except as set forth in Schedule 4.01(n), to

Rayonier - 2011 Credit Agreement

the knowledge of any Borrower, neither any Borrower nor any of its Subsidiaries has transported or arranged for the transportation of any Hazardous Materials to any location that is listed or proposed for listing on the NPL or on the CERCLIS, which could reasonably be likely to lead to claims against any Borrower or such Subsidiary for any remedial work, damage to natural resources or personal injury that has had, or could reasonably be likely to have, a Material Adverse Effect.
(o)ERISA. Except as would not reasonably be expected individually or in the aggregate, to have a Material Adverse Effect: (i) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan, (ii) Neither any Borrower nor any of its ERISA Affiliates has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan, (iii) Neither any Borrower nor any of its ERISA Affiliates has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), insolvent (within the meaning of Section 4245 of ERISA), has been terminated, within the meaning of Title IV of ERISA, or has been determined to be in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA and no such Multiemployer Plan is reasonably expected to be in reorganization, insolvent or to be terminated, within the meaning of Title IV of ERISA or in endangered or critical status. (iv) Except as set forth in Schedule 4.01(o), as of the date indicated on Schedule 4.01(o) neither any Borrower nor any of its Subsidiaries have material liability with respect to “accumulated post-retirement benefit obligations” within the meaning of Statement of Financial Accounting Standards No. 106 and (v) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and, if requested, furnished to the Administrative Agent pursuant to Section 5.01(k)(ix) hereof, is complete and accurate in all material respects and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.
(p)Investment Company Act. None of the Borrowers or any of their respective Subsidiaries is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
(q)NYSE Listing; REIT Status. The common stock of Rayonier is listed on the New York Stock Exchange (or on another nationally recognized securities exchange), there is no proceeding pending to delist such common stock from such exchange, and Rayonier is in good standing on such exchange. Rayonier is qualified as a REIT under Section 856 of the Code and is in material compliance with all other provisions of the Code applicable to Rayonier as a REIT.
(r)Senior Indebtedness. The obligations of RFR under this Agreement or any other Loan Document constitute Senior Debt.
(s)Sanction Persons. No Borrower or Subsidiary of any Borrower, nor to the knowledge of any Responsible Officer, any director, officer, agent, employee or Affiliate of any Borrower or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and no Borrower will make use, whether directly or indirectly, of the proceeds of the Revolving Credit Advances or the Letters of Credit or otherwise make available such proceeds to any Person, for the purpose of financing

Rayonier - 2011 Credit Agreement

the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

ARTICLE V
COVENANTS OF THE BORROWERS
SECTION 5.01Affirmative Covenants. Each Borrower hereby agrees that for so long as any of the Commitments remains in effect, any Revolving Credit Advance remains outstanding and unpaid, any Letter of Credit remains outstanding (unless the outstanding amount of the LC Exposure related to such Letter of Credit has been Cash Collateralized), or any obligation of any Borrower is owing to any Lender, any Issuing Bank or the Administrative Agent hereunder or under any other Loan Document (other than contingent obligations, which pursuant to Section 8.04(f), shall survive the payment in full of all other amounts referred to in such Section 8.04(f)), each Borrower shall:
(a)Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply in all material respects, with all material applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with (i) ERISA and (ii) Environmental Laws to the extent, and subject to the qualifications, set forth in Section 5.01(d).
(b)Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all federal and other material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that no Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP are being maintained on the books of the applicable Borrower or such Subsidiary.
(c)Payment of Obligations. Pay, discharge or otherwise satisfy, and cause each of its Subsidiaries to pay, discharge or otherwise satisfy, at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, or in the case of any trade payable before such trade payable becomes Debt, except where the amount or validity thereof is currently being contested in good faith and by appropriate proceedings and as to which appropriate reserves, if any, to the extent required in accordance with GAAP, are being maintained.
(d)Compliance with Environmental Laws. (i) Comply and cause each of its Subsidiaries to comply with all Environmental Laws and Environmental Permits applicable to the conduct of the business of such Borrower or any of its Subsidiaries or necessary for their operations and properties, and (ii) obtain and renew, and cause each of its Subsidiaries to obtain and renew, all Environmental Permits applicable to the conduct of the business of the applicable Borrower or any of its Subsidiaries or necessary for their operations and properties; except, (x) with respect to clauses (i) and (ii) above, to the extent that any such Environmental Law or the terms of any Environmental Permit are being contested in good faith and by proper proceedings and as to which appropriate reserves, if any, to the extent required in accordance with GAAP, are being maintained or (y) with respect to clause (i) above, if the failure to comply with any such Environmental Law or Environmental Permit, or with respect to clause (ii) above, if the failure

Rayonier - 2011 Credit Agreement

to obtain or renew any such Environmental Permit, would not reasonably be expected to have a Material Adverse Effect.
(e)Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance (including self-insurance, in amounts consistent with industry practice and custom) with responsible insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the applicable Borrower or such Subsidiary operates.
(f)Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that any Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.03(c), and provided, further that no Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise or the corporate existence of any Subsidiary of such Borrower (other than, in the case of Rayonier, ROC, TRS and RFR, except as a result of any merger or consolidation permitted under Section 5.03(c)) if the Board of Directors of such Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to Rayonier and its Subsidiaries taken as a whole or the Lenders.
(g)Visitation Rights. At any reasonable time and from time to time, upon reasonable prior notice, permit, and shall cause each of its Subsidiaries to permit, the Administrative Agent or, subject to the proviso hereto, any of the Lenders or Issuing Bank or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of any Borrower and any of its Subsidiaries, as shall be reasonably requested, and to discuss the affairs, finances and accounts of any Borrower and any of its Subsidiaries with any of their officers and with their independent certified public accountants (subject to such accountants' customary policies and procedures), provided that, unless (x) an Event of Default has occurred and is continuing or (y) the Corporate Credit Rating assigned by S&P is lower than BBB- and the Corporate Credit Rating assigned by Moody's is lower than Baa3, none of the Borrowers shall be required to comply with this Section 5.01(g) with respect to any of the Lenders, Issuing Bank or any agents or representatives thereof (other than the Administrative Agent) and the Administrative Agent shall not exercise such rights more than two times during any calendar year. The Administrative Agent, the Issuing Banks and the Lenders shall give the Borrowers and the Subsidiaries the opportunity to participate in any discussions with their independent public accountants. Notwithstanding anything to the contrary in this Section 5.01(g), none of the Borrowers or any of their Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) in respect of which disclosure to the Administrative Agent, any Issuing Bank or any Lender (or their respective agents or representatives) is prohibited by (i) applicable law or (ii) so long as an actual or deemed entry of an order for relief with respect to any Borrower under the Federal Bankruptcy Code has not occurred, a bona fide arm's length third party contract with a Person who is not an Affiliate of Rayonier or of any of its Subsidiaries, or (b) is subject to attorney-client or similar privilege.
(h)Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books

Rayonier - 2011 Credit Agreement

of record and account, in which appropriate entries that are correct in all material respects shall be made, of all financial transactions and the assets and business of each Borrower and each such Subsidiary so as to permit preparation of their Consolidated financial statements in accordance with GAAP.
(i)Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are necessary or, in the reasonable judgment of the applicable Borrower or such Subsidiary, useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.
(j)Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to the applicable Borrower or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate other than:
(i)transactions between any Borrower and any of its wholly-owned Subsidiaries;
(ii)transactions among wholly-owned Subsidiaries of any Borrower;
(iii)employment and severance arrangements between any of the Borrowers or any of their Subsidiaries and their respective officers and employees in the Ordinary Course of Business and equity transactions pursuant to equity based plans and employee benefit plans and arrangements;
(iv)the non‑exclusive licensing of trademarks, copyrights, patents or other intellectual property in the Ordinary Course of Business to permit the commercial exploitation thereof between or among Affiliates and any of the Borrowers or any of their Subsidiaries; and
(v)payment of customary fees and reasonable out‑of-pocket costs to, and indemnities provided on behalf of, directors, officers and employees of any of the Borrowers or any of their Subsidiaries in the Ordinary Course of Business.
(k)Reporting Requirements. Furnish to the Administrative Agent for delivery to each Lender (which may be delivered via posting on Intralinks or another similar electronic platform):
(i)as soon as available and in any event within fifty (50) days after the end of each of the first three Fiscal Quarters in each fiscal year of Rayonier, unaudited Consolidated balance sheets of Rayonier and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of Rayonier and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of Rayonier as having been prepared in accordance with GAAP (subject to year-end audit adjustments and absence of footnotes);
(ii)as soon as available and in any event within ninety (90) days after the end of each fiscal year of Rayonier, a copy of the annual audit report for such year for Rayonier and its Subsidiaries, containing Consolidated balance sheets of Rayonier and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income

Rayonier - 2011 Credit Agreement

and cash flows of Rayonier and its Subsidiaries for such fiscal year, in each case accompanied by an opinion by a nationally recognized firm of independent public accountants, which opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit not acceptable to the Required Lenders;
(iii)together with the financial statements required to be delivered in accordance with clauses (i) and (ii) above, (A) a certificate of the chief financial officer of Rayonier stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that Rayonier and its Subsidiaries have taken and propose to take with respect thereto and (B) a schedule in form and detail reasonably satisfactory to the Administrative Agent of the computations used by Rayonier in determining compliance with the covenants contained in Section 5.05;
(iv)promptly after any Responsible Officer of any Borrower becomes aware of and in any event within five Business Days after becoming aware of each Default, continuing on the date of such statement, a statement of the chief financial officer of Rayonier setting forth details of such Default and the action that Rayonier has taken and proposes to take with respect thereto;
(v)promptly after the sending or filing thereof, copies of all reports that any Borrower sends to any of the holders of public securities, and copies of all reports and registration statements that any Borrower or any of its Subsidiaries files with the SEC or any national securities exchange;
(vi)promptly after any Responsible Officer of any Borrower becomes aware of the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting such Borrower or any of its Subsidiaries of the type described in Section 4.01(g);
(vii)promptly and in any event within ten (10) Business Days after any Responsible Officer knows or has reason to know (i.e., is on due “inquiry” notice) that any ERISA Event has occurred that could reasonably be expected to have a Material Adverse Effect, a statement of the chief financial officer of Rayonier describing such ERISA Event and the action, if any, that Rayonier and/or its applicable ERISA Affiliates have taken and/or propose to take with respect thereto;
(viii)promptly and in any event within five Business Days after receipt thereof by Rayonier or any of its ERISA Affiliates, of copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any such Plan if such termination could reasonably be expected to have a Material Adverse Effect;
(ix)upon the request of the Administrative Agent after the filing thereof with the Internal Revenue Service, copies of each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan;
(x)promptly and in any event within five (5) Business Days after receipt thereof

Rayonier - 2011 Credit Agreement

by Rayonier or any of its ERISA Affiliates from the sponsor of a Multiemployer Plan, copies of each notice concerning (x) the imposition of Withdrawal Liability by any such Multiemployer Plan, (y) the reorganization, insolvency or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or a determination that a Multiemployer Plan is “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA or (z) the amount of liability incurred, but in each case, only to the extent that a Material Adverse Effect could reasonably be expected to occur as a result of any event or events described in clauses (x), (y) or (z), whether individually or in the aggregate;
(xi)as soon as practical and in any event promptly after the receipt thereof by any Borrower, copies of all written claims, complaints, notices or inquiries relating to compliance by such Borrower or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be likely to have a Material Adverse Effect or could reasonably be likely to (x) form the basis of an Environmental Action against such Borrower or any of its Subsidiaries or such property that could reasonably be likely to have a Material Adverse Effect or (y) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that could reasonably be likely to have a Material Adverse Effect;
(xii)promptly such other information and data with documentation and other information required by bank regulatory authorities under applicable “know your customer” and Anti-Money Laundering rules and regulations (including, without limitation, the USA PATRIOT Act), including, without limitation, evidence satisfactory to the Administrative Agent of (x) the listing of Capital Stock of Rayonier on the New York Stock Exchange (or other nationally recognized securities exchange) and (y) Rayonier's ownership of all of the outstanding Capital Stock of TRS and RFR, as from time to time may be reasonably requested by the Administrative Agent; and
(xiii)such other information respecting the condition or operations, financial or otherwise, of any Borrower or any of its Subsidiaries as any Lender or Issuing Bank, in each case, through the Administrative Agent may from time to time reasonably request.
Information required to be delivered pursuant to this Section 5.01(k) shall be deemed to have been delivered to the Lenders when it has been delivered to the Administrative Agent.
Notwithstanding any of the foregoing, at any time when Rayonier is subject to the reporting requirements of Section 13(a)(2) of the Securities Exchange Act of 1934, Rayonier shall be deemed to have complied with the requirements of clauses (i), (ii), (v) and (vi) above, if Rayonier shall include such information in timely filings made with the SEC by Rayonier.
(l)Subsidiary Guarantees.
(i)Cause at all times domestic Subsidiaries of RFR to be party to the RFR Subsidiary Guarantee Agreement such that as of the Closing Date and as of the 60th day after the end of each Fiscal Quarter thereafter (and at any time as a condition precedent to (and immediately after giving effect to) any merger, consolidation, liquidation or other disposition of assets permitted by Section 5.03(c)(y)(ii) or 5.03(d)(iii), (x) the aggregate amount of Consolidated Assets attributable to RFR and RFR Subsidiary Guarantors are

Rayonier - 2011 Credit Agreement

not less than 90% of the Consolidated Assets of RFR and its domestic Subsidiaries and (y) the aggregate amount of gross revenues attributable to RFR and the RFR Subsidiary Guarantors do not constitute less than 90% of the aggregate gross revenues of RFR and its domestic Subsidiaries (in the case of (x) and (y), calculated as of the last day of RFR's and its Subsidiaries' most recently ended Fiscal Quarter for which financial statements have been or are required to have been delivered pursuant to Section 5.01(k) for the four consecutive Fiscal Quarters ending with such Fiscal Quarter); provided that in the event that any Subsidiary of RFR guarantees any other Debt of RFR, such Subsidiary shall promptly execute and deliver a supplement to the RFR Subsidiary Guarantee Agreement as a supplemental guarantor.
(ii)Cause at all times domestic Subsidiaries of TRS to be party to the TRS Subsidiary Guarantee Agreement such that as of the Closing Date and as of the 60th day after the end of each Fiscal Quarter thereafter (and at any time as a condition precedent to (and immediately after giving effect to) any merger, consolidation, liquidation or other disposition of assets permitted by Section 5.03(c)(y)(i) or 5.03(d)(iii), (x) the aggregate amount of Consolidated Assets attributable to TRS and TRS Subsidiary Guarantors is not less than 90% of the Consolidated Assets of TRS and its domestic Subsidiaries and (y) the amount of aggregate gross revenues attributable to TRS and the TRS Subsidiary Guarantors does not constitute less than 90% of the aggregate gross revenues of TRS and its domestic Subsidiaries (in the case of (x) and (y), calculated as of the last day of TRS's and its Subsidiaries' most recently ended Fiscal Quarter for which financial statements have been or are required to have been delivered pursuant to Section 5.01(k) for the four consecutive Fiscal Quarters ending with such Fiscal Quarter); provided that in the event that any Subsidiary of TRS guarantees any other Debt of TRS, such Subsidiary shall promptly execute and deliver a supplement to the TRS Subsidiary Guarantee Agreement as a supplemental guarantor.
(iii)In maintaining such guarantees, the supplement or joinder to any Subsidiary Guarantee executed by any Subsidiary Guarantors shall promptly be executed and delivered to the Administrative Agent for the benefit of each of the Lenders and Issuing Banks and shall be substantially identical to the guarantees previously executed by each of the other Subsidiary Guarantors, together with such supporting documentation, including corporate resolutions and opinions of counsel with respect to such additional guarantee, as may be reasonably required by the Administrative Agent.
(iv)In the event of a sale or other disposition of all or substantially all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Subsidiary Guarantor, then such Subsidiary Guarantor (in the event of a sale or disposition, by way of merger, consolidation or otherwise, of all of the Capital Stock of such Subsidiary Guarantor) or the Person acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor) will be released and relieved of any obligations under its respective Guarantee; provided that (y) such Subsidiary Guarantor or other Person, as the case may be, is concurrently released and relieved of any obligations it may have with respect to all other guarantees of Debt of such Borrower and (z) after such release Rayonier remains in compliance with Section 5.01(l)(i) and

Rayonier - 2011 Credit Agreement

(ii).
(m)RFR Guarantee. Following the termination or cessation of the RFR Guarantee Restrictions, RFR shall, within five (5) Business Days of the date of such termination or cessation, execute and deliver to the Administrative Agent a joinder to the Guarantee Agreement in the form attached as Annex I to the Guarantee Agreement, and shall thereafter be a “Guarantor” (as such term is defined in the Guarantee Agreement) party to the Guarantee Agreement, and pursuant thereto, shall guarantee the “Obligations” (as such term is defined in the Guarantee Agreement) of the other Borrowers under this Agreement and the other Loan Documents.
SECTION 5.02.Rayonier's Additional Affirmative Covenants. In addition to the affirmative covenants set forth in Section 5.01, Rayonier hereby agrees that for so long as any of the Commitments remains in effect, any Revolving Credit Advance remains outstanding and unpaid, any Letter of Credit remains outstanding (unless the outstanding amount of the LC Exposure related to such Letter of Credit has been Cash Collateralized), or any obligation of any Borrower is owing to any Lender, any Issuing Bank or the Administrative Agent hereunder or under any other Loan Document (other than contingent obligations, which pursuant to Section 8.04(f), shall survive the payment in full of all other amounts referred to in such Section 8.04(f)), Rayonier shall:
(a)Corporate Credit Ratings. Use commercially reasonable efforts to maintain at all times a Corporate Credit Rating by Moody's and S&P.
(b)Maintenance of NYSE Listing. Maintain at all times the listing of its common shares of beneficial interest on the New York Stock Exchange (or on another nationally recognized securities exchange) and not take any action that results in a proceeding to delist such common shares.
(c)Maintenance of REIT Status. Maintain material compliance with Section 856 and any other applicable provisions of the Code necessary to maintain its REIT status.
SECTION 5.03.Negative Covenants. Rayonier hereby agrees that for so long as the Commitments remain in effect, any Revolving Credit Advance remains outstanding and unpaid, any Letter of Credit remains outstanding (unless the outstanding amount of the LC Exposure related to such Letter of Credit has been Cash Collateralized), or any obligation of any Borrower is owing to any Lender, any Issuing Bank or the Administrative Agent hereunder or under any other Loan Document (other than contingent obligations, which pursuant to Section 8.04(f), shall survive the payment in full of all other amounts referred to in such Section 8.04(f)), Rayonier shall not:
(a)Dividends. If any Default (other than an Event of Default under Section 6.01(a)) shall have occurred and be continuing or would immediately result therefrom, make, or permit any of its Subsidiaries to make, any Restricted Payments, other than Restricted Payments necessary for Rayonier to maintain its tax status as a REIT. If an Event of Default under Section 6.01(a) shall have occurred and be continuing, Rayonier shall not make, and shall not permit any of its Subsidiaries to make, any Restricted Payments whatsoever. Notwithstanding anything to the contrary contained in this Section, any Subsidiary of Rayonier can make Restricted Payments to Rayonier or any other Subsidiary of Rayonier at any time.
(b)Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or

Rayonier - 2011 Credit Agreement

suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, other than:
(i)Permitted Liens;
(ii)Liens securing obligations in respect of Indebtedness (including Indebtedness in respect of Capital Leases) of Rayonier or any of its Subsidiaries incurred to finance (x) the acquisition, replacement or construction of property, or (y) the repair or improvement of property, up to an aggregate total Indebtedness amount not to exceed $50,000,000 with respect to all such repairs and improvements; provided that (A) such Liens attach concurrently with or within 180 days after completion of the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits and (C) such Liens do not at any time extend to or cover any assets (except for additions and accessions to such property, replacements and products thereof and customary security deposits) other than the property subject to, or acquired, constructed, repaired, replaced or improved with the proceeds of such Indebtedness; provided that individual financings of property provided by one lender may be cross collateralized to other financings of property provided by such lender;
(iii)Liens existing on property at the time of its acquisition (other than any such Lien created in contemplation of such acquisition); provided that (A) such Liens do not at any time encumber any property other than the property so acquired, replacements for such property and additions and accessions to such property, and the proceeds and the products thereof and (B) such Liens do not at any time extend to or cover any assets (except for additions and accessions to such property, replacements and products thereof and customary security deposits) other than the property so acquired;
(iv)Liens on property of a Person existing at the time such Person is merged into or consolidated with Rayonier or any of its Subsidiaries or becomes a Subsidiary of Rayonier; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with Rayonier or such Subsidiary or acquired by Rayonier or such Subsidiary,
(v)the Liens described on Schedule 5.03(b);
(vi)the replacement, extension or renewal of any Lien permitted by clauses (ii) through (v) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby; and
(vii)other Liens securing Debt; provided that the principal amount of Debt secured pursuant to this clause (vii) shall not in the aggregate at any time outstanding exceed 15% of the Consolidated Tangible Net Worth of Rayonier and its Subsidiaries determined as of the most recently ended Fiscal Quarter for which financial statements have been or are required to have been delivered pursuant to Section 5.01(k).

Rayonier - 2011 Credit Agreement

(c)Mergers, Consolidations, Etc. Merge or consolidate with or into any Person, or permit any of its Subsidiaries to do so, other than (x) a merger with or into any Person to effect an Asset Sale permitted pursuant to Section 5.03(d); and (y) in the case of any merger or consolidation not permitted by the immediately preceding clause (x), (i) subject to Section 5.01(l) (1) the merger or other consolidation of any Subsidiary of TRS with or into any wholly-owned Subsidiary of TRS or (2) the merger or other consolidation of any Subsidiary of TRS with or into TRS (so long as TRS is the surviving entity), (ii) subject to Section 5.01(l) (1) the merger or other consolidation of any Subsidiary of RFR with or into any wholly-owned Subsidiary of RFR or (2) the merger or other consolidation of any Subsidiary of RFR with or into RFR (so long as RFR is the surviving entity), (iii) the merger of Rayonier with any other Person (including TRS, ROC and RFR), and (iv) the merger of ROC into Rayonier or any other Borrower, provided that, (A) in the case of any merger described in clause (c)(y)(iii), no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom, (B) in the case of any merger to which Rayonier is a party, Rayonier shall be the surviving entity, unless the purpose of such merger is to reorganize Rayonier under the laws of another state of the United States of America (or the District of Columbia), in which case the survivor of such merger shall have assumed all of the obligations of Rayonier under this Agreement and the other Loan Documents to which it is a party pursuant to one or more written agreements, each in form and substance reasonably satisfactory to the Administrative Agent, (C) after giving effect to the consummation of such transaction, Rayonier shall be in compliance with the covenants set forth in Section 5.05 (calculated on a pro forma basis, as of the date of the consummation of such transaction but based upon the most recently ended Fiscal Quarter for which financial statements have been or are required to have been delivered pursuant to Section 5.01(k)), (D) the RFR Subsidiary Guarantee Agreement (in the event of merger involving RFR) or the TRS Subsidiary Guarantee Agreement (in the event of merger involving TRS) shall remain in full force and the respective Subsidiary Guarantors shall continue to guarantee the obligations hereunder and under other Loan Documents to the extent guaranteed in each respective Subsidiary Guarantee Agreement, and (E) Rayonier and its Subsidiaries shall be in the same line of business as conducted by them immediately prior to such merger;
(d)Asset Sales. Convey, transfer, sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) (including by way of merger or condemnation) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Capital Stock of any Subsidiary (excluding any such conveyance, transfer, sale, lease or other disposition or series of related conveyances, transfers, sales, leases or other dispositions having an aggregate Fair Market Value not in excess of $500,000) (each an “Asset Sale”), other than:
(i)Any Asset Sale by any Borrower or any Subsidiary of Rayonier permitted pursuant to Section 5.03(c)(y);
(ii)Any Asset Sale by any Borrower or any Subsidiary of Rayonier in the Ordinary Course of Business;
(iii)Any Asset Sale (A) that does not constitute a sale of all or substantially all of the assets of any Subsidiary of any Borrower or Subsidiary Guarantor (whether in one transaction or a series of transactions), by any Borrower (other than Rayonier) or any

Rayonier - 2011 Credit Agreement

Subsidiary of Rayonier to a Qualified Transferee of such Person; (B) constituting a sale of all or substantially all of the assets of any Subsidiary of any Borrower or Subsidiary Guarantor (whether in one transaction or a series of transactions), by any Borrower (other than Rayonier) or any Subsidiary of Rayonier, which is not otherwise permitted under Section 5.03(d)(i) above, to a Qualified Transferee of such Person, made subject to Section 5.01(l), so long as (1) in the case of an Asset Sale to a Subsidiary of TRS, such Subsidiary is a wholly-owned Subsidiary of TRS, (2) in the case of an Asset Sale to a Subsidiary of RFR, such Subsidiary is a wholly-owned Subsidiary of RFR, (3) the RFR Subsidiary Guarantee Agreement (in the event of an Asset Sale involving Subsidiaries of RFR) or the TRS Subsidiary Guarantee Agreement (in the event of an Asset Sale involving Subsidiaries of TRS) shall remain in full force and the respective Subsidiary Guarantors shall continue to guarantee the obligations hereunder and under other Loan Documents to the extent guaranteed in each respective Subsidiary Guarantee Agreement, and (4) after giving effect to such Asset Sale, Rayonier shall be in compliance with the covenants set forth in Section 5.05 (calculated on a pro forma basis, as of the date of the consummation of such transaction but based upon the most recently ended Fiscal Quarter for which financial statements have been or are required to have been delivered pursuant to Section 5.01(k); (C) by Rayonier and its Subsidiaries to The Rayonier Foundation in an aggregate amount for all such Persons not to exceed $10,000,000 in any calendar year; and (D) by Rayonier and its Subsidiaries to Subsidiaries that are not Subsidiary Guarantors in an aggregate amount for all such Persons not to exceed $15,000,000 in any calendar year (which amount shall be in addition to any amount covered by the preceding clause (C));
(iv)Any Asset Sale to issue Capital Stock of ROC in the Ordinary Course of Business; and
(v) Any Asset Sale by any Borrower or any Subsidiary of Rayonier (other than any sale by any of ROC, TRS, RFR or Performance Fibers of all or substantially all of their respective assets) not otherwise permitted by this Section 5.03(d), so long as (A) the consideration for each such Asset Sale is at least equal to the Fair Market Value of the assets subject thereto, and (B) the Net Consideration of all Asset Sales pursuant to this Section 5.03(d)(iii) shall not exceed (x) $1,000,000,000 in any fiscal year or (y) $1,500,000,000 in the aggregate (provided, further, that the aggregate portion of consideration not constituting cash or cash equivalents received for all such Assets Sales shall not exceed (x) $500,000,000 in any fiscal year or (y) $750,000,000 in the aggregate).
(e)Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of the business of Rayonier and its Subsidiaries taken as a whole as carried on at the date hereof.
(f)Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices that would prevent Rayonier from preparing its Consolidated financial statements in accordance with GAAP.
SECTION 5.04.Additional RFR's Negative Covenants. In addition to (and without in any way modifying) the covenants set forth in Section 5.03, Rayonier and RFR hereby agree that for so long as the Commitments remain in effect, any Revolving Credit Advance remains outstanding and unpaid, any Letter of Credit remains outstanding (unless the outstanding amount of the LC

Rayonier - 2011 Credit Agreement

Exposure related to such Letter of Credit has been Cash Collateralized), or any obligation of any Borrower is owing to any Lender, any Issuing Bank or the Administrative Agent hereunder or under any other Loan Document (other than contingent obligations, which pursuant to Section 8.04(f), shall survive the payment in full of all other amounts referred to in such Section 8.04(f)), RFR:
(a)Additional Limitation on Debt. Shall not and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable, contingently or otherwise, for the payment of (in each case, to “incur”) any Debt (including, without limitation, Acquired Debt), unless at the time of such incurrence, and after giving pro forma effect to the receipt and application of the proceeds of such Debt, the RFR Consolidated Fixed Charge Coverage Ratio is greater than 2.50 to 1.00; provided that the foregoing limitation shall not apply to the RFR Permitted Debt.
(b)Investments and Other Restricted Payments. Shall not and shall not permit any of its Restricted Subsidiaries to, directly or indirectly (i) declare or pay any dividend or make any other distribution or payment on or in respect of Capital Stock of RFR or any of its Restricted Subsidiaries or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of RFR or any of its Restricted Subsidiaries (other than (A) dividends or distributions payable solely in Capital Stock of RFR (other than Redeemable Capital Stock of a Restricted Subsidiary) or in options, warrants or other rights to purchase Capital Stock of RFR (other than Redeemable Capital Stock of a Restricted Subsidiary), (B) the declaration or payment of dividends or other distributions to the extent declared or paid to RFR or any Restricted Subsidiary, and (C) the declaration or payment of dividends or other distributions by any Restricted Subsidiary to all holders of Capital Stock of such Restricted Subsidiary on a pro rata basis (including, in the case of RFR, to the Managing General Partner)); (ii) purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of RFR or any of its Restricted Subsidiaries (other than any such Capital Stock owned by a Wholly‑Owned Restricted Subsidiary); (iii) make any principal payment on, or purchase, defease, repurchase, redeem or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment, scheduled sinking fund payment or other Stated Maturity, any Subordinated Debt (other than any such Debt owned by RFR or a Wholly-Owned Restricted Subsidiary), (iv) make any Investment (other than any RFR Permitted Investment) in any Person, or (v) make any interest payment on the Rayonier Subordinated Notes (such payments or Investments described in the preceding clauses (i), (ii), (iii) (iv) and (v), collectively, “RFR Restricted Payments”), unless, at the time of and after giving effect to proposed Restricted Payment (y) no Default or Event of Default shall have occurred and be continuing and (z) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by RFR and its Restricted Subsidiaries during the Fiscal Quarter during which such Restricted Payment is made, shall not exceed (1) if the RFR Consolidated Fixed Charge Coverage Ratio shall be greater than 2.00 to 1.00, an amount equal to Available Cash for the immediately preceding Fiscal Quarter, or (2) if the RFR Consolidated Fixed Charge Coverage Ratio shall be equal to or less than 2.00 to 1.00, an amount equal to the sum of (a) $75,000,000 over the life of the Installment Note Agreement, plus (b) to the extent not theretofore used as the basis for a Restricted Payment pursuant to clause (ii) or (iii) of the next succeeding paragraph, the aggregate net cash proceeds of any (i) capital contribution to RFR from any Person (other than a Restricted Subsidiary) or (ii) issuance and sale of shares of Capital Stock (other than Redeemable Capital Stock) of RFR

Rayonier - 2011 Credit Agreement

to any Person (other than to a Restricted Subsidiary), in either such case made after the Closing Date and no later than substantially concurrently with the making of such Restricted Payment, minus (c) the aggregate amount of all Restricted Payments (including such Restricted Payment) made pursuant to this clause (2) after the Closing Date. The amount of any such Restricted Payment, if other than cash, shall be the Fair Market Value (as determined in good faith by Board of Directors of the Managing General Partner) on the date of such Restricted Payment of the asset(s) proposed to be transferred by RFR or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment.
None of the foregoing provisions of this Section 5.04(b) shall prohibit: (i) the payment of any dividend or distribution within 60 days after the date of its declaration, if at the date of declaration such payment would be permitted by the immediately preceding paragraph; (ii) the redemption, repurchase or other acquisition or retirement of any class of Capital Stock of RFR or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of, a substantially concurrent (A) capital contribution to RFR from any Person (other than a Restricted Subsidiary) or (B) issue and sale of other shares of Capital Stock (other than Redeemable Capital Stock of a Restricted Subsidiary) of RFR to any Person (other than to a Restricted Subsidiary); provided, however, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase or other acquisition or retirement shall be excluded from the calculation of Available Cash; (iii) any redemption, repurchase or other acquisition or retirement of Subordinated Debt by exchange for, or out of the net cash proceeds of, a substantially concurrent (A) capital contribution to RFR from any Person (other than a Restricted Subsidiary) or (B) issue and sale of (y) Capital Stock (other than Redeemable Capital Stock of a Restricted Subsidiary) of RFR to any Person (other than to a Restricted Subsidiary) or (z) Debt of RFR issued to any Person (other than a Restricted Subsidiary), so long as such Debt is RFR Permitted Refinancing Debt; or (iv) any distribution, or redemptions declared or effected by RFR on or before the Closing Date, whether or not payable on a later date; provided, however, in each case, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase or other acquisition or retirement shall be excluded from the calculation of Available Cash. In computing the amount of Restricted Payments previously made for purposes of the preceding paragraph, Restricted Payments made under clause (i) of this paragraph shall be included and Restricted Payments made under clauses (ii), (iii) and (iv) shall not be so included.
(c)Limitation on Sale and Leaseback Transactions. Shall not enter, and shall not permit any of its Restricted Subsidiaries to enter, into any Sale and Leaseback Transaction with respect to any property of RFR or any of its Restricted Subsidiaries. Notwithstanding the foregoing, RFR and its Restricted Subsidiaries may enter into Sale and Leaseback Transactions with respect to property acquired or constructed after the Closing Date; provided that (i) RFR or such Restricted Subsidiary would be permitted to incur Debt secured by a Lien on such property in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction, or (ii) the lease in such Sale and Leaseback Transaction is for a term not in excess of the lesser of (A) three years and (B) 60% of the remaining useful life of such property.
(d)Limitation on Timber Harvesting. In the event that RFR or any of its Restricted Subsidiaries receive any Net RFR Proceeds from one or more Excess Harvests, within 270 days after the date of such receipt (or such longer period as may be required to comply with any agreement in effect on the Closing Date), RFR, at its option, may apply the amount of such

Rayonier - 2011 Credit Agreement

aggregate Net RFR Proceeds (less the amount of any such Net RFR Proceeds previously applied during such fiscal year for the purposes set forth in clause (i) and/or (ii) below) to (i) reduce Senior Debt of RFR secured by Liens permitted under Section 5.03(b) or Senior Debt of a Restricted Subsidiary (with a permanent reduction of availability in the case of any borrowings by RFR or any Restricted Subsidiary under the Working Capital Facility or any other facility (other than the facility provided hereunder) that permits amounts repaid or prepaid to be reborrowed) or (ii) make, or commit, pursuant to a binding written contract (provided that such contract is consummated substantially in accordance with the terms thereof within 30 days after the end of the 270-day period), to make an investment in assets used or useful in the business of RFR or such Subsidiary. Pending the final application of any such Net RFR Proceeds, RFR or any Restricted Subsidiary may temporarily reduce borrowings under the Working Capital Facility or otherwise invest such Net RFR Proceeds in any manner that is not prohibited by this Agreement. Any such Net RFR Proceeds that are not applied or invested as provided in the first sentence of this Section 5.04(d) will be deemed to constitute “Excess Harvest Proceeds”. When the aggregate amount of Excess Harvest Proceeds exceeds $100,000,000, RFR shall make an offer to the holders of the Installment Notes and an offer to all holders of other Senior Debt containing provisions similar to those set forth in this Section 5.04(d) (an “Excess Harvest Offer”), to prepay the aggregate outstanding principal amount of the Installment Notes and such other Senior Debt that may be prepaid out of the Excess Harvest Proceeds. To the extent that the aggregate principal amount of the Installment Notes and other Senior Debt tendered pursuant to an Excess Harvest Offer is less than the Excess Harvest Proceeds, RFR may use such deficiency for general business purposes. If the aggregate principal amount of the Installment Notes and other Senior Debt offered to be prepaid exceeds the amount of Excess Harvest Proceeds offered to be applied to prepay the same, the offer to prepay the Installment Notes and such other Senior Debt shall be made on a pro rata basis. Upon completion of such Excess Harvest Offer, the amount of Excess Harvest Proceeds shall be reset at zero. It being understood that this Section 5.04(d) does not require RFR to make an offer to the Lenders when the aggregate amount of Excess Harvest Proceeds exceeds $100,000,000 and this Section 5.04(d) shall not be deemed to be a provision similar to Section 10.1 of the Installment Note Agreement.
(e)Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. Shall not, and shall not permit any of its Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to (i) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, (ii) pay any Debt owed to RFR or any other Restricted Subsidiary, (iii) make loans or advances to, or any investment in, RFR or any other Restricted Subsidiary, or (iv) transfer any of its properties or assets to RFR or any other Restricted Subsidiary (collectively, “Payment Restrictions”), except for such encumbrances or restrictions existing under or by reason of (A) applicable law, rules or regulations, or any order or ruling by any Governmental Authority; (B) any agreement in effect at or entered into on the Closing Date (including, without limitation, this Agreement, the Installment Note Agreement and other agreements described in Schedule 5.04(e)); (C) customary non‑assignment provisions of any contract, license or any lease governing a leasehold interest of RFR or any Restricted Subsidiary; (D) customary restrictions on cash or other deposits imposed by customers under contracts entered into in the Ordinary Course of Business;

Rayonier - 2011 Credit Agreement

(E) purchase money obligations for property acquired in the Ordinary Course of Business that impose restrictions of the nature described in clause (iv) above on the property so acquired; (F) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Restricted Subsidiary pursuant to an agreement that has been entered into for a sale of all or substantially all the Capital Stock or assets of such Restricted Subsidiary, to the extent such sale is permitted by this Agreement; (G) any agreement or other instrument governing Debt, Preferred Stock or Redeemable Capital Stock of a Person acquired by RFR or any Restricted Subsidiary (or of a Restricted Subsidiary of such Person) in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the properties, assets or Subsidiaries of the Person, so acquired; (H) provisions contained in agreements or instruments relating to Debt or Preferred Stock which prohibit the transfer of all or substantially all of the assets of the obligor or issuer thereunder unless the transferee shall assume the obligations of the obligor or issuer under such agreement or instrument; or (I) encumbrances or restrictions contained in any agreement or instrument governing RFR Permitted Refinancing Debt; provided that the encumbrances or restrictions of the type referred to in clause (i), (ii), (iii) or (iv) above, contained in such agreement governing such RFR Permitted Refinancing Debt are no more restrictive (taken as a whole) than those contained in the agreement governing the Debt being refinanced.
(f)Limitations on Transactions with Affiliates. Notwithstanding provisions of Section 5.03(d), shall not sell, transfer or otherwise dispose, and shall not permit any of its Subsidiaries to sell, transfer or otherwise dispose, of any of its Timberlands or Timber to any of their Affiliates (other than RFR and its wholly-owned Subsidiaries) unless such transaction is for the Fair Market Value thereof.
Notwithstanding anything to the contrary set forth above in this Section 5.04, upon, and at all times after, the RFR Restriction Termination Date, this Section 5.04 shall terminate and RFR and its Subsidiaries shall no longer be bound by the restrictions set forth in this Section 5.04.
SECTION 5.05.Financial Covenants. Rayonier hereby agrees that for so long as any of the Commitments remains in effect, any Revolving Credit Advance remains outstanding and unpaid, any Letter of Credit remains outstanding (unless the outstanding amount of the LC Exposure related to such Letter of Credit has been Cash Collateralized), or any obligation of any Borrower is owing to any Lender, any Issuing Bank or the Administrative Agent hereunder or under any other Loan Document (other than contingent obligations, which pursuant to Section 8.04(f), shall survive the payment in full of all other amounts referred to in such Section 8.04(f)), Rayonier shall:
(a)Leverage Ratio. Cause, on the last day of each Fiscal Quarter of Rayonier, the ratio of (i) Consolidated Debt of Rayonier and its Subsidiaries on such date to (ii) Consolidated EBITDA of Rayonier and its Subsidiaries for the four Fiscal Quarters ended on such date not to exceed 4.00 to 1.00.
(b)Interest Coverage Ratio. Cause, on the last day of each Fiscal Quarter of Rayonier, the ratio of (i) Consolidated EBITDA of Rayonier and its Subsidiaries for the four Fiscal Quarters ended on such date to (ii) Consolidated interest expense of Rayonier and its Subsidiaries for the four Fiscal Quarters ended on such date not to be less than 2.50 to 1.00.

Rayonier - 2011 Credit Agreement

ARTICLE VI
EVENTS OF DEFAULT
SECTION 6.01.Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
(a)Any Borrower shall fail to pay any principal of any Revolving Credit Advance or LC Disbursement when the same becomes due and payable by such Borrower or any Borrower shall fail to pay any interest on any Revolving Credit Advance due and payable by such Borrower or any fee or make any other payment due in connection with this Agreement, any Note or any other Loan Document to which it is a party within five days after the same becomes due and payable by such Borrower; or
(b)Any representation or warranty made or deemed made by or on behalf of any Loan Party herein or in any other Loan Document or in any notice, report, certificate, financial statement, instrument, agreement or other writing delivered by any Loan Party in connection with this Agreement or any other Loan Document, shall prove to have been incorrect in any material respect when made unless such representation or warranty relates solely to an earlier date (in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date); or
(c)(i) Any Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(f), 5.01(g) or 5.01(k)(i), (ii), (iii), (vi) through (x) and (xii); (ii) Rayonier shall fail to perform or observe any term, covenant or agreement contained in Section 5.02(b), Section 5.03(a), (b), (c), (d) or (e), or Section 5.05; or (iii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document on its part to be performed or observed if, solely in the case of this clause (iii), such failure shall remain unremedied for 30 days after written notice thereof shall have been given to such Loan Party by the Administrative Agent or the Required Lenders; or
(d)(i) Any Borrower or any of its Subsidiaries shall fail to make any payment in respect of any Debt that is outstanding in a principal amount of at least $50,000,000 in the aggregate (but excluding Debt outstanding hereunder or under any other Loan Document) of such Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or (ii) any event shall occur or condition shall exist (including, without limitation, any event of the type described in clause (i) above) under any agreement or instrument relating to any Debt that is outstanding in a principal amount of at least $50,000,000 in the aggregate (but excluding Debt outstanding hereunder or under any other Loan Document) of any Borrower or any of its Subsidiaries (as the case may be) and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt, or any such Debt shall be accelerated, declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the

Raynoier - 2011 Credit Agreement

Stated Maturity thereof; or
(e)Any Loan Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts, in each such case, under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any Loan Party shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or
(f)Any judgment or order for the payment of money, of which more than $25,000,000 of such judgment or order is not covered by independent third-party insurance as to which the insurer is rated as least “A” by A.M. Best Company, has been notified of the potential claim and does not deny coverage, shall be rendered against any Borrower or any of its Subsidiaries, and there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(g)Any non-monetary judgment or order shall be rendered against any Borrower or any of its Subsidiaries that could be reasonably expected to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(h)(i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of Rayonier (or other securities convertible into such Voting Stock) representing 30% or more of the combined voting power of all Voting Stock of Rayonier; or (ii) during any period of up to 24 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of Rayonier shall cease for any reason (other than due to death or disability) to constitute a majority of the Board of Directors of Rayonier (except to the extent that individuals who at the beginning of such 24-month period were replaced by individuals (x) elected by majority of the remaining members of the Board of Directors of Rayonier or (y) nominated for election by a majority of the remaining members of the Board of Directors of Rayonier and thereafter elected as directors by the shareholders of Rayonier); or (iii) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, the power to exercise, directly or indirectly, a controlling influence over the management or policies of Rayonier; or (iv) Rayonier or an Affiliate of Rayonier shall cease to be the managing partner of RFR; or (v) ROC shall cease to directly own beneficially all of the outstanding Capital Stock of TRS and RFR; or
(i)Any ERISA Event shall have occurred and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of the Plan with respect to which such

Raynoier - 2011 Credit Agreement

ERISA Event shall have occurred and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of any Borrower and its ERISA Affiliates related to any such ERISA Event) exceeds $25,000,000; or
(j)Any Borrower or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by such Borrower and its ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $25,000,000 or requires payments exceeding $5,000,000 per annum; or
(k)Any Borrower or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization, insolvent or is being terminated, within the meaning of Title IV of ERISA, or has been determined to be “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA and as a result of such reorganization, insolvency, termination or determination the aggregate annual contributions of such Borrower and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization, insolvent, being terminated or in endangered or critical status have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $25,000,000; or
(l)The Guarantee Agreement or any Subsidiary Guarantee Agreement shall cease, for any reason, to be, or shall be asserted in writing by any Loan Party not to be, in full force and effect, other than pursuant to the terms thereof and hereof;
then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to each Borrower, declare the obligation of each Lender to make Revolving Credit Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to each Borrower, declare the Revolving Credit Advances, all interest thereon and all other amounts payable under this Agreement and under the other Loan Documents (including all amounts of LC Exposure, whether or not the beneficiary of the then outstanding Letters of Credit shall have presented the documents required therein) to be forthwith due and payable, whereupon the Revolving Credit Advances, all such interest and all such amounts (including all amounts of LC Exposure, whether or not the beneficiary of the then outstanding Letters of Credit shall have presented the documents required therein) shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Revolving Credit Advances shall automatically be terminated and (B) the Revolving Credit Advances, all such interest and all such amounts (including all amounts of LC Exposure, whether or not the beneficiary of the then outstanding Letters of Credit shall have presented the documents required therein) shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the

Raynoier - 2011 Credit Agreement

time of an acceleration pursuant to this paragraph, the applicable Borrower at such time shall be required to Cash Collateralize such Letters of Credit by depositing in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the applicable Borrower hereunder and under the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the applicable Borrower's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. After all such Letters of Credit shall have expired or been fully drawn upon, all reimbursement obligations shall have been satisfied and all other obligations of the applicable Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to such Borrower (or such other Person as may be lawfully entitled thereto).
ARTICLE VII
THE ADMINISTRATIVE AGENT
SECTION 7.01Appointment and Authority. Each of the Lenders and the Issuing Banks hereby irrevocably appoints Credit Suisse AG to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VII are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and no Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
SECTION 7.02.Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrowers or any respective Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
SECTION 7.03.Exculpatory Provisions. (a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents,

Raynoier - 2011 Credit Agreement

and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(i)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(iii)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(b)The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.01 and 8.03), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by Rayonier, a Lender or an Issuing Bank.
(c)The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
SECTION 7.04.Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining

Rayonier - 2011 Credit Agreement

compliance with any condition hereunder to the making of a Revolving Credit Advance, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Revolving Credit Advance or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 7.05.Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub‑agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
SECTION 7.06.Resignation of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and Rayonier. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers and subject to the Borrowers' approval (which shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the borough of Manhattan in New York City, or an Affiliate of any such bank with an office in borough of Manhattan in New York City. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(a)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, then the Required Lenders may, to the extent permitted by applicable law, by notice in writing to Rayonier and such Person remove such Person as Administrative Agent and, in consultation with the Borrowers and subject to the Borrowers' approval (which shall not be unreasonably withheld or delayed), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

Rayonier - 2011 Credit Agreement

(b)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Cash Collateral held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such Cash Collateral until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrowers, jointly and severally, to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent's resignation or removal hereunder and under the other Loan Documents, the provisions of this Article VII and Section 8.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
SECTION 7.07.Non-Reliance on Administrative Agent and Other Lenders. Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
SECTION 7.08.No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agents or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.
SECTION 7.09.Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Revolving Credit Advance or LC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing

Rayonier - 2011 Credit Agreement

and unpaid in respect of the Revolving Credit Advances, LC Obligations and all other obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.04 and 8.04) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.04 and 8.04.
SECTION 7.10.Guarantee Matters. The Lenders and the Issuing Banks irrevocably authorize the Administrative Agent, at its option and in its discretion to release any Guarantor from its obligations under the Guarantee if such Person ceases to be a Subsidiary as a result of a transaction that is permitted under the Loan Documents, including any release required under Section 5.01(l)(iv). Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release any Guarantor from its obligations under the Guarantee pursuant to this Section 7.10.

ARTICLE VIII
MISCELLANEOUS
SECTION 8.01.Amendments, Etc. (a) No amendment or waiver of any provision of this Agreement, the Notes or any other Loan Document, nor consent to any departure by any Borrower or other Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby, do any of the following: (i) waive any of the conditions specified in Section 3.01, (ii) extend or increase the Commitments of such Lenders or subject such Lenders to any additional obligations, (iii) reduce the principal of, or interest on, the Revolving Credit Advances or any fees or other amounts payable hereunder, (iv) postpone any date fixed for any payment of principal of (including, without limitation, final maturity), or interest on, the Revolving Credit Advances or any fees or other amounts payable hereunder, (v) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Revolving Credit Advances that shall be required for the Lenders or any of them to take any action hereunder, (vi) release any Borrower from its obligations under this Agreement, or release any of Rayonier, ROC or TRS (or following the RFR Restriction Termination Date, RFR) from its guarantee obligations under the Guarantee Agreement, (vii) release

Rayonier - 2011 Credit Agreement

Loan Parties, which own (or to whom is attributed) all or substantially all of the Consolidated Assets of the Borrowers and the other Loan Parties, from their respective guarantee obligations under any Subsidiary Guarantee Agreement to which such Loan Parties are party (other than in accordance with the terms hereof or thereof), (viii) change the pro rata distribution of payments and proceeds to the Lenders or (ix) amend this Section 8.01; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or any Issuing Bank, in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent or such Issuing Bank, as the case may be, under this Agreement, any Note or any other Loan Document.
(a)Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) (i) as provided in Section 2.19, or (ii) with the written consent of the Required Lenders and each of the Borrowers (A) to add one or more additional credit facilities to this Agreement (the proceeds of which may be used to refinance existing credit facilities hereunder) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the obligations hereunder, and (B) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders (other than for purposes of the amendment adding such credit facilities).
(b)The Administrative Agent and the Borrowers may amend any Loan Document to correct administrative errors or omissions, or to effect administrative changes that are not adverse to any Lender. Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Loan Document.
SECTION 8.02.Notices; Effectiveness; Electronic Communication. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:
(i)if to any Borrower or any other Loan Party, to Rayonier Inc. at 1301 Riverplace Boulevard, Suite 2300, Jacksonville, FL 32207, Attention of Treasurer (Facsimile No. (904) 357-9818 and Telephone No. (904) 357-9162), with a copy to the General Counsel;
(ii)if to the Administrative Agent, to Credit Suisse AG at One Madison Avenue, New York, New York 10010, Attention of Sean Portrait - Agency Manager (Facsimile No. (212) 322-2291); Email: agency.loanops@credit-suisse.com;
(iii)if to Credit Suisse AG in its capacity as Issuing Bank, to it at One Madison Avenue, 2nd Floor, Attention of Adrian Silghigian (Facsimile No. (212) 325-8315); Telephone No. (212) 538-1370); Email: list.ib-letterofcredit@credit-suisse.com, and if to any other Issuing Bank, to it at the address provided in writing to the Administrative Agent and Rayonier at the time of its appointment as an Issuing Bank hereunder; and
(iv)if to a Lender, to it at its address (or facsimile number) set forth on Schedule I hereto or on its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall

Rayonier - 2011 Credit Agreement

be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in clause (b) below, shall be effective as provided in said clause (b).
(b)Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefore; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(d)Platform.
(i)Each Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).
(ii)The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower's, any Loan Party's or the Administrative Agent's transmission of

Rayonier - 2011 Credit Agreement

communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section 8.02, including through the Platform.
SECTION 8.03.No Waiver; Remedies. No failure on the part of any Lender, any Issuing Bank or the Administrative Agent to exercise, and no delay in exercising, any right hereunder, under any Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
SECTION 8.04.Costs and Expenses. (a) Costs and Expenses. Each Borrower, jointly and severally, agrees that it shall pay (i) all reasonable, documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable, documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Bank (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any Issuing Bank), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 8.04, or (B) in connection with the Revolving Credit Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Revolving Credit Advances or Letters of Credit.
(a)Indemnification by the Borrowers. Each Borrower, jointly and severally, agrees to indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnified Party”) against, and hold each Indemnified Party harmless from, any and all losses, claims, damages (including any special, indirect, consequential or punitive damages claimed or asserted (x) in breach of Section 8.04(d) or (y) by a Person not a party to this Agreement), liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnified Party), incurred by any Indemnified Party or asserted against any Indemnified Party by any Person other than such Indemnified Party and its Related Parties which arise out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Revolving Credit Advance or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with

Rayonier - 2011 Credit Agreement

such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property currently or formerly owned or operated by any Borrower or any Subsidiary of a Borrower, any Environmental Action, or any liability relating to any Environmental Law, Environmental Permit or Hazardous Material that relates in any way to any Borrower or any Subsidiary of a Borrower, or (iv) any actual or prospective claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party, and regardless of whether any Indemnified Party is a party thereto; provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction in a final, nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Party or (y) arising out of, or in connection with, any proceeding that does not involve an act or omission by any Borrower, any Loan Party or any of their respective Affiliates and that is brought by an Indemnified Party against another Indemnified Party (other than claims, litigation, investigations or proceedings brought against Credit Suisse in its capacity as Administrative Agent or Issuing Bank, against any other Issuing Bank in its capacity as Issuing Bank, or against any of the financial institutions listed in the recitals to this Agreement in their respective capacities as bookrunners, syndication agents, arrangers, documentation agents or any other similar roles or capacities in respect of the Facility). The Borrowers shall not be liable for any settlement of any Proceeding effected without Rayonier's consent (which consent shall not be unreasonably withheld or delayed), but if such Proceeding is settled with Rayonier's written consent, or if there is a judgment against an Indemnified Party in any such Proceeding, then the Borrowers shall, jointly and severally, indemnify and hold harmless each Indemnified Party in the manner set forth above. Notwithstanding the immediately preceding sentence, if at any time an Indemnified Party shall have requested, in accordance with the foregoing, that the Borrowers reimburse such Indemnified Party for legal or other expenses in connection with investigating, responding to or defending any Proceeding for which reimbursement is required pursuant to the terms of this provision, the Borrowers shall be liable for any settlement of any Proceeding effected without their written consent if (x) such settlement is entered into more than 30 days after receipt by Rayonier of such request for reimbursement and (x) the Borrowers shall not have reimbursed such Indemnified Party in accordance with such request for legal or other expenses required to be reimbursed pursuant to the terms of this provision prior to the date of such settlement.
(b)Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 8.04 to be paid by them to the Administrative Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank or such Related Party, as the case may be, such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender's share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any Issuing Bank solely in its capacity as such, only the Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders' Applicable Percentage (determined as of the time that the

Rayonier - 2011 Credit Agreement

applicable unreimbursed expense or indemnity payment is sought) provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Issuing Bank in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.14(c).
(c)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, but without limiting in any respect the indemnification obligations of any Borrower under clause (b) above, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto (and with respect to the Borrowers, their respective Subsidiaries also), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Revolving Credit Advance or Letter of Credit, or the use of the proceeds thereof; provided, however that if an Event of Default under Section 6.01(e) shall have occurred and be continuing, then the waiver made by the Indemnified Parties under this clause (d) shall immediately terminate, and shall be of no further force or effect whatsoever. No Indemnified Party referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(d)Payments. All amounts due under this Section 8.04 shall be payable promptly after demand therefor.
(e)Survival. Each party's obligations under this Section 8.04 shall survive the termination of the Loan Documents and payment of the obligations hereunder.
SECTIOIN 8.05.Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit

Rayonier - 2011 Credit Agreement

of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section 8.05 are in addition to other rights and remedies (including other rights of set-off) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify the applicable Borrower and the Administrative Agent promptly after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application.
SECTION 8.06.Binding Effect. This Agreement shall become effective when it shall have been executed by each Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender party to this Agreement as of the date hereof that such Lender has executed it, and the Closing Date shall have occurred and thereafter shall be binding upon and inure to the benefit of each Borrower, the Administrative Agent and each such Lender, Issuing Bank and their respective successors and assigns, except that no Borrower shall have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of the Lenders.
SECTION 8.07.Successors and Assigns.
(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither any Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section 8.07, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 8.07, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section 8.07 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 8.07 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Revolving Credit Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and/or the Revolving Credit Advances at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section 8.07 in the

Rayonier - 2011 Credit Agreement

aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)in any case not described in clause (b)(i)(A) of this Section 8.07, the aggregate amount of the Commitment (which for this purpose includes Revolving Credit Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Revolving Credit Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, Rayonier otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Revolving Credit Advance or the Commitment assigned.
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section 8.07 and, in addition:
(A)the consent of Rayonier (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Rayonier shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof and provided further that any Borrower's consent shall not be required during the primary syndication of the Facility;
(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(C)the consent of each Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required.
(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)No Assignment to Certain Persons. No such assignment shall be made to (A) any Borrower or any Affiliate or Subsidiary of any Borrower or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder,

Rayonier - 2011 Credit Agreement

would constitute any of the foregoing Persons described in this clause (B).
(vi)No Assignment to Natural Persons. No such assignment shall be made to a natural Person.
(vii)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Rayonier and the Administrative Agent, the applicable pro rata share of Revolving Credit Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Revolving Credit Advances and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 8.07, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.12 and 8.03, with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 8.07.
(c)Register. The Administrative Agent, acting solely for this purpose as an agent of each Borrower, shall maintain, at its address referred to in Section 8.02(a), a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Revolving Credit Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent

Rayonier - 2011 Credit Agreement

and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Rayonier and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or any Borrower or any Affiliate or Subsidiary of any Borrower) (each, a “Participant”) in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Revolving Credit Advances owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Administrative Agent, the Issuing Banks and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.04(c) with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification, consent or waiver which would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.12 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 8.07; provided that such Participant agrees to be subject to the provisions of Section 2.20 as if it were an assignee under paragraph (b) of this Section 8.07. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.16 as though it were a Lender.
(e)Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.12 and 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Rayonier's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.15(e) as though it were a Lender.
(f)Voting Participants. Notwithstanding anything in this Section 8.07 to the contrary, any Farm Credit Lender that (i) is the owner of a participation in a Commitment (including Revolving Credit Advances outstanding thereunder) initially in the amount of at least $11,000,000; (ii) is, by written notice to the Borrower and the Administrative Agent (a “Voting Participant Notification”), designated by the selling Lender as being entitled to be accorded the rights of a voting participant hereunder (any Farm Credit Lender so designated being called a "Voting Participant"); and (iii)

Rayonier - 2011 Credit Agreement

receives the prior written consent of the Borrower and the Administrative Agent to become a Voting Participant, shall be entitled to vote for so long as such Farm Credit Lender owns such participation and notwithstanding any sub-participation by such Farm Credit Lender (and the voting rights of the selling Lender shall be correspondingly reduced), on a dollar for dollar basis, as if such Participant were a Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action; provided, however, that if such Voting Participant has at any time failed to fund any portion of its participation when required to do so, then until such time as all amounts of its participation required to have been funded have been funded, such Voting Participant shall not be entitled to exercise its voting rights pursuant to the terms of this Section 8.07(f), and the voting rights of the selling Lender shall not be correspondingly reduced by the amount of such Voting Participant's participation. Notwithstanding the foregoing, each Farm Credit Lender designated as a Voting Participant on Schedule 8.07(f) hereto shall be a Voting Participant without delivery of a Voting Participant Notification and without the prior written consent of the Borrower and the Administrative Agent. To be effective, each Voting Participant Notification shall, with respect to any Voting Participant, (A) state the full name, as well as all contact information required for an assignee in the Assignment and Assumption; and (B) state the dollar amount of the participation purchased. The selling Lender and the Voting Participant shall notify the Administrative Agent and the Borrower within three (3) Business Days of any termination of, reduction or increase in the amount of, such participation. The Borrower and the Administrative Agent shall be entitled to conclusively rely on information contained in notices delivered pursuant to this Section 8.07(f). The voting rights hereunder are solely for the benefit of the Voting Participants and shall not inure to any assignee or participant of a Voting Participant.
(g)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 8.08.Rayonier as Agent. ROC, RFR and TRS each hereby designate and appoint Rayonier as its representative and agent on its behalf for the purposes of issuing notices and reports, delivering certificates, giving instructions, receiving notices and granting consents hereunder and under the other Loan Documents, and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Loan Documents. Rayonier hereby accepts such appointment.
SECTION 8.09.Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Banks agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self‑regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or

Rayonier - 2011 Credit Agreement

the enforcement of rights hereunder or thereunder in which case of the foregoing clauses (b), (c) and (e), the Administrative Agent, each Lender and each Issuing Bank agree (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform Rayonier thereof (and in the case of any subpoena or similar legal process or proceeding and to the extent practicable, to inform Rayonier in advance)); (f) subject to an agreement containing provisions substantially the same as those of this Section 8.09, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating any Borrower or its respective Subsidiaries or the Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facility; (h) with the consent of Rayonier; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 8.09, or (y) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than a Borrower.
For purposes of this Section 8.09, “Information” means all information received from the Borrowers or any of their Subsidiaries relating to the Borrowers or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by any Borrower or any Subsidiary of any Borrower; provided that, in the case of information received from any Borrower or any Subsidiary of any Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential; provided, further, that, in the case of financial information (except to the extent publicly available) received from any Borrower or any Subsidiary of any Borrower after the date hereof, such financial information shall be deemed confidential unless it is identified as “public” or “nonconfidential” information at the time of delivery. Any Person required to maintain the confidentiality of Information as provided in this Section 8.09 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 8.10.Governing Law; Jurisdiction; Etc. (a) Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.
(a)Jurisdiction. Each Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Bank, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern

Rayonier - 2011 Credit Agreement

District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or any other Loan Party or its properties in the courts of any jurisdiction.
(b)Waiver of Venue. Each Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 8.10. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)Service of Process. Each party hereto irrevocably consents to service of process at the address provided for notices in Section 8.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.
SECTION 8.11.Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
SECTION 8.12.Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 8.13.Counterparts; Integration; Effectiveness; Electronic Execution. (a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article III, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed

Rayonier - 2011 Credit Agreement

counterpart of this Agreement.
(a)Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 8.14.USA PATRIOT Act Notice. Each Lender, each Issuing Bank and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Borrower and each other Loan Party, which information includes the name and address of each Borrower and each other Loan Party, and other information that will allow such Lender, such Issuing Bank or the Administrative Agent, as applicable, to identify each Borrower and each other Loan Party in accordance with the USA PATRIOT Act.
SECTION 8.15.Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Rayonier - 2011 Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
Borrowers:

RAYONIER INC.

By	/s/ Hans E. Vanden Noort
Name: Hans E. Vanden Noort
Title: Senior Vice President and Chief Financial Officer

RAYONIER OPERATING COMPANY LLC

By	/s/ Hans E. Vanden Noort
Name: Hans E. Vanden Noort
Title: Senior Vice President and Chief Financial Officer

RAYONIER TRS HOLDINGS INC.

By	/s/ Hans E. Vanden Noort
Name: Hans E. Vanden Noort
Title: Senior Vice President and Chief Financial Officer

RAYONIER FOREST RESOURCES, L.P.

By:	Rayonier Timberlands Management, LLC, its Managing General Partner

By	/s/ Hans E. Vanden Noort
Name: Hans E. Vanden Noort
Title: Senior Vice President and Chief Financial Officer

[SIGNATURE PAGE]
Rayonier - 2011 Credit Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent

By	/s/ Christopher Reo Day
Name: Christopher Reo Day
Title: Vice President

By	/s/ Kevin Buddhdew
Name: Kevin Buddhdew
Title: Associate

CREDIT SUISSE AG, Cayman Islands Branch, as Issuing Bank and Lender

By	/s/ Christopher Reo Day
Name: Christopher Reo Day
Title: Vice President

By	/s/ Kevin Buddhdew
Name: Kevin Buddhdew
Title: Associate

[SIGNATURE PAGE]
Rayonier - 2011 Credit Agreement

COMERICA BANK, as Lender

By	/s/ Robert L. Nelson
Name: Robert Nelson
Title: Vice President

[SIGNATURE PAGE]
Rayonier - 2011 Credit Agreement

SUNTRUST BANK, as Lender

By	/s/ Baerbel Freudenthaler
Name: Baerbel Freudenthaler
Title: Director

[SIGNATURE PAGE]
Rayonier - 2011 Credit Agreement

JP MORGAN CHASE BANK, N.A, as Lender

By	/s/ Mary J. Reasoner
Name: Mary J Reasoner
Title: Executive Director

[SIGNATURE PAGE]
Rayonier - 2011 Credit Agreement

BRANCH BANKING AND TRUST COMPANY, as Lender

By	/s/ Rick Keever
Name: Rick Keever
Title: Senior Vice President

[SIGNATURE PAGE]
Rayonier - 2011 Credit Agreement

FARM CREDIT EAST, ACA, as Lender

By	/s/ James M. Papai
Name: James M. Papai
Title: Senior Vice President

[SIGNATURE PAGE]
Rayonier - 2011 Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as Lender

By	/s/ Jose Mazariegos
Name: Jose Mazariegos
Title: Senior Vice President

[SIGNATURE PAGE]
Rayonier - 2011 Credit Agreement

WELLS FARGO BANK, N.A., as Lender

By	/s/ Kevin S. Hawkins
Name: Kevin S. Hawkins
Title: Senior Vice President

[SIGNATURE PAGE]
Rayonier - 2011 Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as Lender

By	/s/ Joyce P. Dorsett
Name: Joyce P. Dorsett
Title: Vice President

[SIGNATURE PAGE]
Rayonier - 2011 Credit Agreement

TD BANK, N.A., as Lender

By	/s/ Marla Willner
Name: Marla Willner
Title: Senior Vice President

[SIGNATURE PAGE]
Rayonier - 2011 Credit Agreement

REGIONS BANK, as Lender

By	/s/ Louis Costanza
Name: Louis Constanza
Title: Vice President

[SIGNATURE PAGE]
Rayonier - 2011 Credit Agreement

SYNOVUS BANK, as Lender

By	/s/ W. Benjamin Shaw
Name: W. Benjamin Shaw
Title: Commercial Lender

[SIGNATURE PAGE]
Rayonier - 2011 Credit Agreement

BANK OF AMERICA, N.A., as Lender

By	/s/ Gabriela Millhorn
Name: Gabriela Millhorn
Title: Managing Director

[SIGNATURE PAGE]
Rayonier - 2011 Credit Agreement

SUMITOMO MITSUI BANKING CORPORATION, as Lender

By	/s/ William G. Karl
Name: William G. Karl
Title: General Manager

[SIGNATURE PAGE]
Rayonier - 2011 Credit Agreement

THE BANK OF NEW YORK MELLON, as Lender

By	/s/ Paul F. Noel
Name: Paul F. Noel
Title: Managing Director

[SIGNATURE PAGE]
Rayonier - 2011 Credit Agreement

SCHEDULE I
COMMITMENT AMOUNTS
AND APPLICABLE LENDING OFFICES

Name of Initial Lender	Commitment Amount
Credit Suisse AG, Cayman Islands Branch	$22,500,000
Bank of America, N.A.	$22,500,000
JP Morgan Chase Bank, N.A.	$22,500,000
SunTrust Bank	$22,500,000
Wells Fargo Bank, N.A.	$22,500,000
Farm Credit East, ACA	$77,500,000
US Bank National Association	$20,000,000
TD Bank, N.A.	$20,000,000
The Bank of New York Mellon	$15,000,000
Regions Bank	$12,000,000
Branch Banking and Trust Company	$11,000,000
Sumitomo Mitsui Banking Corporation	$11,000,000
Synovus Bank	$11,000,000
Comerica Bank	$5,000,000
PNC Bank, National Association	$5,000,000
TOTAL	$300,000,000

Schedule 2.03
Existing Letters of Credit

Issuer	Applicant	Issue Date	Letter of Credit Number	Stated Amount	Beneficiary
JPMorgan Chase	Rayonier Inc.	3/10/2004	T-246110	$5,232,387.00	Insurance Company of North America and Pacific Employers Insurance Company

Schedule 4.01(g)
Disclosed Litigation

None.

Schedule 4.01(l)
Environmental Matters
(i)    Environmental Laws and Environmental Permits:
None.

(ii)    Environmental Action:
None.
For a discussion of the Loan Parties' environmental matters, which matters could not reasonably be likely to have a Material Adverse Effect, see Rayonier's 2010 Annual Report on form 10-K.
(iii)    Release of Hazardous Materials:
None.

For a discussion of the Loan Parties' environmental matters, which matters could not reasonably be likely to have a Material Adverse Effect, see Rayonier's 2010 Annual Report on form 10-K.

Schedule 4.01(m)
NPL Properties

None.
For a discussion of the Loan Parties' environmental matters, which matters could not reasonably be likely to have a Material Adverse Effect, see Rayonier's 2010 Annual Report on form 10-K.

Schedule 4.01(n)
Transport of Hazardous Materials
None.
For a discussion of the Loan Parties' environmental matters, which matters could not reasonably be likely to have a Material Adverse Effect, see Rayonier's 2010 Annual Report on form 10-K.

Schedule 4.01(o)
Post Retirement Benefit Obligations

None.

For a discussion of the Loan Parties' post retirement benefit obligations, with respect to which neither the Borrower nor any of its Subsidiaries have material liability, see Rayonier's 2010 Annual Report on form 10-K.

Schedule 5.03(b)
Existing Liens
None.

Schedule 5.04(b)
Existing Investments
None.

Schedule 5.04(e)
Existing Subsidiary Payment Restrictions

None.

Schedule 8.07(f)
Designated Farm Credit Lenders

AgFirst Farm Credit Bank
AgStar Financial Services, FLCA
Farm Credit Bank of Texas

EXHIBIT A -- FORM OF
REVOLVING CREDIT
PROMISSORY NOTE

U.S.$__________________	Dated: _______________, 20__

FOR VALUE RECEIVED, the undersigned, [NAME OF A BORROWER], a [____________] corporation/limited partnership/limited liability company (the “Borrower”), HEREBY PROMISES TO PAY to the order of _________________________ (the “Lender”) for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender's Commitment in figures] or, if less, the aggregate principal amount of the Revolving Credit Advances made by the Lender to the Borrower pursuant to the Five-Year Revolving Credit Agreement dated as of April __, 2011 among Rayonier Inc., Rayonier TRS Holdings, Inc., Rayonier Forest Resources, L.P., and Rayonier Operating Company LLC, as borrowers, the Lender and certain other lenders parties thereto, the issuing banks parties thereto, and Credit Suisse AG, acting through one or more of its affiliates or branches (“CS”), as Administrative Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on the Termination Date.
The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Advance from the date of such Revolving Credit Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
Both principal and interest are payable in lawful money of the United States of America to CS, as Administrative Agent, at The Bank of New York, ABA No. 02100018, Account No. 8900492627, Account Name: CS - Agency Cayman Account, Reference: Rayonier or such other account in the United States as the Administrative Agent may designate from time to time by notice to the Borrower, in same day funds. Each Revolving Credit Advance made by the Lender to the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.
This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Revolving Credit Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Credit Advance being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on

Exh. A-1

account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.
The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.
This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

[NAME OF A BORROWER] By _______________________________________ Name: Title:

Exh. A-2

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Revolving Credit Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

Exh. A-3
Rayonier - 2011 Credit Agreement

EXHIBIT B -- FORM OF NOTICE OF
REVOLVING CREDIT BORROWING
Credit Suisse AG, Cayman Islands Branch,
as Administrative Agent
for the Lenders parties
to the Credit Agreement
referred to below
Eleven Madison Avenue
New York, New York 10010

[Date]
Attention: [Agency Department Manager]
Ladies and Gentlemen:
The undersigned, [NAME OF A BORROWER], refers to the Five-Year Revolving Credit Agreement, dated as of April __, 2011 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among Rayonier Inc., Rayonier TRS Holdings Inc., Rayonier Forest Resources, L.P., and Rayonier Operating Company LLC, as borrowers, certain Lenders parties thereto, certain Issuing Banks parties thereto, and Credit Suisse AG, acting through one or more of its affiliates or branches, as Administrative Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Revolving Credit Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Revolving Credit Borrowing (the “Proposed Revolving Credit Borrowing”) as required by Section 2.02(a) of the Credit Agreement:
(i)    The Business Day of the Proposed Revolving Credit Borrowing is _______________, 20__.
(ii)    The Type of Advances comprising the Proposed Revolving Credit Borrowing is [Alternate Base Rate Advances] [Eurodollar Rate Advances].
(iii)    The aggregate amount of the Proposed Revolving Credit Borrowing is $_______________.
(iv)    Proceeds of the Proposed Revolving Credit Borrowing are to be wire -transferred in accordance with the following instructions:
______________________

______________________
______________________
[(v)    The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Revolving Credit Borrowing is _____ month[s].]
The undersigned hereby certifies that, as of the Proposed Revolving Credit Borrowing, all the applicable conditions contained in Section 3.02 of the Credit Agreement have been satisfied (or waived pursuant to Section 8.01 of the Credit Agreement).

Very truly yours, [NAME OF A BORROWER] By _________________________________ Name: Title:

EXHIBIT C-1 -- FORM OF
GUARANTEE
AGREEMENT
GUARANTEE AGREEMENT dated as of April __, 2011 (this “Agreement”), among (a) RAYONIER INC., a North Carolina corporation (“Rayonier”), (b) RAYONIER TRS HOLDINGS INC., a Delaware corporation (“TRS”), (c) RAYONIER OPERATING COMPANY LLC (“ROC”), a Delaware limited liability company, (d) from and after the date on which RAYONIER FOREST RESOURCES, L.P. (“RFR”) shall become a party hereto and a guarantor hereunder (the “Additional Guarantor”) (Rayonier, TRS, ROC and, the Additional Guarantor, each a “Guarantor” and collectively, the “Guarantors”), and (e) CREDIT SUISSE AG, acting through one or more of its affiliates or branches, as administrative agent (the “Administrative Agent”) for the Guaranteed Parties (as defined below).
Reference is made to the Five-Year Revolving Credit Agreement dated as of April __, 2011(as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Rayonier, TRS, RFR and ROC as borrowers (Rayonier, TRS, RFR and ROC, each individually, a “Borrower” and collectively, the “Borrowers”), the lenders from time to time party thereto (the “Lenders”), the Issuing Banks from time to time party thereto (the “Issuing Banks”) and the Administrative Agent. Capitalized terms used and not defined herein have the meanings assigned to them in the Credit Agreement.
The Lenders have agreed to make Revolving Credit Advances to the Borrowers, and the Issuing Banks have agreed to issue Letters of Credit for the account of the Borrowers, pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement. Each of the Guarantors is a Borrower under the Credit Agreement and acknowledges that it will derive substantial benefit from the making of the Revolving Credit Advances by the Lenders and the issuance of the Letters of Credit by the Issuing Banks. The obligations of the Lenders to make Revolving Credit Advances and of the Issuing Banks to issue Letters of Credit are conditioned on, among other things, the execution and delivery by the Guarantors of this Agreement. As consideration therefor and in order to induce the Lenders to make Revolving Credit Advances and the Issuing Banks to issue Letters of Credit, the Guarantors are willing to execute this Agreement.
Accordingly, the parties hereto agree as follows:
SECTION 1.    Guarantees. Each Guarantor unconditionally guarantees, jointly with each other Guarantor and severally, as a primary obligor and not merely as a surety, (a) the due and punctual payment by each Borrower (other than itself) of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Revolving Credit Advances made to such Borrower, when and as due,

Exh. C-1-1

whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by such Borrower under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of such Borrower to the Administrative Agent and each Lender under the Credit Agreement and the other Loan Documents (collectively, the “Guaranteed Parties”), whether such amounts shall have accrued prior to, on or after the Closing Date, (b) the due and punctual payment and performance of all covenants, agreements, obligations and liabilities of each Borrower (other than itself), monetary or otherwise, under or pursuant to the Credit Agreement and the other Loan Documents and (c) the due and punctual payment and performance of all obligations of each Borrower (other than itself), monetary or otherwise, under each Interest Rate Agreement in effect on the date hereof to which any Lender (or an Affiliate of a Lender) is a party and each Interest Rate Agreement entered into after the date hereof with any counterparty that is a Lender (or an Affiliate of a Lender) at the time such Interest Rate Agreement is entered into (all the monetary and other obligations referred to in the preceding clauses (a) through (c) being collectively called the “Obligations”).
Anything contained in this Agreement to the contrary notwithstanding, the obligations of TRS, ROC and any Additional Guarantor hereunder, shall be limited to a maximum aggregate amount equal to the greatest amount that would not render such obligations subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any provisions of applicable law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of TRS, ROC or such Additional Guarantor contingent or otherwise, that are relevant under the Fraudulent Transfer Laws and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of TRS, ROC or such Additional Guarantor as the case may be, pursuant to (i) applicable law or (ii) any agreement providing for an equitable allocation among TRS, ROC or such Additional Guarantor as the case may be, and other Affiliates of Rayonier of obligations arising under Guarantees by such parties.
Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation.
SECTION 2.    Obligations Not Waived. To the fullest extent permitted by applicable law, each Guarantor waives presentment to, demand of payment from and protest to the applicable Borrower and any other guarantor of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. To the fullest extent permitted by applicable law, the obligations of each Guarantor hereunder shall not be affected by, and each Guarantor hereby waives any defense arising by reason of, (a) the failure of the Administrative Agent or any other Guaranteed Party to assert any claim or demand or to enforce

Exh. C-1-2

or exercise any right or remedy against the applicable Borrower or any other guarantor under the provisions of the Credit Agreement, any other Loan Document or otherwise, (b) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of this Agreement, any other Loan Document, any Guarantee or any other agreement, including with respect to any other Guarantor under this Agreement, (c) the failure to take or perfect any security interest in, or the release of, any collateral security held by or on behalf of any Guaranteed Party or (d) the failure of any person to comply with Section 5.01(l) of the Credit Agreement, Section 19 of the RFR Subsidiary Guarantee Agreement, Section 19 of the TRS Subsidiary Guarantee Agreement or Section 19 of the any Additional Subsidiary Guarantor Guarantee Agreement.
SECTION 3.    Guarantee of Payment. Each Guarantor further agrees that its guarantee constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Guaranteed Party to any collateral security held for payment of the Obligations or any balance of any deposit or other account or credit on the books of the Administrative Agent or any other Guaranteed Party in favor of the applicable Borrower or any other person.
SECTION 4.    No Discharge or Diminishment of Guarantee. The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the applicable Borrower's Obligations except contingent indemnification and reimbursement obligations, which pursuant to Section 8.04(f) of the Credit Agreement shall survive the termination of the Loan Documents and the payment in full of all obligations referred to in such Section 8.04(f)), including any claim of waiver, release, surrender, alteration or compromise of any of the applicable Borrower's Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of such Obligations, any law or regulation of any jurisdiction or any other event affecting any term of an Obligation or any other circumstance that might constitute a defense of the Borrower or any Guarantor. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any other Guaranteed Party to assert any claim or demand or to enforce any remedy under the Credit Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the applicable Borrower's Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or that would otherwise operate as a discharge of each Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the applicable Borrower's Obligations), and each Guarantor hereby waives any defense arising by reason of any of the foregoing actions.
SECTION 5.    Defenses of Borrower Waived. To the fullest extent permitted by applicable law, each of the Guarantors waives any defense based on or arising out of any defense of the applicable Borrower or the unenforceability of the applicable Borrower's Obligations or any part thereof from any cause or the cessation from any cause of the liability of the applicable

Exh. C-1-3

Borrower (other than the final and indefeasible payment in full in cash of such Borrower's Obligations except contingent indemnification and reimbursement obligations, which pursuant to Section 8.04(f) of the Credit Agreement shall survive the termination of the Loan Documents and the payment in full of all obligations referred to in such Section 8.04(f)). The Administrative Agent and the other Guaranteed Parties may, at their election, foreclose on any collateral security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such collateral security in lieu of foreclosure, compromise or adjust any part of the applicable Borrower's Obligations, make any other accommodation with the applicable Borrower or any other guarantor or exercise any other right or remedy available to them against the applicable Borrower or any other guarantor, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the applicable Borrower's Obligations have been fully, finally and indefeasibly paid in cash. Pursuant to applicable law, each of the Guarantors waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the applicable Borrower, any other Guarantor or guarantor, as the case may be, or any collateral security.
SECTION 6.    Agreement to Pay; Subordination. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Guaranteed Party has at law or in equity against any Guarantor by virtue hereof, each Guarantor hereby agrees that, upon the failure of any Borrower (other than itself) to pay any of its Obligations when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, such Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent or such other Guaranteed Party as designated thereby in cash the amount of such unpaid Obligations. Upon payment by any Guarantor of any sums to the Administrative Agent or any Guaranteed Party as provided above, all rights of such Guarantor against the applicable Borrower arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the respective Borrower's Obligations. In addition, any indebtedness of any Borrower now or hereafter held by any Guarantor (other than indebtedness of RFR held by TRS) is hereby subordinated in right of payment to the prior payment in full of the Obligations during the existence of an Event of Default. If any amount shall erroneously be paid to any Guarantor on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Borrower (other than indebtedness of RFR held by TRS), such amount shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the applicable Borrower's Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.
SECTION 7.    Information. Each of the Guarantors assumes all responsibility for being and keeping itself informed of each applicable Borrower's financial condition and assets, all other circumstances bearing upon the risk of nonpayment of such Borrower's Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Guaranteed Parties will have any duty

Exh. C-1-4

to advise any of the Guarantors of information known to it or any of them regarding such circumstances or risks.
SECTION 8.    Representations and Warranties; Taxes. Each of the Guarantors represents and warrants as to itself that all representations and warranties relating to it contained in the Credit Agreement or any other Loan Document are true and correct in all material respects. Each Guarantor agrees that the provisions of Section 2.15 of the Credit Agreement shall apply equally to each Guarantor with respect to the payments made by it hereunder.
SECTION 9.    Termination. The Guarantees made hereunder (a) shall terminate when all the Obligations except contingent indemnification and reimbursement obligations, which pursuant to Section 8.04(f) of the Credit Agreement shall survive the termination of the Loan Documents and the payment in full of all obligations referred to in such Section 8.04(f), have been indefeasibly paid in full and the Lenders have no further commitment to lend under the Credit Agreement, the LC Exposure has been reduced to zero or Cash Collateralized and the Issuing Banks have no further obligation to issue Letters of Credit under the Credit Agreement and (b) shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Guaranteed Party or any Guarantor upon the bankruptcy or reorganization of any Borrower or any Guarantor or otherwise.
SECTION 10.    Binding Effect; Several Agreement; Assignments. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Guarantors that are contained in this Agreement shall bind and inure to the benefit of each party hereto and their respective successors and assigns. This Agreement shall become effective as to any Guarantor when a counterpart hereof executed on behalf of such Guarantor shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent (or, in the case of any Additional Guarantor, when a Guarantee Supplement (in substantially the form attached as Annex I hereto) has been executed and delivered by such Additional Guarantor to the Administrative Agent), and thereafter this Agreement shall be binding upon, and inure to the benefit of such Guarantor, the Administrative Agent and the other Guaranteed Parties and their respective successors and assigns, except that no Guarantor may assign or otherwise transfer any of its rights or obligations hereunder or any interest herein (except in connection with any transaction permitted by Section 5.03(c) or Section 5.03(d) of the Credit Agreement) (and any such attempted assignment or transfer by any party hereto shall be null and void). This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.
SECTION 11.    Waivers; Amendment. (a) No failure or delay of the Administrative Agent in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise

Exh. C-1-5

thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent hereunder and of the other Guaranteed Parties under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in similar or other circumstances.
(b)    Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Guarantors with respect to which such waiver, amendment or modification relates and the Administrative Agent, with the prior written consent of the Required Lenders (except as otherwise provided in the Credit Agreement).
SECTION 12.    Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.
SECTION 13.    Notices. All communications and notices hereunder shall be in writing and given as provided in Section 8.02 of the Credit Agreement.
SECTION 14.    Survival of Agreement; Severability. (a) All covenants, agreements, representations and warranties made by the Guarantors herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Administrative Agent and the other Guaranteed Parties and shall survive the making by the Lenders of the Revolving Credit Advances and the issuance of the Letters of Credit by the Issuing Banks regardless of any investigation made by the Guaranteed Parties or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Revolving Credit Advance or any other fee or amount payable under this Agreement or any other Loan Document is outstanding and unpaid, the LC Exposure does not equal zero or has not been Cash Collateralized or the Commitments and the LC Commitment have not been terminated.
(b)    In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Exh. C-1-6

SECTION 15.    Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 10. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 16.    Rules of Interpretation. The rules of interpretation specified in Article I of the Credit Agreement shall be applicable to this Agreement.
SECTION 17.    Jurisdiction; Consent to Service of Process. (a) Each Guarantor irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Guaranteed Party, any Issuing Bank, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Guaranteed Party or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Guarantor or its properties in the courts of any jurisdiction.
(b)    Each Guarantor irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (a) of Section 17 of this Agreement. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)    Each party hereto irrevocably consents to service of process at the address provided for notices in Section 13. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.
SECTION 18.    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE,

Exh. C-1-7

AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 18.
SECTION 19.    Additional Guarantors. Certain additional Subsidiaries of Rayonier may be required from time to time, under the terms of Credit Agreement, to enter into this Agreement as Guarantors. Upon execution and delivery by a Subsidiary of Rayonier of an instrument in the form of Annex I hereto, such Person shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any such instrument shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any Additional Guarantor as a party to this Agreement.
SECTION 20.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Guaranteed Party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Guaranteed Party or any such Affiliate, to or for the credit or the account of any Guarantor against any and all of the obligations of such Guarantor now or hereafter existing under this Agreement or any other Loan Document to such Guaranteed Party or their respective Affiliates, irrespective of whether or not such Guaranteed Party or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Guarantor may be contingent or unmatured or are owed to a branch, office or Affiliate of such Guarantor different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Guaranteed Party and their respective Affiliates under this Section 20 are in addition to other rights and remedies (including other rights of set-off) that such Guaranteed Party or their respective Affiliates may have.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Exh. C-1-8

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.
RAYONIER INC.,

By    ________________________________
Name:
Title:
RAYONIER TRS HOLDINGS INC.,

By    ________________________________
Name:
Title:
RAYONIER OPERATING COMPANY LLC,

By    ________________________________
Name:
Title:
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By    _______________________________________
Name:
Title:
By    _______________________________________
Name:
Title:

Exh. C-1-9
Rayonier - 2011 Credit Agreement

Annex I to the
Guarantee Agreement
GUARANTEE SUPPLEMENT
GUARANTEE SUPPLEMENT NO. __ dated as of April __, 2011(this “Supplement”), to the Guarantee Agreement dated as of April __, 2011 (as amended, supplemented or otherwise modified from time to time, the “Guarantee Agreement”), among each of the guarantors parties thereto (each such guarantor individually, a “Guarantor” and collectively, the “Guarantors”) and CREDIT SUISSE AG acting through one or more of its affiliates or branches (“Credit Suisse”), as Administrative Agent (the “Administrative Agent”) for the Guaranteed Parties (as defined in the Guarantee Agreement).
A.    Reference is made to the Five-Year Revolving Credit Agreement dated as of April __, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Rayonier Inc. (“Rayonier”), Rayonier TRS Holdings Inc., Rayonier Forest Resources, L.P. (“RFR”) and Rayonier Operating Company LLC, as borrowers (collectively, the “Borrowers”), the lenders from time to time party thereto (the “Lenders”), the Issuing Banks from time to time party thereto (the “Issuing Banks”) and the Administrative Agent. Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Guarantee Agreement and the Credit Agreement.
B.    The Guarantors have entered into the Guarantee Agreement in order to induce the Lenders to make Revolving Credit Advances to the Borrowers and the Issuing Banks to issue Letters of Credit at the request of or for the account of the Borrowers. RFR (the “Additional Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guarantee Agreement in order to induce the Lenders to make additional Revolving Credit Advances and the Issuing Banks to issue additional Letters of Credit and as consideration for Revolving Credit Advances previously made and Letters of Credit previously issued.
Accordingly, the Administrative Agent and the Additional Guarantor agree as follows:
SECTION 1. In accordance with Sections 10 and 19 of the Guarantee Agreement, the Additional Guarantor, by its signature below, becomes a Guarantor under the Guarantee Agreement with the same force and effect as if originally a party thereto as a Guarantor and the Additional Guarantor hereby (a) agrees to all the terms and provisions of the Guarantee Agreement applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct in all material respects on and as of the date hereof except for representation and warranties which by their terms refer to a specific date. Each reference to a “Guarantor” in the Guarantee Agreement shall be deemed to include the Additional Guarantor. The Guarantee Agreement is hereby incorporated herein by reference.
SECTION 2. The Additional Guarantor represents and warrants to the

Exh. C-1-10

Administrative Agent and the other Guaranteed Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, or moratorium laws relating to any bankruptcy or insolvency of the Additional Guarantor, other laws affecting creditor's rights generally and general principles of equity regardless of whether considered in a proceeding in equity or at law.
SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the Additional Guarantor and the Administrative Agent. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Supplement.
SECTION 4. Except as expressly supplemented hereby, the Guarantee Agreement shall remain in full force and effect.
SECTION 5. This Supplement and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Supplement and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.
SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guarantee Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 13 of the Guarantee Agreement. All communications and notices hereunder to the Additional Guarantor shall be given to it in care of RFR at its address set forth in the Credit Agreement.
SECTION 8. The Additional Guarantor agrees to reimburse the Administrative Agent for its out-of-pocket expenses in connection with this Supplement, including the fees, disbursements and other charges of counsel for the Administrative Agent.
[SIGNATURE PAGE FOLLOWS]

Exh. C-1-11

IN WITNESS WHEREOF, the Additional Guarantor and the Administrative Agent have duly executed this Supplement to the Guarantee Agreement as of the day and year first above written.

RAYONIER FOREST RESOURCES, L.P., By ___________________________________ Name: Title:
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, By ___________________________________ Name: Title: By ___________________________________ Name: Title:

Exh. C-1-12
Rayonier - 2011 Credit Agreement

EXHIBIT C-2 -- FORM OF RFR
SUBSIDIARY GUARANTEE
AGREEMENT
SUBSIDIARY GUARANTEE AGREEMENT dated as of April __, 2011 (this “Agreement”), among each of the subsidiaries listed on Schedule I hereto or becoming a party hereto as provided in Section 19 (each such subsidiary individually, a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”) of RAYONIER FOREST RESOURCES, L.P., a Delaware limited partnership (“RFR”), and CREDIT SUISSE AG, acting through one or more of its affiliates or branches, as administrative agent (the “Administrative Agent”) for the Guaranteed Parties (as defined below).
Reference is made to the Five-Year Revolving Credit Agreement dated as of April __, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Rayonier Inc. (“Rayonier”), Rayonier TRS Holdings Inc. (“TRS”), RFR and Rayonier Operating Company LLC (“ROC”), as borrowers (collectively, the “Borrowers”), the lenders from time to time party thereto (the “Lenders”), the Issuing Banks from time to time party thereto (the “Issuing Banks”) and the Administrative Agent. Capitalized terms used and not defined herein have the meanings assigned to them in the Credit Agreement.
The Lenders have agreed, among other things, to make Revolving Credit Advances to the Guaranteed Borrowers (as defined below), and the Issuing Banks have agreed, among other things, to issue Letters of Credit at the request of or for the account of the Guaranteed Borrowers R, pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement. Each of the Subsidiary Guarantors is a direct or indirect Subsidiary of RFR, ROC and Rayonier and acknowledges that it will derive substantial benefit from the making of such Revolving Credit Advances by the Lenders and the issuance of such Letters of Credit by the Issuing Banks. The obligations of the Lenders to make such Revolving Credit Advances and of the Issuing Banks to issue such Letters of Credit are conditioned on, among other things, the execution and delivery by the Subsidiary Guarantors of this Agreement. As consideration therefor and in order to induce the Lenders to make such Revolving Credit Advances and the Issuing Banks to issue such Letters of Credit, the Subsidiary Guarantors are willing to execute this Agreement. For the avoidance of doubt, unless and until the termination or cessation of the RFR Guarantee Restrictions, the obligations guaranteed hereby are solely the obligations of RFR under the Loan Documents and not of any other Borrower. Unless and until the repayment in full of RFR's obligations in respect of the Installment Notes and the termination or cessation of the RFR Guarantee Restrictions, Revolving Credit Advances made thereunder to any other Borrower, and Letters of Credit issued thereunder but neither requested by RFR nor for its account, shall not have the benefit of the guarantee provided hereby.
Accordingly, the parties hereto agree as follows:
SECTION 1.    Guarantee. Each Subsidiary Guarantor unconditionally guarantees, jointly with the other Subsidiary Guarantors and severally, as a primary obligor and

Exh. C-2-1

not merely as a surety, (a) the due and punctual payment by each Guaranteed Borrower of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Revolving Credit Advances made to each Guaranteed Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by each Guaranteed Borrower under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of such Guaranteed Borrower to the Administrative Agent and each Lender under the Credit Agreement, the Guarantee Agreement and the other Loan Documents (collectively, the “Guaranteed Parties”), whether such amounts shall have accrued prior to, on or after the Closing Date, (b) the due and punctual payment and performance of all covenants, agreements, obligations and liabilities of each Guaranteed Borrower, monetary or otherwise, under or pursuant to the Credit Agreement, the Guarantee Agreement and the other Loan Documents and (c) the due and punctual payment and performance of all obligations of each Guaranteed Borrower, monetary or otherwise, under each Interest Rate Agreement in effect on the date hereof to which any Lender (or an Affiliate of a Lender) is a party and each Interest Rate Agreement entered into after the date hereof with any counterparty that is a Lender (or an Affiliate of a Lender) at the time such Interest Rate Agreement is entered into (all the monetary and other obligations referred to in the preceding clauses (a) through (c) being collectively called the “Obligations”). Each Subsidiary Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation. The term “Guaranteed Borrowers” shall mean (a) at any time prior to the repayment in full of RFR's obligations in respect of the Installment Notes and the termination or cessation of the RFR Guarantee Restrictions, RFR; and (b) immediately upon and at any time after, the termination or cessation of the RFR Guarantee Restrictions, RFR, Rayonier, ROC and TRS.
Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Subsidiary Guarantor hereunder shall be limited to a maximum aggregate amount equal to the greatest amount that would not render such Subsidiary Guarantor's obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any provisions of applicable law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Subsidiary Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of such Subsidiary Guarantor pursuant to (i) applicable law or (ii) any agreement providing for an equitable allocation among such Subsidiary Guarantor and other Affiliates of RFR or Rayonier of obligations arising under Guarantees by such parties.
Each Subsidiary Guarantor further agrees that the Obligations may be extended or

Exh. C-2-2

renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation.
SECTION 2.    Obligations Not Waived. To the fullest extent permitted by applicable law, each Subsidiary Guarantor waives presentment to, demand of payment from and protest to RFR or any other guarantor of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. To the fullest extent permitted by applicable law, the obligations of each Subsidiary Guarantor hereunder shall not be affected by, and each Subsidiary Guarantor hereby waives any defense arising by reason of, (a) the failure of the Administrative Agent or any other Guaranteed Party to assert any claim or demand or to enforce or exercise any right or remedy against any Guaranteed Borrower or any other guarantor under the provisions of the Credit Agreement, any other Loan Document or otherwise, (b) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of this Agreement, any other Loan Document, any Guarantee or any other agreement, including with respect to any other Subsidiary Guarantor under this Agreement, (c) the failure to take or perfect any security interest in, or the release of, any collateral security held by or on behalf of any Guaranteed Party or (d) the failure of any person to comply with Section 5.01(l) of the Credit Agreement or Section 19 hereof.
SECTION 3.    Guarantee of Payment. Each Subsidiary Guarantor further agrees that its guarantee constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Guaranteed Party to any collateral security held for payment of the Obligations or to any balance of any deposit or other account or credit on the books of the Administrative Agent or any other Guaranteed Party in favor of any Guaranteed Borrower or any other person.
SECTION 4.    No Discharge or Diminishment of Guarantee. The obligations of each Subsidiary Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations except contingent indemnification and reimbursement obligations, which pursuant to Section 8.04(f) of the Credit Agreement shall survive the termination of the Loan Documents and the payment in full of all obligations referred to in such Section 8.04(f)), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations, any law or regulation of any jurisdiction or any other event affecting any term of an Obligation or any other circumstance that might constitute a defense of the Borrower or any Guarantor. Without limiting the generality of the foregoing, the obligations of each Subsidiary Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any other Guaranteed Party to assert any claim or demand or to enforce any remedy under the Credit Agreement, the Guarantee Agreement any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Subsidiary Guarantor or that would otherwise operate as a discharge of each

Exh. C-2-3

Subsidiary Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations), and each Subsidiary Guarantor hereby waives any defense arising by reason of any of the foregoing actions.
SECTION 5.    Defenses of Borrower Waived. To the fullest extent permitted by applicable law, each of the Subsidiary Guarantors waives any defense based on or arising out of any defense of any Guaranteed Borrower or the unenforceability of the Obligations or any part thereof from any cause or the cessation from any cause of the liability of any Guaranteed Borrower (other than the final and indefeasible payment in full in cash of the Obligations except contingent indemnification and reimbursement obligations, which pursuant to Section 8.04(f) of the Credit Agreement shall survive the termination of the Loan Documents and the payment in full of all obligations referred to in such Section 8.04(f)). The Administrative Agent and the other Guaranteed Parties may, at their election, foreclose on any collateral security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such collateral security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any Guaranteed Borrower or any other guarantor or exercise any other right or remedy available to them against any Guaranteed Borrower or any other guarantor, without affecting or impairing in any way the liability of any Subsidiary Guarantor hereunder except to the extent the Obligations have been fully, finally and indefeasibly paid in cash. Pursuant to applicable law, each of the Subsidiary Guarantors waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Subsidiary Guarantor against any Guaranteed Borrower or any other Subsidiary Guarantor or guarantor, as the case may be, or any collateral security.
SECTION 6.    Agreement to Pay; Subordination. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Guaranteed Party has at law or in equity against any Subsidiary Guarantor by virtue hereof, upon the failure of any Guaranteed Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Subsidiary Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent or such other Guaranteed Party as designated thereby in cash the amount of such unpaid Obligation. Upon payment by any Subsidiary Guarantor of any sums to the Administrative Agent or any Guaranteed Party as provided above, all rights of such Subsidiary Guarantor against any Guaranteed Borrower arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations. In addition, any indebtedness of any Guaranteed Borrower now or hereafter held by any Subsidiary Guarantor is hereby subordinated in right of payment to the prior payment in full of the Obligations during the existence of an Event of Default. If any amount shall erroneously be paid to any Subsidiary Guarantor on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Guaranteed Borrower, such amount shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of the Loan

Exh. C-2-4

Documents.
SECTION 7.    Information. Each of the Subsidiary Guarantors assumes all responsibility for being and keeping itself informed of each Guaranteed Borrower's financial condition and assets, all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Subsidiary Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Guaranteed Parties will have any duty to advise any of the Subsidiary Guarantors of information known to it or any of them regarding such circumstances or risks.
SECTION 8.    Representations and Warranties; Taxes. Each of the Subsidiary Guarantors represents and warrants as to itself that all representations and warranties relating to it contained in the Credit Agreement or any other Loan Document are true and correct in all material respects. Each Subsidiary Guarantor agrees that the provisions of Section 2.15 of the Credit Agreement shall apply equally to each Subsidiary Guarantor with respect to the payments made by it hereunder.
SECTION 9.    Termination. The Guarantees made hereunder (a) shall terminate when all the Obligations except contingent indemnification and reimbursement obligations, which pursuant to Section 8.04(f) of the Credit Agreement shall survive the termination of the Loan Documents and the payment in full of all obligations referred to in such Section 8.04(f) have been indefeasibly paid in full and the Lenders have no further commitment to lend to any Guaranteed Borrower under the Credit Agreement, the LC Exposure with respect to Letters of Credit issued at the request of or for the account of any Guaranteed Borrower has been reduced to zero or Cash Collateralized and the Issuing Banks have no further obligation to issue Letters of Credit at the request of or for the account of any Guaranteed Borrower under the Credit Agreement and (b) shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Guaranteed Party or any Subsidiary Guarantor upon the bankruptcy or reorganization of any Guaranteed Borrower or any Subsidiary Guarantor or otherwise.
SECTION 10.    Binding Effect; Several Agreement; Assignments; Releases. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Subsidiary Guarantors that are contained in this Agreement shall bind and inure to the benefit of each party hereto and their respective successors and assigns. This Agreement shall become effective as to any Subsidiary Guarantor when a counterpart hereof (or an instrument in the form of Annex I hereto) executed on behalf of such Subsidiary Guarantor shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter this Agreement shall be binding upon, and inure to the benefit of such Subsidiary Guarantor, the Administrative Agent and the other Guaranteed Parties and their respective successors and assigns, except that no Subsidiary Guarantor may assign or otherwise transfer any of its rights or obligations hereunder or any interest herein (except in connection with any transaction permitted by Section 5.03(c) or Section 5.03(d) of the Credit Agreement) (and any such attempted

Exh. C-2-5

assignment or transfer by any party hereto shall be null and void). This Agreement shall be construed as a separate agreement with respect to each Subsidiary Guarantor and may be amended, modified, supplemented, waived or released with respect to any Subsidiary Guarantor without the approval of any other Subsidiary Guarantor and without affecting the obligations of any other Subsidiary Guarantor hereunder. The Administrative Agent is hereby expressly authorized to, and agrees upon request of RFR it will, release any Subsidiary Guarantor from its obligations hereunder in the event that all the Capital Stock of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of to a person that is not an Affiliate of RFR in a transaction not prohibited by the Credit Agreement.
SECTION 11.    Waivers; Amendment. (a) No failure or delay of the Administrative Agent in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent hereunder and of the other Guaranteed Parties under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Subsidiary Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Subsidiary Guarantor in any case shall entitle such Subsidiary Guarantor to any other or further notice or demand in similar or other circumstances.
(b)    Except as expressly provided in Section 19, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Subsidiary Guarantors with respect to which such waiver, amendment or modification relates and the Administrative Agent, with the prior written consent of the Required Lenders (except as otherwise provided in the Credit Agreement).
SECTION 12.    Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.
SECTION 13.    Notices. All communications and notices hereunder shall be in writing and given as provided in Section 8.02 of the Credit Agreement. All communications and notices hereunder to each Subsidiary Guarantor shall be given to it in care of RFR at the address set forth in the Credit Agreement.

SECTION 14.    Survival of Agreement; Severability. (a) All covenants, agreements, representations and warranties made by the Subsidiary Guarantors herein and in the

Exh. C-2-6

certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Administrative Agent and the other Guaranteed Parties and shall survive the making by the Lenders of the Revolving Credit Advances and the issuance of the Letters of Credit by the Issuing Banks regardless of any investigation made by the Guaranteed Parties or on their behalf, and shall continue in full force and effect as long as any Obligation is outstanding and unpaid, the LC Exposure with respect to Letters of Credit issued at the request of or for the account of any Guaranteed Borrower does not equal zero or has not been Cash Collateralized or the Commitments and the LC Commitment with respect to the Guaranteed Borrowers have not been terminated.
(b)    In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 15.    Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 10. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 16.    Rules of Interpretation. The rules of interpretation specified in Article I of the Credit Agreement shall be applicable to this Agreement.
SECTION 17.    Jurisdiction; Consent to Service of Process. (a) Each Subsidiary Guarantor irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Guaranteed Party, any Issuing Bank, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or, any other Guaranteed Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Subsidiary Guarantor

Exh. C-2-7

or its properties in the courts of any jurisdiction.
(b)    Each Subsidiary Guarantor irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (a) of Section 17 of this Agreement. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)    Each party hereto irrevocably consents to service of process at the address provided for notices in Section 13. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.
SECTION 18.    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 18.
SECTION 19.    Additional Subsidiary Guarantors. Certain additional Subsidiaries of RFR may be required from time to time, under the terms of Credit Agreement, to enter into this Agreement as Subsidiary Guarantors. Upon execution and delivery by the a Subsidiary of an instrument in the form of Annex I hereto, such Subsidiary shall become a Subsidiary Guarantor hereunder with the same force and effect as if originally named as a Subsidiary Guarantor herein. The execution and delivery of any such instrument shall not require the consent of any other Subsidiary Guarantor hereunder. The rights and obligations of each Subsidiary Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Guarantor as a party to this Agreement.
SECTION 20.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Guaranteed Party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Guaranteed Party or any such Affiliate, to or for the credit or the account of any Subsidiary Guarantor against any and all of the obligations of such Subsidiary Guarantor now or hereafter existing under this Agreement or any other Loan

Exh. C-2-8

Document to such Guaranteed Party or their respective Affiliates, irrespective of whether or not such Guaranteed Party or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Subsidiary Guarantor may be contingent or unmatured or are owed to a branch, office or Affiliate of such Subsidiary Guarantor different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Guaranteed Party and their respective Affiliates under this Section 20 are in addition to other rights and remedies (including other rights of set-off) that such Guaranteed Party or their respective Affiliates may have.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Exh. C-2-9

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

THE SUBSIDIARY GUARANTORS LISTED ON SCHEDULE I HERETO, By _________________________________________ Name: Title:
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, By _________________________________________ Name: Title: By _________________________________________ Name: Title:

Exh. C-2-10
Rayonier - 2011 Credit Agreement

Schedule I to the
Subsidiary Guarantee Agreement

Subsidiary Guarantor	Address

Exh. C-2-11
Rayonier - 2011 Credit Agreement

Annex I to the
Subsidiary Guarantee Agreement
GUARANTEE SUPPLEMENT
GUARANTEE SUPPLEMENT NO. __ dated as of April __, 2011 (this “Supplement”), to the Subsidiary Guarantee Agreement dated as of April __, 2011 as amended, supplemented or otherwise modified from time to time, the Subsidiary Guarantee Agreement”), (as amended, among each of the subsidiaries parties thereto (each such subsidiary individually, a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”) of RAYONIER FOREST RESOURCES, L.P., a Delaware limited partnership (“RFR”), and CREDIT SUISSE AG, acting through one or more of its affiliates or branches (“Credit Suisse”), as Administrative Agent (the “Administrative Agent”) for the Guaranteed Parties (as defined in the Subsidiary Guarantee Agreement).
A.    Reference is made to the Five-Year Revolving Credit Agreement dated as of April __, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Rayonier Inc., Rayonier TRS Holdings Inc., RFR and Rayonier Operating Company LLC, as borrowers, the lenders from time to time party thereto (the “Lenders”), the Issuing Banks from time to time party thereto (the “Issuing Banks”) and the Administrative Agent. Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Subsidiary Guarantee Agreement and the Credit Agreement.
B.    The Subsidiary Guarantors have entered into the Subsidiary Guarantee Agreement in order to induce the Lenders to make Revolving Credit Advances to RFR and the Issuing Banks to issue Letters of Credit at the request of or for the account of RFR. The undersigned Subsidiary of RFR (the “New Subsidiary Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Subsidiary Guarantor under the Subsidiary Guarantee Agreement in order to induce the Lenders to make additional Revolving Credit Advances and the Issuing Banks to issue additional Letters of Credit and as consideration for Revolving Credit Advances previously made and Letters of Credit previously issued.
Accordingly, the Administrative Agent and the New Subsidiary Guarantor agree as follows:
SECTION 1. In accordance with Sections 10 and 19 of the Subsidiary Guarantee Agreement, the New Subsidiary Guarantor, by its signature below, becomes a Subsidiary Guarantor under the Subsidiary Guarantee Agreement with the same force and effect as if originally a party thereto as a Subsidiary Guarantor and the New Subsidiary Guarantor hereby (a) agrees to all the terms and provisions of the Subsidiary Guarantee Agreement applicable to it as a Subsidiary Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Subsidiary Guarantor thereunder are true and correct in all material respects on and as of the date hereof except for representation and warranties which by their terms refer to a specific date. Each reference to a “Subsidiary Guarantor” in the Subsidiary

Exh. C-2-12
Rayonier - 2011 Credit Agreement

Guarantee Agreement shall be deemed to include the New Subsidiary Guarantor. The Subsidiary Guarantee Agreement is hereby incorporated herein by reference.
SECTION 2. The New Subsidiary Guarantor represents and warrants to the Administrative Agent and the other Guaranteed Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, or moratorium laws relating to any bankruptcy or insolvency of the New Subsidiary Guarantor, other laws affecting creditor's rights generally and general principles of equity regardless of whether considered in a proceeding in equity or at law.
SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Subsidiary Guarantor and the Administrative Agent. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Supplement.
SECTION 4. Except as expressly supplemented hereby, the Subsidiary Guarantee Agreement shall remain in full force and effect.
SECTION 5. This Supplement and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Supplement and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.
SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Subsidiary Guarantee Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 13 of the Subsidiary Guarantee Agreement. All communications and notices hereunder to the New Subsidiary Guarantor shall be given to it in care of RFR at its address set forth in the Credit Agreement.
SECTION 8. The New Subsidiary Guarantor agrees to reimburse the Administrative Agent for its out-of-pocket expenses in connection with this Supplement, including the fees, disbursements and other charges of counsel for the Administrative Agent.

Exh. C-2-13
Rayonier - 2011 Credit Agreement

Exh. C-2-14
Rayonier - 2011 Credit Agreement

IN WITNESS WHEREOF, the New Subsidiary Guarantor and the Administrative Agent have duly executed this Supplement to the Guarantee Agreement as of the day and year first above written.

[Name Of New Subsidiary Guarantor], By _________________________________________ Name: Title:
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, By _________________________________________ Name: Title: By _________________________________________ Name: Title:

Exh. C-2-15
Rayonier - 2011 Credit Agreement

EXHIBIT C-3 -- FORM OF TRS
SUBSIDIARY GUARANTEE
AGREEMENT
SUBSIDIARY GUARANTEE AGREEMENT dated as of April __, 2011, among each of the subsidiaries listed on Schedule I hereto or becoming a party hereto as provided in Section 19 (each such subsidiary individually, a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”) of RAYONIER TRS HOLDINGS INC., a Delaware corporation (“TRS”), and CREDIT SUISSE AG, acting through one or more of its affiliates or branches, as administrative agent (the “Administrative Agent”) for the Guaranteed Parties (as defined below).
Reference is made to the Five-Year Revolving Credit Agreement dated as of April __, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Rayonier Inc. (“Rayonier”), TRS, Rayonier Forest Resources, L.P. and Rayonier Operating Company LLC, as borrowers (collectively, the “Borrowers”), the lenders from time to time party thereto (the “Lenders”), the Issuing Banks from time to time party thereto (the “Issuing Banks”) and the Administrative Agent. Capitalized terms used and not defined herein have the meanings assigned to them in the Credit Agreement.
The Lenders have agreed, among other things, to make Revolving Credit Advances to the Borrowers, and the Issuing Banks have agreed, among other things, to issue Letters of Credit at the request of or for the account of the Borrowers, pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement. Each of the Subsidiary Guarantors is a direct or indirect Subsidiary of TRS, ROC and Rayonier and acknowledges that it will derive substantial benefit from the making of such Revolving Credit Advances by the Lenders and the issuance of such Letters of Credit by the Issuing Banks. The obligations of the Lenders to make such Revolving Credit Advances and of the Issuing Banks to issue such Letters of Credit are conditioned on, among other things, the execution and delivery by the Subsidiary Guarantors of this Agreement. As consideration therefor and in order to induce the Lenders to make such Revolving Credit Advances and the Issuing Banks to issue such Letters of Credit, the Subsidiary Guarantors are willing to execute this Agreement.
Accordingly, the parties hereto agree as follows:
SECTION 1.    Guarantee. Each Subsidiary Guarantor unconditionally guarantees, jointly with the other Subsidiary Guarantors and severally, as a primary obligor and not merely as a surety, (a) the due and punctual payment by each Borrower of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Revolving Credit Advances made to such Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by such Borrower under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash

Exh. C-3-1

collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of such Borrower to the Administrative Agent and each Lender under the Credit Agreement, the Guarantee Agreement and the other Loan Documents (collectively, the “Guaranteed Parties”), whether such amounts shall have accrued prior to, on or after the Closing Date, (b) the due and punctual payment and performance of all covenants, agreements, obligations and liabilities of each Borrower, monetary or otherwise, under or pursuant to the Credit Agreement, the Guarantee Agreement and the other Loan Documents and (c) the due and punctual payment and performance of all obligations of each Borrower, monetary or otherwise, under each Interest Rate Agreement in effect on the date hereof to which any Lender (or an Affiliate of a Lender) is a party and each Interest Rate Agreement entered into after the date hereof with any counterparty that is a Lender (or an Affiliate of a Lender) at the time such Interest Rate Agreement is entered into (all the monetary and other obligations referred to in the preceding clauses (a) through (c) being collectively called the “Obligations”). Each Subsidiary Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation.
Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Subsidiary Guarantor hereunder shall be limited to a maximum aggregate amount equal to the greatest amount that would not render such Subsidiary Guarantor's obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any provisions of applicable law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Subsidiary Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of such Subsidiary Guarantor pursuant to (i) applicable law or (ii) any agreement providing for an equitable allocation among such Subsidiary Guarantor and other Affiliates of Rayonier of obligations arising under Guarantees by such parties.
Each Subsidiary Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation.
SECTION 2.    Obligations Not Waived. To the fullest extent permitted by applicable law, each Subsidiary Guarantor waives presentment to, demand of payment from and protest to TRS or any other guarantor of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. To the fullest extent permitted by applicable law, the obligations of each Subsidiary Guarantor hereunder shall not be affected by, and each Subsidiary Guarantor hereby waives any defense arising by reason of, (a) the failure of the Administrative Agent or any other Guaranteed Party to assert any claim or demand or to enforce or exercise any right or remedy against any Borrower or any other guarantor under the

Exh. C-3-2

provisions of the Credit Agreement, any other Loan Document or otherwise, (b) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of this Agreement, any other Loan Document, any Guarantee or any other agreement, including with respect to any other Subsidiary Guarantor under this Agreement, (c) the failure to take or perfect any security interest in, or the release of, any collateral security held by or on behalf of any Guaranteed Party or (d) the failure of any person to comply with Section 5.01(l) of the Credit Agreement or Section 19 hereof.
SECTION 3.    Guarantee of Payment. Each Subsidiary Guarantor further agrees that its guarantee constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Guaranteed Party to any collateral security held for payment of the Obligations or to any balance of any deposit or other account or credit on the books of the Administrative Agent or any other Guaranteed Party in favor of any Borrower or any other person.

SECTION 4.    No Discharge or Diminishment of Guarantee. The obligations of each Subsidiary Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations except contingent indemnification and reimbursement obligations, which pursuant to Section 8.04(f) of the Credit Agreement shall survive the termination of the Loan Documents and the payment in full of all obligations referred to in such Section 8.04(f)), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations, any law or regulation of any jurisdiction or any other event affecting any term of an Obligation or any other circumstance that might constitute a defense of the Borrower or any Guarantor. Without limiting the generality of the foregoing, the obligations of each Subsidiary Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any other Guaranteed Party to assert any claim or demand or to enforce any remedy under the Credit Agreement, the Guarantee Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Subsidiary Guarantor or that would otherwise operate as a discharge of each Subsidiary Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations), and each Subsidiary Guarantor hereby waives any defense arising by reason of any of the foregoing actions.
SECTION 5.    Defenses of Borrower Waived. To the fullest extent permitted by applicable law, each of the Subsidiary Guarantors waives any defense based on or arising out of any defense of any Borrower or the unenforceability of the Obligations or any part thereof from any cause or the cessation from any cause of the liability of any Borrower (other than the final and indefeasible payment in full in cash of the Obligations except contingent indemnification

Exh. C-3-3

and reimbursement obligations, which pursuant to Section 8.04(f) of the Credit Agreement shall survive the termination of the Loan Documents and the payment in full of all obligations referred to in such Section 8.04(f)). The Administrative Agent and the other Guaranteed Parties may, at their election, foreclose on any collateral security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such collateral security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any Borrower or any other guarantor or exercise any other right or remedy available to them against any Borrower or any other guarantor, without affecting or impairing in any way the liability of any Subsidiary Guarantor hereunder except to the extent the Obligations have been fully, finally and indefeasibly paid in cash. Pursuant to applicable law, each of the Subsidiary Guarantors waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Subsidiary Guarantor against any Borrower or any other Subsidiary Guarantor or guarantor, as the case may be, or any collateral security.
SECTION 6.    Agreement to Pay; Subordination. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Guaranteed Party has at law or in equity against any Subsidiary Guarantor by virtue hereof, upon the failure of any Borrower or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Subsidiary Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent or such other Guaranteed Party as designated thereby in cash the amount of such unpaid Obligation. Upon payment by any Subsidiary Guarantor of any sums to the Administrative Agent or any Guaranteed Party as provided above, all rights of such Subsidiary Guarantor against any Borrower arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations. In addition, any indebtedness of any Borrower now or hereafter held by any Subsidiary Guarantor is hereby subordinated in right of payment to the prior payment in full of the Obligations during the existence of an Event of Default. If any amount shall erroneously be paid to any Subsidiary Guarantor on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Borrower, such amount shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.
SECTION 7.    Information. Each of the Subsidiary Guarantors assumes all responsibility for being and keeping itself informed of each Borrower's financial condition and assets, all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Subsidiary Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Guaranteed Parties will have any duty to advise any of the Subsidiary Guarantors of information known to it or any of them regarding such circumstances or risks.
SECTION 8.    Representations and Warranties; Taxes. Each of the Subsidiary

Exh. C-3-4

Guarantors represents and warrants as to itself that all representations and warranties relating to it contained in the Credit Agreement or any other Loan Document are true and correct in all material respects. Each Subsidiary Guarantor agrees that the provisions of Section 2.15 of the Credit Agreement shall apply equally to each Subsidiary Guarantor with respect to the payments made by it hereunder.
SECTION 9.    Termination. The Guarantees made hereunder (a) shall terminate when all the Obligations have been indefeasibly paid in full and the Lenders have no further commitment to lend to any Borrower under the Credit Agreement, the LC Exposure with respect to Letters of Credit has been reduced to zero or Cash Collateralized and the Issuing Banks have no further obligation to issue Letters of Credit under the Credit Agreement and (b) shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Guaranteed Party or any Subsidiary Guarantor upon the bankruptcy or reorganization of any Borrower or any Subsidiary Guarantor or otherwise.
SECTION 10.    Binding Effect; Several Agreement; Assignments; Releases. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Subsidiary Guarantors that are contained in this Agreement shall bind and inure to the benefit of each party hereto and their respective successors and assigns. This Agreement shall become effective as to any Subsidiary Guarantor when a counterpart hereof (or an instrument in the form of Annex I hereto) executed on behalf of such Subsidiary Guarantor shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter this Agreement shall be binding upon, and inure to the benefit of such Subsidiary Guarantor, the Administrative Agent and the other Guaranteed Parties and their respective successors and assigns, except that no Subsidiary Guarantor may assign or otherwise transfer any of its rights or obligations hereunder or any interest herein (except in connection with any transaction permitted by Section 5.03(c) or Section 5.03(d) of the Credit Agreement) (and any such attempted assignment or transfer by any party hereto shall be null and void). This Agreement shall be construed as a separate agreement with respect to each Subsidiary Guarantor and may be amended, modified, supplemented, waived or released with respect to any Subsidiary Guarantor without the approval of any other Subsidiary Guarantor and without affecting the obligations of any other Subsidiary Guarantor hereunder.

SECTION 11.    Waivers; Amendment. (a) No failure or delay of the Administrative Agent in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent hereunder and of the other Guaranteed Parties under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would

Exh. C-3-5

otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Subsidiary Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Subsidiary Guarantor in any case shall entitle such Subsidiary Guarantor to any other or further notice or demand in similar or other circumstances.
(b)    Except as expressly provided in Section 19, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Subsidiary Guarantors with respect to which such waiver, amendment or modification relates and the Administrative Agent, with the prior written consent of the Required Lenders (except as otherwise provided in the Credit Agreement).
SECTION 12.    Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.
SECTION 13.    Notices. All communications and notices hereunder shall be in writing and given as provided in Section 8.02 of the Credit Agreement. All communications and notices hereunder to each Subsidiary Guarantor shall be given to it in care of TRS at the address set forth in the Credit Agreement.
SECTION 14.    Survival of Agreement; Severability. (a) All covenants, agreements, representations and warranties made by the Subsidiary Guarantors herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Administrative Agent and the other Guaranteed Parties and shall survive the making by the Lenders of the Revolving Credit Advances and the issuance of the Letters of Credit by the Issuing Banks regardless of any investigation made by the Guaranteed Parties or on their behalf, and shall continue in full force and effect as long as any Obligation is outstanding and unpaid, the LC Exposure does not equal zero or has not been Cash Collateralized or the Commitments and the LC Commitment have not been terminated.
(b)    In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 15.    Counterparts. This Agreement may be executed in counterparts,

Exh. C-3-6

each of which shall constitute an original, but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 10. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 16.    Rules of Interpretation. The rules of interpretation specified in Article I of the Credit Agreement shall be applicable to this Agreement.
SECTION 17.    Jurisdiction; Consent to Service of Process. (a) Each Subsidiary Guarantor irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Guaranteed Party, any Issuing Bank, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or, any other Guaranteed Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Subsidiary Guarantor or its properties in the courts of any jurisdiction.
(b)    Each Subsidiary Guarantor irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (a) of Section 17 of this Agreement. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)    Each party hereto irrevocably consents to service of process at the address provided for notices in Section 13. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.
SECTION 18.    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF

Exh. C-3-7

LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 18.
SECTION 19.    Additional Subsidiary Guarantors. Certain additional Subsidiaries of TRS may be required from time to time, under the terms of Credit Agreement, to enter into this Agreement as Subsidiary Guarantors. Upon execution and delivery by a Subsidiary of an instrument in the form of Annex I hereto, such Subsidiary shall become a Subsidiary Guarantor hereunder with the same force and effect as if originally named as a Subsidiary Guarantor herein. The execution and delivery of any such instrument shall not require the consent of any other Subsidiary Guarantor hereunder. The rights and obligations of each Subsidiary Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Guarantor as a party to this Agreement.
SECTION 20.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Guaranteed Party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Guaranteed Party or any such Affiliate, to or for the credit or the account of any Subsidiary Guarantor against any and all of the obligations of such Subsidiary Guarantor now or hereafter existing under this Agreement or any other Loan Document to such Guaranteed Party or their respective Affiliates, irrespective of whether or not such Guaranteed Party or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Subsidiary Guarantor may be contingent or unmatured or are owed to a branch, office or Affiliate of such Subsidiary Guarantor different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Guaranteed Party and their respective Affiliates under this Section 20 are in addition to other rights and remedies (including other rights of set-off) that such Guaranteed Party or their respective Affiliates may have.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Exh. C-3-8

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

THE SUBSIDIARY GUARANTORS LISTED ON SCHEDULE I HERETO, By________________________________ Name: Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, By________________________________ Name: Title: By________________________________ Name: Title:

Exh. C-3-9
Rayonier - 2011 Credit Agreement

Schedule I to the
Subsidiary Guarantee Agreement

Subsidiary Guarantor	Address

Exh. C-3-10
Rayonier - 2011 Credit Agreement

Annex I to the
Subsidiary Guarantee Agreement
GUARANTEE SUPPLEMENT
GUARANTEE SUPPLEMENT NO. __ dated as of April __, 2011 (this “Supplement”), to the Subsidiary Guarantee Agreement dated as of April __, 2011 as amended, supplemented or otherwise modified from time to time, the “Subsidiary Guarantee Agreeement”), among each of the subsidiaries parties thereto (each such subsidiary individually, a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”) of RAYONIER TRS HOLDINGS INC., a Delaware limited partnership (“TRS”), and CREDIT SUISSE AG, acting through one or more of its affiliates or branches (“Credit Suisse”), as Administrative Agent (the “Administrative Agent”) for the Guaranteed Parties (as defined in the Subsidiary Guarantee Agreement).
A. Reference is made to the Five-Year Revolving Credit Agreement dated as of April __, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Rayonier Inc., TRS, Rayonier Forest Resources, L.P. and Rayonier Operating Company LLC, as borrowers, the lenders from time to time party thereto (the “Lenders”), the Issuing Banks from time to time party thereto (the “Issuing Banks”) and the Administrative Agent. Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Subsidiary Guarantee Agreement and the Credit Agreement.
B. The Subsidiary Guarantors have entered into the Subsidiary Guarantee Agreement in order to induce the Lenders to make Revolving Credit Advances to the Borrowers and the Issuing Banks to issue Letters of Credit at the request of or for the account of the Borrowers. The undersigned Subsidiary of TRS (the “New Subsidiary Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Subsidiary Guarantor under the Subsidiary Guarantee Agreement in order to induce the Lenders to make additional Revolving Credit Advances and the Issuing Banks to issue additional Letters of Credit and as consideration for Revolving Credit Advances previously made and Letters of Credit previously issued.
Accordingly, the Administrative Agent and the New Subsidiary Guarantor agree as follows:
SECTION 1. In accordance with Sections 10 and 19 of the Subsidiary Guarantee Agreement, the New Subsidiary Guarantor, by its signature below, becomes a Subsidiary Guarantor under the Subsidiary Guarantee Agreement with the same force and effect as if originally a party thereto as a Subsidiary Guarantor and the New Subsidiary Guarantor hereby (a) agrees to all the terms and provisions of the Subsidiary Guarantee Agreement applicable to it as a Subsidiary Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Subsidiary Guarantor thereunder are true and correct in all material respects on and as of the date hereof except for representation and warranties which by their terms refer to a specific date. Each reference to a “Subsidiary Guarantor” in the Subsidiary

Exh. C-3-11
Rayonier - 2011 Credit Agreement

Guarantee Agreement shall be deemed to include the New Subsidiary Guarantor. The Subsidiary Guarantee Agreement is hereby incorporated herein by reference.
SECTION 2. The New Subsidiary Guarantor represents and warrants to the Administrative Agent and the other Guaranteed Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, or moratorium laws relating to any bankruptcy or insolvency of the New Subsidiary Guarantor, other laws affecting creditor's rights generally and general principles of equity regardless of whether considered in a proceeding in equity or at law.
SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Subsidiary Guarantor and the Administrative Agent. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Supplement.
SECTION 4. Except as expressly supplemented hereby, the Subsidiary Guarantee Agreement shall remain in full force and effect.
SECTION 5. This Supplement and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Supplement and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.
SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Subsidiary Guarantee Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 13 of the Subsidiary Guarantee Agreement. All communications and notices hereunder to the New Subsidiary Guarantor shall be given to it in care of TRS at its address set forth in the Credit Agreement.
SECTION 8. The New Subsidiary Guarantor agrees to reimburse the Administrative Agent for its out-of-pocket expenses in connection with this Supplement, including the fees, disbursements and other charges of counsel for the Administrative Agent.

Exh. C-3-12
Rayonier - 2011 Credit Agreement

Exh. C-3-13
Rayonier - 2011 Credit Agreement

IN WITNESS WHEREOF, the New Subsidiary Guarantor and the Administrative Agent have duly executed this Supplement to the Guarantee Agreement as of the day and year first above written.

[Name Of New Subsidiary Guarantor], By________________________________ Name: Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, By________________________________ Name: Title: By________________________________ Name: Title:

Exh. C-3-14
Rayonier - 2011 Credit Agreement

EXHIBIT C-4 -- FORM OF
ADDITIONAL SUBSIDIARY
GUARANTOR GUARANTEE AGREEMENT
ADDITIONAL SUBSIDIARY GUARANTOR GUARANTEE AGREEMENT dated as of April __, 2011 (this “Agreement”), among each of the subsidiaries listed on Schedule I hereto or becoming a party hereto as provided in Section 19 (each such subsidiary individually, a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”) of RAYONIER INC., and CREDIT SUISSE AG, acting through one or more of its affiliates or branches, as administrative agent (the “Administrative Agent”) for the Guaranteed Parties (as defined below).
Reference is made to the Five-Year Revolving Credit Agreement dated as of April __, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Rayonier Inc. (“Rayonier”), Rayonier TRS Holdings Inc., Rayonier Forest Resources, L.P. and Rayonier Operating Company LLC, as borrowers (collectively, the “Borrowers”), the lenders from time to time party thereto (the “Lenders”), the Issuing Banks from time to time party thereto (the “Issuing Banks”) and the Administrative Agent. Capitalized terms used and not defined herein have the meanings assigned to them in the Credit Agreement.
The Lenders have agreed, among other things, to make Revolving Credit Advances to the Borrowers, and the Issuing Banks have agreed, among other things, to issue Letters of Credit at the request of or for the account of to the Borrowers, pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement. Each of the Subsidiary Guarantors acknowledges that it will derive substantial benefit from the making of such Revolving Credit Advances by the Lenders and the issuance of such Letters of Credit by the Issuing Banks. The obligations of the Lenders to make such Revolving Credit Advances and of the Issuing Banks to issue such Letters of Credit are conditioned on, among other things, the execution and delivery by the Subsidiary Guarantors of this Agreement. As consideration therefor and in order to induce the Lenders to make such Revolving Credit Advances and the Issuing Banks to issue such Letters of Credit, the Subsidiary Guarantors are willing to execute this Agreement.
Accordingly, the parties hereto agree as follows:
SECTION 1.    Guarantee. Each Subsidiary Guarantor unconditionally guarantees, jointly with the other Subsidiary Guarantors and severally, as a primary obligor and not merely as a surety, (a) the due and punctual payment by each Borrower of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Revolving Credit Advances made such Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by such Borrower under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations

C-4-1

incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of such Borrower to the Administrative Agent and each Lender under the Credit Agreement and the other Loan Documents (collectively, the “Guaranteed Parties”), whether such amounts shall have accrued prior to, on or after the Closing Date, (b) the due and punctual payment and performance of all covenants, agreements, obligations and liabilities of each Borrower, monetary or otherwise, under or pursuant to the Credit Agreement and the other Loan Documents and (c) the due and punctual payment and performance of all obligations of each Borrower, monetary or otherwise, under each Interest Rate Agreement in effect on the date hereof to which any Lender (or an Affiliate of a Lender) is a party and each Interest Rate Agreement entered into after the date hereof with any counterparty that is a Lender (or an Affiliate of a Lender) at the time such Interest Rate Agreement is entered into (all the monetary and other obligations referred to in the preceding clauses (a) through (c) being collectively called the “Obligations”). Each Subsidiary Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation.
Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Subsidiary Guarantor hereunder shall be limited to a maximum aggregate amount equal to the greatest amount that would not render such Subsidiary Guarantor's obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any provisions of applicable law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Subsidiary Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of such Subsidiary Guarantor pursuant to (i) applicable law or (ii) any agreement providing for an equitable allocation among such Subsidiary Guarantor and other Affiliates of the Borrowers of obligations arising under Guarantees by such parties.
Each Subsidiary Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation.
SECTION 2.    Obligations Not Waived. To the fullest extent permitted by applicable law, each Subsidiary Guarantor waives presentment to, demand of payment from and protest to any Borrower or any other guarantor of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. To the fullest extent permitted by applicable law, the obligations of each Subsidiary Guarantor hereunder shall not be affected by, and each Subsidiary Guarantor hereby waives any defense arising by reason of, (a) the failure of the Administrative Agent or any other Guaranteed Party to assert any claim or demand or to enforce or exercise any right or remedy against any Borrower or any other guarantor under the provisions of the Credit Agreement, any other Loan Document or otherwise, (b) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of this Agreement, any other Loan Document, any Guarantee or any other agreement,

C-4-2

including with respect to any other Subsidiary Guarantor under this Agreement, (c) the failure to take or perfect any security interest in, or the release of, any collateral security held by or on behalf of any Guaranteed Party or (d) the failure of any person to comply with Section 5.01(l) of the Credit Agreement or Section 19 hereof.
SECTION 3.    Guarantee of Payment. Each Subsidiary Guarantor further agrees that its guarantee constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Guaranteed Party to any collateral security held for payment of the Obligations or to any balance of any deposit or other account or credit on the books of the Administrative Agent or any other Guaranteed Party in favor of any Borrower or any other person.
SECTION 4.    No Discharge or Diminishment of Guarantee. The obligations of each Subsidiary Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations except contingent indemnification and reimbursement obligations, which pursuant to Section 8.04(f) of the Credit Agreement shall survive the termination of the Loan Documents and the payment in full of all obligations referred to in such Section 8.04(f)), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations, any law or regulation of any jurisdiction or any other event affecting any term of an Obligation or any other circumstance that might constitute a defense of the Borrower or any Guarantor. Without limiting the generality of the foregoing, the obligations of each Subsidiary Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any other Guaranteed Party to assert any claim or demand or to enforce any remedy under the Credit Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Subsidiary Guarantor or that would otherwise operate as a discharge of each Subsidiary Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations), and each Subsidiary Guarantor hereby waives any defense arising by reason of any of the foregoing actions.
SECTION 5.    Defenses of Borrower Waived. To the fullest extent permitted by applicable law, each of the Subsidiary Guarantors waives any defense based on or arising out of any defense of any Borrower or the unenforceability of the Obligations or any part thereof from any cause or the cessation from any cause of the liability of any Borrower (other than the final and indefeasible payment in full in cash of the Obligations except contingent indemnification and reimbursement obligations, which pursuant to Section 8.04(f) of the Credit Agreement shall survive the termination of the Loan Documents and the payment in full of all obligations referred to in such Section 8.04(f)). The Administrative Agent and the other Guaranteed Parties may, at their election, foreclose on any collateral security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such collateral security in lieu of

C-4-3

foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any Borrower or any other guarantor or exercise any other right or remedy available to them against any Borrower or any other guarantor, without affecting or impairing in any way the liability of any Subsidiary Guarantor hereunder except to the extent the Obligations have been fully, finally and indefeasibly paid in cash. Pursuant to applicable law, each of the Subsidiary Guarantors waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Subsidiary Guarantor against any Borrower or any other Subsidiary Guarantor or guarantor, as the case may be, or any collateral security.
SECTION 6.    Agreement to Pay; Subordination. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Guaranteed Party has at law or in equity against any Subsidiary Guarantor by virtue hereof, upon the failure of any Borrower or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Subsidiary Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent or such other Guaranteed Party as designated thereby in cash the amount of such unpaid Obligation. Upon payment by any Subsidiary Guarantor of any sums to the Administrative Agent or any Guaranteed Party as provided above, all rights of such Subsidiary Guarantor against any Borrower arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations. In addition, any indebtedness of any Borrower now or hereafter held by any Subsidiary Guarantor is hereby subordinated in right of payment to the prior payment in full of the Obligations during the existence of an Event of Default. If any amount shall erroneously be paid to any Subsidiary Guarantor on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Borrower, such amount shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.
SECTION 7.    Information. Each of the Subsidiary Guarantors assumes all responsibility for being and keeping itself informed of each Borrower's financial condition and assets, all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Subsidiary Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Guaranteed Parties will have any duty to advise any of the Subsidiary Guarantors of information known to it or any of them regarding such circumstances or risks.
SECTION 8.    Representations and Warranties; Taxes. Each of the Subsidiary Guarantors represents and warrants as to itself that all representations and warranties relating to it contained in the Credit Agreement or any other Loan Document are true and correct in all material respects. Each Subsidiary Guarantor agrees that the provisions of Section 2.15 of the Credit Agreement shall apply equally to each Subsidiary Guarantor with respect to the payments made by it hereunder.

C-4-4

SECTION 9.    Termination. The Guarantees made hereunder (a) shall terminate when all the Obligations except contingent indemnification and reimbursement obligations, which pursuant to Section 8.04(f) of the Credit Agreement shall survive the termination of the Loan Documents and the payment in full of all obligations referred to in such Section 8.04(f) have been indefeasibly paid in full and the Lenders have no further commitment to lend to any Borrower under the Credit Agreement, the LC Exposure has been reduced to zero or Cash Collateralized and the Issuing Banks have no further obligation to issue Letters of Credit under the Credit Agreement and (b) shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Guaranteed Party or any Subsidiary Guarantor upon the bankruptcy or reorganization of any Borrower or any Subsidiary Guarantor or otherwise.
SECTION 10.    Binding Effect; Several Agreement; Assignments; Releases. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Subsidiary Guarantors that are contained in this Agreement shall bind and inure to the benefit of each party hereto and their respective successors and assigns. This Agreement shall become effective as to any Subsidiary Guarantor when a counterpart hereof (or an instrument in the form of Annex I hereto) executed on behalf of such Subsidiary Guarantor shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter this Agreement shall be binding upon, and inure to the benefit of such Subsidiary Guarantor, the Administrative Agent and the other Guaranteed Parties and their respective successors and assigns, except that no Subsidiary Guarantor may assign or otherwise transfer any of its rights or obligations hereunder or any interest herein (except in connection with any transaction permitted by Section 5.03(c) or Section 5.03(d) of the Credit Agreement) (and any such attempted assignment or transfer by any party hereto shall be null and void). This Agreement shall be construed as a separate agreement with respect to each Subsidiary Guarantor and may be amended, modified, supplemented, waived or released with respect to any Subsidiary Guarantor without the approval of any other Subsidiary Guarantor and without affecting the obligations of any other Subsidiary Guarantor hereunder.

SECTION 11.    Waivers; Amendment. (a) No failure or delay of the Administrative Agent in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent hereunder and of the other Guaranteed Parties under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Subsidiary Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Subsidiary

C-4-5

Guarantor in any case shall entitle such Subsidiary Guarantor to any other or further notice or demand in similar or other circumstances.
(b)    Except as expressly provided in Section 19, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Subsidiary Guarantors with respect to which such waiver, amendment or modification relates and the Administrative Agent, with the prior written consent of the Required Lenders (except as otherwise provided in the Credit Agreement).
SECTION 12.    Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.
SECTION 13.    Notices. All communications and notices hereunder shall be in writing and given as provided in Section 8.02 of the Credit Agreement. All communications and notices hereunder to each Subsidiary Guarantor shall be given to it in care of Rayonier at the address set forth in the Credit Agreement.
SECTION 14.    Survival of Agreement; Severability. (a) All covenants, agreements, representations and warranties made by the Subsidiary Guarantors herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Administrative Agent and the other Guaranteed Parties and shall survive the making by the Lenders of the Revolving Credit Advances and the issuance of the Letters of Credit by the Issuing Banks regardless of any investigation made by the Guaranteed Parties or on their behalf, and shall continue in full force and effect as long as any Obligation is outstanding and unpaid, the LC Exposure with respect to Letters of Credit does not equal zero or has not been Cash Collateralized or the Commitments and the LC Commitment have not been terminated.
(b)    In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 15.    Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 10. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

C-4-6

SECTION 16.    Rules of Interpretation. The rules of interpretation specified in Article I of the Credit Agreement shall be applicable to this Agreement.
SECTION 17.    Jurisdiction; Consent to Service of Process. (a) Each Subsidiary Guarantor irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Guaranteed Party, any Issuing Bank, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or, any other Guaranteed Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Subsidiary Guarantor or its properties in the courts of any jurisdiction, except that each of the Subsidiary Guarantors agrees that (i) it will not bring any such action or proceeding in any court other than New York Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that more of the Lenders who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction), and (ii) in any such action or proceeding brought against any Subsidiary Guarantor in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Subsidiary Guarantor from asserting or seeking the same in the New York Courts.
(b)    Each Subsidiary Guarantor irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (a) of Section 17 of this Agreement. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)    Each party hereto irrevocably consents to service of process at the address provided for notices in Section 13. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.
SECTION 18.    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT

C-4-7

OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 18.
SECTION 19.    Additional Subsidiary Guarantors. Certain additional Subsidiaries of Rayonier may be required from time to time, under the terms of Credit Agreement, to enter into this Agreement as Subsidiary Guarantors. Upon execution and delivery by the Administrative Agent and a Subsidiary of an instrument in the form of Annex I hereto, such Subsidiary shall become a Subsidiary Guarantor hereunder with the same force and effect as if originally named as a Subsidiary Guarantor herein. The execution and delivery of any such instrument shall not require the consent of any other Subsidiary Guarantor hereunder. The rights and obligations of each Subsidiary Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Guarantor as a party to this Agreement.
SECTION 20.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Guaranteed Party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Guaranteed Party or any such Affiliate, to or for the credit or the account of any Subsidiary Guarantor against any and all of the obligations of such Subsidiary Guarantor now or hereafter existing under this Agreement or any other Loan Document to such Guaranteed Party or their respective Affiliates, irrespective of whether or not such Guaranteed Party or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Guarantor may be contingent or unmatured or are owed to a branch, office or Affiliate of such Guarantor different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Guaranteed Party and their respective Affiliates under this Section 20 are in addition to other rights and remedies (including other rights of set-off) that such Guaranteed Party or their respective Affiliates may have.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

C-4-8

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

THE SUBSIDIARY GUARANTORS LISTED ON SCHEDULE I HERETO, By________________________________ Name: Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, By________________________________ Name: Title: By________________________________ Name: Title:

C-4-9

Annex I to the
Subsidiary Guarantee Agreement
GUARANTEE SUPPLEMENT
GUARANTEE SUPPLEMENT NO. __ dated as of April __, 2011 (this “Supplement”), to the Subsidiary Guarantee Agreement dated as of April __, 2011, (as amended, supplemented or otherwise modified from time to time, the “Subsidiary Guarantee Agreement”) among each of the subsidiaries parties thereto (each such subsidiary individually, a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”) of RAYONIER INC., and CREDIT SUISSE AG, acting through one or more of its affiliates or branches (“Credit Suisse”), as Administrative Agent (the “Administrative Agent”) for the Guaranteed Parties (as defined in the Subsidiary Guarantee Agreement).
A.    Reference is made to the Five-Year Revolving Credit Agreement dated as of April __, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement among Rayonier Inc. (“Rayonier”), Rayonier TRS Holdings Inc., Rayonier Forest Resources, L.P. and Rayonier Operating Company LLC, as borrowers, the lenders from time to time party thereto (the “Lenders”), the Issuing Banks from time to time party thereto (the “Issuing Banks”) and the Administrative Agent. Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Subsidiary Guarantee Agreement and the Credit Agreement.
B.    The Subsidiary Guarantors have entered into the Subsidiary Guarantee Agreement in order to induce the Lenders to make Revolving Credit Advances to the Borrowers and the Issuing Banks to issue Letters of Credit at the request of or for the account of the Borrowers. The undersigned Subsidiary of Rayonier (the “New Subsidiary Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Subsidiary Guarantor under the Additional Subsidiary Guarantor Guarantee Agreement in order to induce the Lenders to make additional Revolving Credit Advances and the Issuing Banks to issue additional Letters of Credit and as consideration for Revolving Credit Advances previously made and Letters of Credit previously issued.
Accordingly, the Administrative Agent and the New Subsidiary Guarantor agree as follows:
SECTION 1. In accordance with Sections 10 and 19 of the Subsidiary Guarantee Agreement, the New Subsidiary Guarantor by its signature below becomes a Subsidiary Guarantor under the Subsidiary Guarantee Agreement with the same force and effect as if originally a party thereto as a Subsidiary Guarantor and the New Subsidiary Guarantor hereby (a) agrees to all the terms and provisions of the Subsidiary Guarantee Agreement applicable to it as a Subsidiary Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Subsidiary Guarantor thereunder are true and correct in all material respects on and as of the date hereof except for representation and warranties which by their terms refer to a specific date. Each reference to a “Subsidiary Guarantor” in the Subsidiary

C-4-10

Guarantee Agreement shall be deemed to include the New Subsidiary Guarantor. The Additional Subsidiary Guarantor Guarantee Agreement is hereby incorporated herein by reference.
SECTION 2. The New Subsidiary Guarantor represents and warrants to the Administrative Agent and the other Guaranteed Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, or moratorium laws relating to any bankruptcy or insolvency of the New Subsidiary Guarantor, other laws affecting creditor's rights generally and general principles of equity regardless of whether considered in a proceeding in equity or at law.
SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Subsidiary Guarantor and the Administrative Agent. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Supplement.
SECTION 4. Except as expressly supplemented hereby, the Subsidiary Guarantee Agreement shall remain in full force and effect.
SECTION 5. This Supplement and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Supplement and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.
SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Subsidiary Guarantee Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 13 of the Subsidiary Guarantee Agreement. All communications and notices hereunder to the New Subsidiary Guarantor shall be given to it in care of Rayonier Inc. at its address set forth in the Credit Agreement.
SECTION 8. The New Subsidiary Guarantor agrees to reimburse the Administrative Agent for its out-of-pocket expenses in connection with this Supplement, including the fees, disbursements and other charges of counsel for the Administrative Agent.

C-4-11

C-4-12

IN WITNESS WHEREOF, the New Subsidiary Guarantor and the Administrative Agent have duly executed this Supplement to the Guarantee Agreement as of the day and year first above written.

[Name Of New Subsidiary Guarantor], By________________________________ Name: Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, By________________________________ Name: Title: By________________________________ Name: Title:

C-4-13

EXHIBIT D - FORM OF
CLOSING CERTIFICATE
[NAME OF A BORROWER]
Pursuant to Section 3.01(f) of the Five-Year Revolving Credit Agreement dated as of April __, 2011 among Rayonier Inc., Rayonier TRS Holdings Inc., Rayonier Forest Resources, L.P., and Rayonier Operating Company LLC, as borrowers, the lenders party thereto, the issuing banks party thereto, and Credit Suisse AG, acting through one or more of its affiliates or branches (“CS”), as Administrative Agent for the lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), the undersigned hereby certifies that [he or she] is the _____________ of [NAME OF A BORROWER] (the “Borrower”) and in such capacity further certifies as follows:
1.    The representations and warranties of the Borrower set forth in the Credit Agreement and each of the other Loan Documents to which the Borrower is a party, are true and correct in all material respects on and as of the date hereof.
2.    No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the transactions to be consummated under the Credit Agreement on the date hereof.
IN WITNESS WHEREOF, the undersigned has hereunto set his/her name.

Name: Title:
Date: _______________, 2011

D-1

EXHIBIT E - FORM OF
ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assignment”) is dated as of the Effective Date set forth below (the “Effective Date”) and is entered into by and between the Assignor as defined below (the “Assignor”) and the Assignee as defined below (the “Assignee”). Capitalized terms used in this Assignment and Assumption and not otherwise defined herein have the meanings specified in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below, the interest in and to all of the Assignor's rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor's outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, letters of credit and swingline loans) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:	______________________________

2.	Assignee:	______________________________[and is an Affiliate/Approved Fund1]

3.	Borrower(s):	Rayonier Inc. (“Rayonier”), Rayonier TRS Holdings Inc. (“TRS”), Rayonier Forest Resources, L.P. (“RFR”), and Rayonier Operating Company LLC (“ROC”)

4.	Administrative Agent:	Credit Suisse AG (“Credit Suisse”), acting through one or more of its affiliates or branches, as Administrative Agent (the “Administrative Agent”) under the Credit Agreement

5.	Credit Agreement
The Five-Year Revolving $300,000,000 Credit Agreement dated as of April [21], 2011 among Rayonier, TRS, RFR, and ROC, as borrowers, the Lenders (as defined in the Credit Agreement), the Issuing Banks (as defined in the Credit Agreement), and Credit Suisse, acting through one or more of its affiliates or branches, as Administrative Agent for the Lenders

________________________
1    Select as applicable.

6.    Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]	CUSIP Number
Facility	$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

____________________________

2 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Consented to and Accepted:

CREDIT SUISSE AG, Cayman Islands Branch,
as Administrative Agent

By:     ________________________________
Name:
Title:

By:     ________________________________
Name:
Title:

[Consented to:
RAYONIER INC.

By:     _________________________________
Name:
Title:]

ANNEX 1

[INSERT NAME OF BORROWER]
$________________ CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT

1.    Representations and Warranties.
1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Loan Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to subsection 5.01(k) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a Foreign or non-US Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest,

fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLE.

EXHIBIT F -- FORM OF ADDITIONAL
SUBSIDIARY GUARANTOR DESIGNATION
Credit Suisse AG, Cayman Islands Branch,
as Administrative Agent
for the Lenders parties
to the Credit Agreement
referred to below
Eleven Madison Avenue
New York, New York 10010

[Date]
Attention: [Agency Department Manager]
Ladies and Gentlemen:
The undersigned, Rayonier Inc., refers to the Five-Year Revolving Credit Agreement, dated as of April __, 2011 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among Rayonier Inc., Rayonier TRS Holdings Inc., Rayonier Forest Resources, L.P., and Rayonier Operating Company LLC, as borrowers, certain Lenders parties thereto, certain Issuing Banks parties thereto, and Credit Suisse AG, acting through one or more of its affiliates or branches, as Administrative Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to the Credit Agreement, that the undersigned hereby designates ______________, a ______________, as an Additional Subsidiary Guarantor under the Credit Agreement. Such designation is subject to fulfillment (or waiver by the Required Lenders) of the conditions precedent set forth in Section 3.03 of the Credit Agreement.

Very truly yours, RAYONIER INC. By ______________________________ Name: Title:

F- 1